Exhibit 10.1
Execution Version
CREDIT AGREEMENT
DATED AS OF MAY 25, 2006
AMONG
VML US FINANCE LLC,
as the Borrower,
VENETIAN MACAU LIMITED,
as the Company,
THE LENDERS LISTED HEREIN,
as Lenders,
GOLDMAN SACHS CREDIT PARTNERS L.P., LEHMAN BROTHERS INC., and
CITIGROUP GLOBAL MARKETS, INC.,
as Co-Syndication Agents, Joint Lead Arrangers and Joint Bookrunners,
THE BANK OF NOVA SCOTIA,
as Administrative Agent,
and
BANCO NACIONAL ULTRAMARINO, S.A. and
SUMITOMO MITSUI BANKING CORPORATION
as Co-Documentation Agents

i

(Continued)

(Continued)

(Continued)

(Continued)

v

SCHEDULES

2.1	Lenders’ Commitments, Pro Rata Shares, Notice Information
4.1V(viii)	Permits
5.1A	Jurisdiction of Organizations
5.1C	Form and Ownership of the Company
5.1D	Subsidiaries of the Company
5.2	Governmental Consents
5.5	Property and Material Leases
5.6	Litigation
5.7	Taxes
5.8	Material Contracts
5.11	Employee Benefit Plans
5.12	Fees & Commissions
5.13	Environmental Matters
5.16B	Required Recordations
7.1	Existing Indebtedness
7.2	Liens Existing on the Closing Date
7.3	Investments Existing on the Closing Date
7.7	Leases Existing on the Closing Date
7.10	Affiliate Transactions
9.7	Administrative Agent’s Disbursement Discretion

EXHIBITS
A-1	Form of Local Term Note
A-2	Form of Term B Delayed Draw Note
A-3	Form of Term B Funded Note
A-4	Form of Revolving Note
A-5	Form of Swing Line Note

B-1	Form of Borrowing Notice
B-2	Form of Issuance Notice
B-3	Form of Conversion/Continuation Notice

C-1	Form of Closing Certificate
C-2	Form of Compliance Certificate
C-3	Form of Financial Condition Certificate

D-1	Form of Assignment Agreement
D-2	Form of Joinder Agreement

E-1	Form of Floating Charge
E-2	Form of Security Agreement
E-3-I	Form of Macau Disbursement Collateral Account Agreement (Borrower)
E-3-II	Form of Macau Operating Collateral Account Agreement (Each Loan Party)
E-4	Form of US Collateral Account Agreement
E-5	Form of Pledge Over Intellectual Property
E-6	Form of Mortgage
E-7	Form of Pledge Over Gaming Equipment and Utensils
E-8	Form of Assignment of Insurances
E-9	Form of Assignment of Reinsurances
E-10-I	Form of Assignment of Rights (Company)
E-10-II	Form of Assignment of Rights (Other Loan Party)
E-11	Form of Land Security Assignment
E-12	Form of Livranca
E-13	Form of Livranca Side Letter
E-14	Form of Power of Attorney
E-15-I	Form of Hong Kong Disbursement Collateral Account Agreement (Borrower)
E-15-II	Form of Hong Kong Operating Collateral Account Agreement (Each Loan Party)

F	Form of Guaranty

G-1	Form of Insurance Advisor’s Closing Date Certificate
G-2	Form of Construction Consultant’s Closing Date Certificate
G-3	Form of Insurance Broker’s Closing Date Certificate

H-1	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
H-2	Form of Opinion of Dr. Jorge Valente

H-3	Form of Opinion of Deacons
H-4	Form of Opinion of Lionel Sawyer & Collins
H-5	Form of Opinion of Walkers

I	Form of Disbursement Agreement

J	Form of IP License

K-1	Gaming Concession Consent
K-2	Sand Macao Land Concession Consent

L	[Intentionally Omitted]
M	Form of Sponsor Agreement
N	Form of Collateral Agency Agreement
O	Insurance Requirements
P	Cotai Plan
Q	Schedule of Security Filings
R	Form of Subordination and Non-Disturbance Agreement
S	Form of Intercompany Contribution Agreement

CREDIT AGREEMENT
     This CREDIT AGREEMENT is dated as of May 25, 2006 and entered into by and among VML US FINANCE LLC a Delaware limited liability company (the “Borrower”), VENETIAN MACAU LIMITED, a Macau corporation (the “Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as the “Lenders”), THE BANK OF NOVA SCOTIA (“Scotia Capital”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), BANCO NACIONAL ULTRAMARINO, S.A. (“BNU”) and SUMITOMO MITSUI BANKING CORPORATION (“Sumitomo”) as co-documentation agents for the Lenders (in such capacity, the “Co-Documentation Agents”), and GOLDMAN SACHS CREDIT PARTNERS L.P. (“Goldman”), LEHMAN BROTHERS INC. (“Lehman Brothers”), and CITIGROUP GLOBAL MARKETS, INC. (“Citi”) as co-syndication agents for the Lenders (in such capacity, the “Co-Syndication Agents”), and Joint Lead Arrangers and Joint Bookrunners (in such capacity, the “Arrangers”).
R E C I T A L S
     WHEREAS, the Company currently owns and operates the Sands Macao Casino pursuant to the Gaming Concession Contract (such capitalized terms and other capitalized terms used in these recitals have the meanings given in subsection 1.1 of this Agreement), and intends to expand the Sands Macao Casino pursuant to the Sands Macao Podium Expansion Project;
     WHEREAS, the Cotai Subsidiary intends to design, develop, construct and own (a) the Venetian Macao Overall Project (other than the associated casino which will be owned by the Company) and (b) the Four Seasons Macao Overall Project (other than the associated casino which will be owned by the Company), in each case on land leased from Macau SAR pursuant to the Venetian Macao Land Concession Contract;
     WHEREAS, the Cotai Subsidiary intends to (a) operate the Venetian Macao Overall Project (other than the associated casino which will be operated by the Company pursuant to the Gaming Sub-Concession Contract) and (b) enter into the Four Seasons Macao Operation, Maintenance and Management Agreement pursuant to which Four Seasons Hotels and Resorts, Inc. (or another comparable hotel management company) will operate, maintain and manage the Four Seasons Macao Overall Project (other than the associated casino which will be operated, maintained and managed by the Company pursuant to the Gaming Sub-Concession Contract);
     WHEREAS, the Company intends to design, develop, own and operate the Casino Operation Projects (which represent casinos in resorts located on the Cotai Strip and which casinos will be owned and operated by the Company pursuant to the Gaming Sub-Concession Contract);
     WHEREAS, the Company intends to design, develop and construct certain infrastructure along the Cotai Strip pursuant to authorizations to be granted by the government of Macau SAR;
     WHEREAS, the Borrower and the Company desire to enter into this Agreement in order to provide the Borrower with the Facilities such that the proceeds thereof can be utilized in accordance with and subject to the conditions set forth herein to (a) pay the Refinanced Debt on the Closing Date, (b) fund certain Accounts as set forth in the Disbursement Agreement on the Closing Date, (c) pay on the Closing Date fees and expenses incurred in connection with the establishment of this Agreement and the other transactions related hereto, (d) finance certain Project Costs, (e) finance all or a portion of the land concession payments under the Venetian Macao Land Concession Contract and certain other land concession payments, and (f) provide funds for general corporate purposes of the Loan Parties;
     WHEREAS, the Borrower desires that the Lenders and the Issuing Lenders extend the senior secured credit facilities described herein on the terms and conditions set forth herein for the purposes set forth herein; and
     WHEREAS, the Lenders and the Issuing Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrower and issue (or participate in) Letters of Credit.
     NOW, THEREFORE, the parties hereto agree as follows:
     Section 1. Definitions.
     1.1 Certain Defined Terms.
     The following terms used in this Agreement shall have the following meanings:
     “Active Projects” is defined in the Disbursement Agreement.
     “Additional Development Excluded Subsidiaries” means Excluded Subsidiaries of the Company that, directly or indirectly, own or are intended to own the Additional Developments, including the Net Casino Cash Flow generated at the Excluded Casino located therein.
     “Additional Developments” means any casino hotel resorts, retail complexes, or stand-alone casinos developed on properties not located within any Site, which developments will be owned, operated and maintained (other than any portion thereof (which may be the entirety of the development in the case of a stand-alone casino) comprising a casino or gaming area, which shall be operated by the Company) by Additional Development Excluded Subsidiaries and/or other Persons that are not Loan Parties (with all costs and liabilities related to such sites (other than the specific liabilities permitted to be incurred by the Company in connection with its operation of the associated Excluded Casino as set forth in Subsection 6.14) to be borne exclusively by the Additional Development Excluded Subsidiaries and/or such other Persons with no recourse to the Loan Parties except as otherwise permitted by Subsection 7.3).
     “Adelson” means Sheldon G. Adelson, an individual.
     “Adjusted Eurodollar Rate” means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards if necessary, to the nearest 1/100 of 1%) as published by Reuters as an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days before the first of such Interest Period (provided that, if for any reason such rate does not appear on such service or such service shall not be available, the term “Adjusted Eurodollar Rate” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such interest Period. At the Borrower’s request, the Administrative Agent will provide the Borrower with identifying information with respect to the page or service so employed.
     “Administrative Agent” is defined in the preamble and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.
     “Administrative Agent’s Fee Letter” means the fee letter, dated as of December 2, 2005, among the Administrative Agent and the Borrower.
     “Advance Request” is defined in the Disbursement Agreement.
     “Affected Lender” is defined in subsection 2.6C.
     “Affected Loans” is defined in subsection 2.6C.
     “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person (excluding, however, any trustee under, or any committee with responsibility for administering, any Pension Plan). With respect to any Lender, Approved Fund, or Issuing Lender, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be. With respect to all other Persons, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any such other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, that so long as no other Person or group of Persons beneficially owns a majority of voting securities of such Person, the beneficial owner of 20% or more of the voting Securities of a Person shall be deemed to have control.
     “Agent” means, individually, each of the Administrative Agent, each Co-Syndication Agent, the Disbursement Agent, each Co-Documentation Agent, the Collateral Agent and each Arranger, and “Agents” means the Administrative Agent, the Co-Syndication Agents, the Disbursement Agent, the Co-Documentation Agents, the Collateral Agent and the Arrangers, collectively.
     “Aggregate Amounts Due” is defined in subsection 10.5.

     “Agreement” means, on any date, this Credit Agreement dated as of the date referred to in the preamble and as it may thereafter be amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.
     “Applicable Margin” means, subject to, in the case of Term B Loans, increases pursuant to Section 2.9, (i) on or prior to the Venetian Macao Completion Date, (A) for Swing Line Loans and other Loans accruing interest as Base Rate Loans, 1.75%, (B) for Revolving Loans or Term B Loans accruing interest as Eurodollar Rate Loans, 2.75%, and (C) for Local Term Loans accruing interest as HIBOR Rate Loans, 2.75%, (ii) from the commencement of the first Interest Period following the Venetian Macao Completion Date, (A) for Loans accruing interest as Base Rate Loans, 1.50%, (B) for Revolving Loans or Term B Loans accruing interest as Eurodollar Rate Loans, 2.50%, and (C) for Local Term Loans accruing interest as HIBOR Rate Loans, 2.50%, and (iii) (A) in the case of Revolving Loans (including Swing Line Loans) and Local Term Loans, at all times after the first Interest Payment Date following the Venetian Macao Completion Date, and (B) in the case of Term B Delayed Draw Loans, at all times following the one-year anniversary of the first Interest Payment Date following the Venetian Macao Completion Date, the applicable percentage set forth below corresponding to the relevant Consolidated Leverage Ratio:

			Applicable
			Margin For	Applicable
	Applicable	Applicable	Swing Line	Margin For
	Margin For Base	Margin For	Loans, Base Rate	Eurodollar Rate
Consolidated	Rate Term B	Eurodollar Rate	Revolving Loans	Revolving Loans
Leverage	Delayed Draw	Term B Delayed	and Local Term	and HIBOR Local
Ratio	Loans	Draw Loans	Loans	Term Loans
Greater than 3.0:1.0	1.50%	2.50%	1.50%	2.50%

Greater than 2.0:1.0 but less than or equal to 3.0:1.0	1.25%	2.25%	1.25%	2.25%

Greater than 1.5:1.0 but less than or equal to 2.0:1.0	1.25%	2.25%	1.00%	2.00%

less than or equal to 1.5:1.0	1.25%	2.25%	0.75%	1.75%

The Consolidated Leverage Ratio used to compute the Applicable Margins as set forth in clause (iii) shall be the Consolidated Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent. Changes in the Applicable Margins as set forth in clause (iii) resulting from a change in the Consolidated Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to subsection 6.1(iv). If the Borrower fails to deliver a Compliance Certificate within the time period for such delivery set forth in subsection 6.1(iv) (the last day of such period, the “Delivery Date”), the Applicable Margin from and including each day subsequent to the Delivery Date but not including the date the Borrower delivers to the Administrative Agent such Compliance Certificate shall equal the highest Applicable Margin set forth above and from the date the Borrower delivers such Compliance Certificate to and including the next Delivery Date, the Applicable Margin shall be based on the Consolidated Leverage Ratio set forth in such Compliance Certificate.
     “Applied Amount” is defined in subsection 2.4B(iv)(b)(1).
     “Approved Fund” means (i) a fund that invests in bank loans or (ii) relative to any Lender, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Architectural Services Agreements” is defined in the Disbursement Agreement.
     “Arrangers” is defined in the preamble.
     “Asset Sale” means the sale by any Loan Party to any Person of (a) any of the stock of any of such Person’s direct Subsidiaries, (b) substantially all of the assets of any division or line of business of any Loan Party, or (c) any other assets (whether tangible or intangible) of any Loan Party (other than (i) inventory or goods sold in the ordinary course of business; (ii) sales, transfers or other dispositions permitted by subsections 7.7 (ii), (iii), (iv), (v), (vi), (vii), (ix), (x), (xi), (xii), (xiii), (xiv), (xvii), (xxi) or (xxii); or (iii) any other assets to the extent that the fair market value of such assets sold during any Fiscal Year is less than or equal to $3,000,000).
     “Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit D-1 annexed hereto.
     “Assignment Effective Date” is defined in subsection 10.1B(ii).
     “Assignment of Insurances” means each Assignment of Insurances, substantially in the form of Exhibit E-8, executed by any Loan Party in favor of the Collateral Agent.
     “Assignment of Reinsurances” means each Assignment of Reinsurances, substantially in the form of Exhibit E-9, executed by any Loan Party in favor of the Collateral Agent.
     “Assignment of Rights” means each Assignment of Rights, substantially in the form of Exhibit E-10-I or E-10-II, as the case may be, executed by any Loan Party in favor of the Collateral Agent.

     “Authorized Officer” means, relative to any Loan Party, those of its officers, directors, attorneys, general partners or managing members (as applicable) or those of the officers of the general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuing Lenders pursuant to subsection 4.1A.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
     “Base Capital Expenditures Amount” means, for each Fiscal Year or portion thereof (pro rated for the number of calendar days in such partial Fiscal Year) an amount determined according to the following chart:

Level	Consolidated Leverage Ratio	Base Capital Expenditures Amount
I	4.0:1.0 or greater	$20,000,000
II	Less than 4.0:1.0 but greater than or equal to 3.0:1.0	$70,000,000
III	Less than 3.0:1.0 but greater than or equal to 2.5:1.0	$120,000,000
IV	Less than 2.5:1.0	Unlimited
, where the Consolidated Leverage Ratio is tested as of the last day of the preceding Fiscal Year and on the last day of each of the first, second, and third Fiscal Quarters of such current Fiscal Year (each such test date, a “Base Capex Determination Date” for such Fiscal Year); provided that (i) each of the dollar amounts set forth on the chart above shall automatically increase by $10,000,000 upon the initial drawing of New Term Loans or the initial entering into of New Revolving Loan Commitments pursuant to subsection 2.9 and, subject to the additional increase contemplated in clause (ii), at all times thereafter, and (ii) each of the dollar amounts set forth on the chart above shall automatically increase by an additional $10,000,000 (in addition to the increase contemplated in clause (i) above) upon the initial drawing of New Term Loans or the initial entering into of New Revolving Loan Commitments in an amount of $400,000,001 or more in the aggregate pursuant to subsection 2.9, and at all times thereafter. If (a) in any Fiscal Year, a Level above Level I is applicable, and (b) a lower Level becomes applicable on a subsequent Base Capex Determination Date in such Fiscal Year, and (c) the Consolidated Capital Expenditures already made in such Fiscal Year exceed the Maximum Consolidated Capital Expenditures Amount permitted by the Level achieved on such subsequent Base Capex Determination Date (or would be exceeded by a Consolidated Capital Expenditure to be made after such subsequent Base Capex Determination Date), the Maximum Consolidated Capital Expenditures Amount shall not be deemed to have been exceeded and no Potential Event of Default or Event of Default under subsection 7.14 shall be deemed to have occurred based on such expenditures (provided such expenditures would be permitted assuming such Level was maintained throughout the applicable Fiscal Year), provided that no additional Consolidated Capital Expenditures are made in any later Fiscal Quarter in that Fiscal Year in excess of 50% of the Maximum Consolidated Capital Expenditures Amount permitted by the lower Level then achieved pro rata for the number of calendar days remaining in such Fiscal Year (unless and until a higher Level is achieved in such Fiscal Year, in which case the permitted amount of Consolidated Capital Expenditures in the remainder of such Fiscal Year shall be the Maximum

Consolidated Capital Expenditures Amount permitted by such higher Level then achieved (pro rata for the number of calendar days remaining in such Fiscal Year)). Subject to the preceding and for the avoidance of doubt, Consolidated Capital Expenditures made in any Fiscal Quarter may not assume that a Level higher than the Level reached at the most recent Base Capex Determination Date will be attained at a subsequent Base Capex Determination Date.
     “Base Rate” means, at any time, the higher of (a) the Prime Rate or (b) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.
     “Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.
     “Borrower” is defined in the preamble.
     “Borrowing Notice” means a notice substantially in the form of Exhibit B-1 annexed hereto delivered by the Borrower to the Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.
     “Business Day” means (a) for all purposes other than as covered by clause (b) below, any day (it being understood that where the context is unclear, such day shall be determined based on Eastern time) excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, Macau SAR, Hong Kong SAR, or Canada, or is a day on which banking institutions located in either such state, such country or such special administrative region are authorized or required by law or other governmental action to close, (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market, and (c) with respect to all notices, determinations, fundings and payments in connection with the HIBOR Rate or any HIBOR Rate Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in HK Dollar deposits in the Hong Kong interbank market.
     “Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person. For purposes of this Agreement and each other Loan Document, the amount of a Person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
     “Cash” means money, currency or a credit balance (in each case denominated in Dollars) in a Deposit Account.
     “Cash Equivalents” means (a) Dollars, HK Dollars and Macau Patacas, (b) (i) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States) or obligations fully guaranteed by the United States, (ii) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any other agency or instrumentality of the United States, (iii) interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least “A” or the equivalent by S&P or Moody’s (together with their respective successors and with any other nationally recognized credit rating agency if neither of such corporations is then currently rating the pertinent obligations, a “Rating Agency”) or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security in clause (i) or (ii) of this definition, of a market value of no less than the amount of monies so invested, (iv) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent by any Rating Agency issued by any Person, (v) repurchase obligations for underlying securities of the types described in clause (i) or (ii) above, entered into with any commercial bank or any other financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency in connection with which such underlying securities are held in trust or by a third-party custodian, (vi) guaranteed investment contracts of any financial institution which has a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency, (vii) obligations (including both taxable and non-taxable municipal securities) issued or guaranteed by, and any other obligations the interest on which is excluded from income for Federal income tax purposes issued by, any state of the United States or District of Columbia or the Commonwealth of Puerto Rico or any political subdivision, agency, authority or instrumentality thereof, which issuer or guarantor has (A) a short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent by any Rating Agency and (B) a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency, (viii) investment contracts of any financial institution either (A) fully secured by (1) direct obligations of the United States, (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States or (3) securities or receipts evidencing ownership interest in obligations or special portions thereof described in clause (1) or (2), in each case guaranteed as full faith and credit obligations of the United States, having a market value at least equal to 102% of the amount deposited thereunder, or (B) with long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency and short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent by any Rating Agency, (ix) a contract or investment agreement with a provider or guarantor (A) which provider or guarantor is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency (provided that if a guarantor is a party to the rating, the guaranty must be unconditional and must be confirmed in writing prior to any assignment by the provider to any subsidiary of such guarantor), (B) providing that monies invested shall be payable to the Administrative Agent without condition (other than notice) and without brokerage fee or other penalty, upon not more than two Business Days’ notice for application when and as required or permitted under the Collateral Documents, and (C) stating that such contract or agreement is unconditional, expressly disclaiming any right of setoff and providing for immediate termination in the event of insolvency of the provider and termination upon demand of the Administrative Agent (which demand shall only be made at the direction of the Borrower) after any payment or other covenant default by the provider, or (x) any debt instruments of any Person which instruments are rated (on the date of acquisition thereof) at least “A,” “A2,” “A-1” or “P-1” or the equivalent by any Rating Agency, provided that in each case of clauses (i) through (x), such investments are denominated in Dollars and maturing not more than 13 months from the date of acquisition thereof; (c) investments in any money market fund which is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency; (d) investments in mutual funds sponsored by any securities broker-dealer of recognized national standing having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing clauses and having a rating of at least “A” or “A2” or the equivalent by any Rating Agency; (e) investments in both taxable and nontaxable (i) periodic auction reset securities which have final maturities between one and 30 years from the date of issuance and are repriced through a Dutch auction or other similar method every 35 days or (ii) auction preferred shares which are senior securities of leveraged closed end municipal bond funds and are repriced pursuant to a variety of rate reset periods, in each case having a rating (on the date of acquisition thereof) of at least “A” or “A2” or the equivalent of any Rating Agency; or (f) short-term investments denominated in HK Dollars or Macau Patacas approved by the Administrative Agent in its reasonable discretion.
     “Casino Operation Land Concession Contract” means, for any Casino Operation Project, the land concession contract covering the Site on which the related Other Resort Project is located (or is planned to be located).
     “Casino Operation Project” means the acquisition (and subsequent ownership by the Company via a condominium or “air parcel” structure or through ownership of the entire casino building and related infrastructure) of the gaming and/or showroom and/or retail space “shell”, the fit out of such shell and operation of games of chance, showrooms and retail space in such “shell” which is located in (or contiguous to) any Other Resort Project.
     “Casino Operation Project Capital Expenditures Amount” means, as to any Casino Operation Project, for each Fiscal Year beginning with the Fiscal Year in which the applicable Casino Operation Project Opening Date occurs, $5,000,000.
     “Casino Operation Project Opening Date” means, for any Casino Operation Project, the Opening Date for such Project.
     “Change of Control” means (i) any sale, pledge or other transfer (excluding any transfer of Securities by Adelson for the purposes of providing estate planning and gifts reasonably acceptable to the Administrative Agent) of Securities whereby (a) Adelson and/or his Affiliates or Related Parties cease to own, directly or indirectly, at least 35% of the voting Securities of the Parent, (b) any Person or group of related Persons (other than Adelson and/or his Affiliates or Related Parties), owns directly or indirectly, a greater percentage of the voting Securities of the Parent than Adelson and/or his Affiliates or Related Parties, (c) the Parent ceases to own (either directly or indirectly) 100% of the common equity interests of the Company (subject to the applicable Usufruct Agreement and mandatory minority shareholder requirements in accordance with Legal Requirements of Macau SAR); or (d) the Company ceases to own directly or indirectly 100% of the equity Securities of each other Loan Party, each Cotai Strip Excluded Subsidiary, and each Restricted Subsidiary thereof (subject to applicable Usufruct Agreements and mandatory minority shareholder requirements in accordance with Legal Requirements of Macau SAR, and subject to the Permitted 10% Equity Sale); or (ii) a “Change of Control” (or similar term), as defined in any other instrument evidencing Indebtedness of any Loan Party or any of their respective Subsidiaries, the Parent, Las Vegas Sands LLC or Venetian Casino Resorts, LLC in excess of $75,000,000, shall occur.
     “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term B Funded Loan Exposure, (b) Lenders having Term B Delayed Draw Loan Exposure, (c) Lenders having Revolving Exposure (including the Swing Line Lender), (d) Lenders having Local Term Loan Exposure and (e) Lenders having New Term Loan Exposure of each applicable Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Term B Funded Loans, (b) Term B Delayed Draw Loans, (c) Revolving Loans (including Swing Line Loans), (d) Local Term Loans, and (e) each Series of New Term Loans.
     “Closing Company Equity Contribution” means all cash available to any Loan Party on the Closing Date prior to the funding of any Loans hereunder, other than the amount certified by the Company on the Closing Date to be necessary to continue operations at the Sands Macao Casino (including On-Site Cash, an amount for reserves equal to five percent (5%) of the revenues generated by the Sands Macao Casino during the calendar month immediately preceding the Closing Date, and cash outflows reasonably estimated by the Company to be paid by the Loan Parties during the next thirty calendar days in accordance with the Loan Documents), which calculated amount shall in no event be less than $1,000,000.
     “Closing Certificate” means a certificate delivered by an authorized officer of the Company on the Closing Date, substantially in the form of Exhibit C-1.
     “Closing Date” means the date on which all conditions set forth in Section 4.1 have been satisfied and the funding of the Local Term Loans and Term B Funded Loans occurs.
     “Co-Documentation Agents” is defined in the preamble.
     “Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Collateral” means all real and personal property which is subject or is intended to become subject to the security interests or Liens granted by any of the Collateral Documents as security for the Obligations.
     “Collateral Account Agreements” means the US Collateral Account Agreement, the Macau Collateral Account Agreements, the Hong Kong Collateral Account Agreements, and any other collateral account agreement or charge over accounts entered into after the Closing Date granting any one or more of the Secured Parties a security interest in any account.
     “Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of the date hereof, among the Administrative Agent, the Collateral Agent and the Concession Guarantor, attached hereto as Exhibit N.
     “Collateral Agent” means Scotia Capital, in its capacity as Collateral Agent under the Collateral Agency Agreement, and any successor Collateral Agent appointed pursuant to the terms of the Collateral Agency Agreement.

     “Collateral Documents” means the Security Agreement, the US Collateral Account Agreement, the Foreign Security Agreements, the Consents, any account control agreements entered into with the relevant Financial Institution pursuant to Section 5.14 of the Security Agreement or otherwise, and all other instruments or documents delivered by a Loan Party pursuant to any of the Loan Documents in order to grant to the Collateral Agent, on behalf of the Secured Parties, a Lien (or to perfect such Lien) on any Collateral as security for the Obligations.
     “Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the financing payment mechanism in connection with the purchase of any materials, goods or services by the Company or any other Loan Party in the ordinary course of business of the Company or any other Loan Party.
     “Commitment” means the commitment of a Lender to make Loans as set forth in subsection 2.1A or Section 2.9, and “Commitments” means such commitments of all Lenders in the aggregate.
     “Commitment Termination Event” means (a) the occurrence of any Event of Default with regard to any Loan Party described in subsection 8.6 or 8.7 or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due and payable, or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Requisite Lenders, to the Borrower that the Commitments have been terminated.
     “Company” is defined in the preamble.
     “Company Equity Account” is defined in the Disbursement Agreement.
     “Completion” is defined in the Disbursement Agreement.
     “Completion Date” is defined in the Disbursement Agreement.
     “Completion Proceeds” is defined in subsection 2.4B(iii)(f)(2).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C-2 annexed hereto delivered to the Administrative Agent and the Lenders by the Borrower pursuant to subsection 6.1(iv).
     “Concession Guarantor” means BNU, in its capacity as guarantor pursuant to the Land Concession Guaranty regarding the Sands Macao Land Concession Contract and the Gaming Concession Guaranty.
     “Conforming Adelson L/C” means an unconditional, direct pay letter of credit which (a) is obtained by Adelson or one of his Affiliates (but not a Loan Party), (b) either (i) has an expiration date of not less than twenty-four months or (ii) has an expiration date of not less than twelve months with an automatic extension of one twelve month period unless the issuer of such letter of credit gives the Administrative Agent not less than sixty days prior written notice that it will not renew the letter of credit for such successive term, (c) either (i) is irrevocable or (ii) provides that the issuer will deliver not less than sixty days prior written notice to the

Administrative Agent of its intention to revoke such letter of credit, (d) is issued by a financial institution acceptable to the Administrative Agent in its reasonable judgment and (e) is otherwise in form and substance acceptable to the Administrative Agent in its reasonable judgment, provided that any such letter of credit shall only qualify as a Conforming Adelson L/C if it states that it may be drawn upon by the Administrative Agent and applied in accordance with the terms of this Agreement upon the occurrence of any Conforming Adelson L/C Draw Event, and provided further that neither the Company nor any other Loan Party shall have any obligations (contingent or otherwise) in respect of any such letter of credit or any reimbursement agreement applicable thereto.
     “Conforming Adelson L/C Draw Event” shall mean, during the time that the Conforming Adelson L/C remains in full force and effect, the occurrence of any of the following (a) an Event of Default (which is continuing as of the date of drawing under such Conforming Adelson L/C and has not been waived) set forth in subsection 8.1, 8.2, 8.6, 8.7 or 8.13 or resulting from a breach of any of the covenants set forth in subsection 7.6; (b) if such Conforming Adelson L/C has a maturity of less than twenty-four months, either (x) the Administrative Agent’s receipt of notice from the issuer of the Conforming Adelson L/C that such issuer will not renew the Conforming Adelson L/C or (y) the date that is five days prior to the expiration of the Conforming Adelson L/C if the Administrative Agent has not received evidence of the renewal thereof, provided that the Administrative Agent may not draw down on the Conforming Adelson L/C under such circumstances if and only if Adelson or his Affiliates substitute cash equity in the Company in an amount equal to the face amount of the Conforming Adelson L/C in lieu of the Conforming Adelson L/C on or before the date that is five days prior to the expiration thereof (such equity to be substituted for the withdrawn Conforming Adelson L/C in the calculation of Consolidated Adjusted EBITDA); or (c) the Administrative Agent’s receipt of notice from the issuer of the Conforming Adelson L/C that such issuer intends to revoke, terminate or cancel the Conforming Adelson L/C, provided that the Administrative Agent may not draw down on the Conforming Adelson L/C under such circumstances if and only if Adelson or his Affiliates substitute cash equity in the Company in an amount equal to the face amount of the Conforming Adelson L/C in lieu of the Conforming Adelson L/C on or before the date that is five days prior to the revocation, termination or cancellation thereof (such equity to be substituted for the withdrawn Conforming Adelson L/C in the calculation of Consolidated Adjusted EBITDA).
     “Consents” means the Contract Consents, the Gaming Concession Consent and the Land Concession Consents.
     “Consolidated Adjusted EBITDA” means, for any period, the sum of the amounts (without duplication) for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provision for federal, state, local and foreign income tax, franchise tax and state and similar taxes imposed in lieu of income taxes, in each case, to the extent deducted in calculating Consolidated Net Income, (d) total depreciation expense, to the extent deducted in calculating Consolidated Net Income, (e) total amortization expense, to the extent deducted in calculating Consolidated Net Income, (f) total pre-opening and developmental expense, to the extent deducted in calculating Consolidated Net Income consistent with the reported line item on the Company’s financial statements, (g) non-recurring charges and expenses taken in such period, of up to $15,000,000 in any Fiscal Year, with unused amounts within such cap being usable in succeeding periods, (h) corporate expense incurred in such period, of up to $10,000,000 in any Fiscal Year, (i) uncapitalized non-recurring expenses of up to $10,000,000 in the aggregate in connection with the financing transactions contemplated herein, and (j) other non-cash items reducing Consolidated Net Income, less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Loan Parties in conformity with GAAP; provided that, for purposes of determining compliance with the covenants set forth in subsection 7.6, any Consolidated Adjusted EBITDA attributable to the operation of any Project the first anniversary of the first Quarterly Date following the Opening Date of which has not passed, shall be calculated on the basis of the one, two or three full Fiscal Quarters following such Opening Date, multiplied by 4, 2, or 4/3, respectively. Any equity contributions made by the Parent or any of its Affiliates (other than the Company or any other Loan Party) to the Borrower and/or proceeds of Shareholder Subordinated Indebtedness incurred by the Borrower and/or the face amount of any Conforming Adelson L/C delivered to the Administrative Agent for the benefit of the Lenders during any quarter and during a period of fifteen days following such quarter, in an aggregate amount for such cash equity contributions, proceeds and face amounts of Conforming Adelson L/Cs not to exceed $20,000,000 per quarter, may at the written election of the Borrower (and, to the extent the Disbursement Agreement is then in effect, the deposit of such amounts, to the extent consisting of cash equity contributions, into the Company Equity Account) be included in Consolidated Adjusted EBITDA for such quarter solely for purposes of calculations under subsections 2.4B(iii)(a), 2.4B(iii)(f), 2.4B(iii)(i), 7.1(iii)(b), 7.3(x), 7.3(xiv), and 7.6, and for purposes of such other calculations as are set forth in the Disbursement Agreement subject to compliance with the terms thereof; provided that the Borrower may not include such cash equity contributions, proceeds or the face amount of the Conforming Adelson L/C, or any combination thereof, in Consolidated Adjusted EBITDA (a) if any Conforming Adelson L/C Draw Event or any Event of Default or Potential Event of Default has occurred and is continuing at the time such cash contribution is made or such Conforming Adelson L/C is provided to the Administrative Agent (other than, during the 15-day period following the end of the relevant Fiscal Quarter, an Event of Default or Potential Event of Default caused by a breach of subsection 7.6) or (b) in any event, after two consecutive Fiscal Quarters unless, following any exercise of such election to include any such common equity contributions, proceeds and/or face amount of any Conforming Adelson L/C in Consolidated Adjusted EBITDA, the Borrower has thereafter been in compliance with subsection 7.6 on a rolling four quarter basis occurring after such election (without giving affect to any previous cash contributions, proceeds or Conforming Adelson L/C) for at least one Fiscal Quarter. Any loans repaid with any such cash contribution or proceeds in the same Fiscal Quarter or four-Fiscal-Quarter period, as the case may be, in which such cash contribution or proceeds is counted as Consolidated Adjusted EBITDA (or cash contributed to replace the face amount of any Conforming Adelson L/C) shall not be deemed to have been repaid for purposes of determining compliance with subsections 7.6A or 7.6B. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any relevant period, Consolidated Adjusted EBITDA shall include the Consolidated Adjusted EBITDA of such Restricted Subsidiary on a pro forma basis since the beginning of such relevant period.
     “Consolidated Capital Expenditures” means, for any period, the sum of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company) by the Company and each other Loan Party during that period that, in conformity with GAAP, are included in additions to “property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Company and each other Loan Party plus (b) to the extent not covered by clause (a) of this definition, any expenditures by the Company or any other Loan Party during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Restricted Subsidiary; provided, however, that any expenditures for Project Costs shall not be included in Consolidated Capital Expenditures, and any expenditures required to be made for FF&E by the Loan Parties pursuant to the Four Seasons Macao Operation, Maintenance and Management Agreement for which reserves are taken (including “book entry” reserves) shall not be included in the Consolidated Capital Expenditures until such reserved amounts are actually expended; provided, further, that expenditures made with Net Loss Proceeds not required to be applied to prepay Loans pursuant to Section 2.4 or, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing at the time of such expenditure or shall otherwise result therefrom, made with the proceeds of equity contributions to the Company from the Parent shall not be included in Consolidated Capital Expenditures.
     “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.
     “Consolidated Current Assets” means, as at any date of determination, the total assets of the Company and each other Loan Party on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
     “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Company and each other Loan Party on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
     “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA (including, at all times following the Last Project Final Completion Date, cash and/or proceeds elected by the Borrower to be counted in Consolidated Adjusted EBITDA pursuant to the provisions of the definition thereof), plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (b) Consolidated Cash Interest Expense, (c) provisions for federal, state, local and foreign income tax, franchise tax and state and similar taxes imposed in lieu of income taxes, in each case of the Company and each other Loan Party and payable in cash with respect to such period, (d) cash Investments made in reliance on Section 7.3, (e) any cash fees and expenses incurred in connection with a financing to the extent added back to Consolidated Net Income during such period in order to arrive at Consolidated Adjusted EBITDA, (f) cash Restricted Payments made in reliance on Section 7.5(iv), (g) aggregate amounts deposited during such period into the Company Equity Account pursuant to Section 5.5.2 of the Disbursement Agreement (if then in effect), (h) total pre-opening and developmental expense to the extent added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA during such period, (i) corporate expense to the extent added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA during such period pursuant to clause (h) of the definition thereof, and (j) non-recurring charges and expenses to the extent added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA during such period pursuant to clause (g) of the definition thereof; provided that no costs, expenses or other charges related to the Excluded Casinos shall be deductible from Consolidated Excess Cash Flow.
     “Consolidated Interest Coverage Ratio” means, as of any Quarterly Date, the ratio computed for the period consisting of the Fiscal Quarter as to which such Quarterly Date relates and each of the three immediately preceding Fiscal Quarters of (a) Consolidated Adjusted EBITDA (for all such Fiscal Quarters) to (b) the sum (for all such Fiscal Quarters) of Consolidated Interest Expense.
     “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Company and each other Loan Party on a consolidated basis with respect to all outstanding Indebtedness of the Company and each other Loan Party (other than non-cash interest on Permitted Subordinated Indebtedness), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding, however, amortization of debt issuance costs and deferred financing fees including any amounts referred to in subsection 2.3 payable to the Agents or Lenders, and any fees and expenses payable to the Agents or Lenders in connection with this Agreement, in each case, on or prior to the Closing Date; provided, however, that Consolidated Interest Expense for any period ending prior to the Closing Date, shall be calculated on a pro forma basis as if the Transactions and the Refinancing occurred on the first day of such period and as if each Loan Party’s Indebtedness outstanding on the Closing Date were outstanding throughout such period. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any relevant period, Consolidated Interest Expense shall include the Consolidated Interest Expense of such Restricted Subsidiary on a pro forma basis since the beginning of such relevant period.
     “Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of, if such date is a Quarterly Date, the Fiscal Quarter ending on such date and each of the three immediately preceding Fiscal Quarters, or if such date is not a Quarterly Date, the four full Fiscal Quarters most recently ended.
     “Consolidated Net Income” means, for any period, the net income (or loss) of the Company and each other Loan Party on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Restricted Subsidiary), except to the extent of the amount of dividends or other distributions actually paid to the Company or any other Loan Party by such Person during such period (but net of any applicable taxes payable in connection therewith), (b) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with the Company or any other Loan Party or that Person’s assets are acquired by the Company or any other Loan Party, (c) any after-tax gains or losses attributable to (i) Asset

Sales, (ii) returned surplus assets of any Pension Plan or (iii) the disposition of any Securities or the extinguishment of any Indebtedness of any Loan Party, (d) all income generated by an Excluded Casino, (e) dividends or distributions from any Excluded Subsidiary to the Company or any other Loan Party which are used to fund Tax Distributions, (f) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a “C-corporation” or other entity taxed similarly, (g) any net extraordinary gains or net extraordinary losses, and (h) any refinancing costs, amortization or charges (including premiums, costs, amortization and charges associated with the Refinancing and repayment of the Refinanced Debt); provided, further, that no effect shall be given to any non-cash minority interest in any Loan Party permitted hereunder for purposes of computing Consolidated Net Income.
     “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Company and each other Loan Party (other than any Shareholder Subordinated Indebtedness and Indebtedness and the guarantees thereof incurred pursuant to Section 7.1(xiii)), determined on a consolidated basis in accordance with GAAP.
     “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.
     “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.
     “Construction Consultant” means Hanmi Parsons Co., Ltd., or any other person designated from time to time under the Disbursement Agreement by the Administrative Agent to serve as the Construction Consultant.
     “Construction Consultant’s Report” means the report of the Construction Consultant delivered pursuant to Section 4.1V to the Administrative Agent, the Company and the Borrower.
     “Construction Contract” is defined in the Disbursement Agreement.
     “Construction Management Agreements” is defined in the Disbursement Agreement.
     “Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (c) under Hedging Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited. Notwithstanding the foregoing, Contingent Obligations shall not include any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due or are promptly paid when due.
     “Contract Consents” means the consents, executed by the applicable Loan Party and third party, to the collateral assignment by the Loan Parties of the Material Contracts (other than the Gaming Concession Contract, any Land Concession Contract, any Usufruct Agreement, any shareholder agreement, any Organizational Document, or any Far East Agreement), as required by the terms of the Loan Documents, substantially in the form of Schedule B to the Assignment of Rights or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
     “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Conversion/Continuation Notice” means a notice substantially in the form of Exhibit B-3 annexed hereto delivered to the Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.
     “Cotai” means the area of reclaimed land between the islands of Taipa and Coloane in Macau SAR.
     “Cotai Plan” means the plan for the development of the Cotai Strip submitted to Macau SAR, the current form of which as of the date hereof is set forth in the diagram attached as Exhibit P showing the approximate placement of the land parcels along the Cotai Strip as designated by Macau SAR, as such Plan may be modified in a non-material manner from time to time upon notice of any such modification to the Administrative Agent.
     “Cotai Strip Excluded Subsidiaries” means wholly-owned (subject to mandatory minority shareholder requirements in accordance with Macanese law and subject to the Permitted 10% Equity Sale) Excluded Subsidiaries of the Company that, directly or indirectly, own or are intended to own the Excluded Casino Hotel Resorts, including the Net Casino Cash Flow generated at the Excluded Casino located therein.

     “Cotai Strip” means the land located at Cotai in Macau SAR.
     “Cotai Strip Infrastructure Project” means the construction (at the Cotai Subsidiary’s cost) (but not ownership, as Macau SAR will own such infrastructure) by the Company or the Cotai Subsidiary of certain public infrastructure (and related reclamation) at or adjacent to the Cotai Strip to support the development of the Cotai Strip.
     “Cotai Strip Investment” is defined in Section 7.3(viii).
     “Cotai Strip Investment Project” means, from and after the date that any Cotai Strip Excluded Subsidiary which directly owns an Excluded Casino Hotel Resort is designated as a Restricted Subsidiary in accordance with the terms hereof and such Excluded Casino Hotel Resort becomes an asset of the Restricted Group, such Excluded Casino Hotel Resort and the Excluded Casino located therein; other than any portion of such Project that has been sold in a Permitted Asset Disposition pursuant to the terms hereof.
     “Cotai Strip Investment Project Capital Expenditures Amount” means, as to any Cotai Strip Investment Project, for each Fiscal Year beginning with the Fiscal Year in which the applicable Cotai Strip Investment Project Opening Date occurs, $30,000,000.
     “Cotai Strip Investment Project Opening Date” means, for any Cotai Strip Investment Project, the Opening Date of such Project.
     “Cotai Subsidiary” means Venetian Cotai Limited, a Macau corporation.
     “Credit Extension” means, as the context may require, (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, or the extension of any expiration date of any existing Letter of Credit, by the Issuing Lender of such Letter of Credit.
     “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
     “Disbursement Agent” has the meaning given in the Disbursement Agreement.
     “Disbursement Agreement” means the Master Disbursement Agreement, dated as of the date hereof, by and among the Administrative Agent, the Disbursement Agent, the Borrower, the Cotai Subsidiary and the Company, in substantially the form of Exhibit I hereto, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.
     “Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.4 using the Exchange Rate at the time in effect under the provisions of such Section 1.4.
     “Dollars” and the sign “$” mean the lawful money of the United States.

     “Easement” means any easement appurtenant, easement in gross, license agreement or other right running for the benefit of any Loan Party, any Project, or appurtenant to any Site which benefits or burdens a Project.
     “Eligible Assignee” means (a) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other Person which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans in the ordinary course including insurance companies, mutual funds and lease financing companies; (b) any Approved Fund; and (c) any Lender and any Affiliate of any Lender; provided that no Loan Party or Subsidiary of any Loan Party shall be an Eligible Assignee (it being understood that an Affiliate of the Company (other than a Subsidiary of the Company) may acquire up to 10% of the Loans under any Facility by assignment or otherwise, provided that it will in no event have any voting rights with respect to such Loans); provided further that so long as no Event of Default shall have occurred and be continuing, no (i) Person that owns or operates a casino or other gaming operation located in Singapore, Macau, the United Kingdom or the States of Nevada, New Jersey, Pennsylvania or Michigan (or is an Affiliate of such a Person) (provided that a passive investment constituting less than 10% of the common stock of any such casino or other gaming operation shall not constitute ownership thereof for the purposes of this definition), (ii) Person that owns or operates a trade show, convention, exhibition or conference center in Singapore, Macau, the United Kingdom or Las Vegas or Clark County, Nevada, or the States of New Jersey, Pennsylvania or Michigan (or an Affiliate of such a Person) (provided that a passive investment constituting less than 10% of the common stock of any such casino or trade show, convention, exhibition and conference center facility shall not constitute ownership for the purpose of this definition), or (iii) union pension fund (provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Assignee hereunder so long as the manager of such fund is not controlled by a union or a union does not own 10% or more of the assets of such fund), shall be an Eligible Assignee, and provided further that no Person denied an approval or a license, or found unsuitable under the Nevada Gaming Laws or any other applicable gaming laws applicable to Lenders shall be an Eligible Assignee.
     “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates.
     “Enforcement Notice” is defined in Section 8.
     “Environmental Assessment” means, collectively (i) that certain Environmental Assessment dated as of December 2005, (ii) that certain Equator Principles Review Report dated as of December 2005, each prepared by ERM, and (iii) any future Environmental Assessments or Equator Principles Review Reports prepared pursuant to the terms of this Agreement.

     “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Instrumentality or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Laws” means any and all applicable current or future statutes, ordinances, orders, rules, regulations, binding guidance documents, judgments, Permits, international and transnational treaties or legislation (including without limitation, the Equator Principles (as the same exist as of the date of this Agreement (subject to subsection 6.7A(ii)) and any other such treaties or legislation identified as applicable in the Environmental Assessment), or any other applicable requirements of any Government Instrumentalities relating to (a) environmental matters, including those relating to any Hazardous Environmental Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials, or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or any of its Subsidiaries or any of their Properties, including without limitation Macau Environmental Law (Law No. 2/91/M), Law on Aquatic Property (Law No. 6/86M), the Regulation on Noise Pollution Control (Regulation No. 54/94/M), Regulation on Control of and Reduction on Use of Chemicals that would affect the Ozone Layer (Reg. No. 62/95), Regulations on Approval for List of Ozone-Depletion Chemical Materials (Reg. No. 78/GM/95), Regulation on Water Supply and Discharge in Macau (Reg. No. 46/96/M), Regulation on Marine Pollution (Reg. No. 35/97/M), Legislation on Liquid Discharge and Air Emission in Macau City and Taipa Island, respectively (Leg. Nos. 1/90 and 2/99, respectively), Regulation on Solid Waste and Hygiene in Macau City, Designation of an Environmental Protection Zone on Coloane Island (Reg. No. 33/81/M), Regulation on Protection of Building, Landscape and Cultural Property (Reg. No. 56/84/M), Legislation on Protection of Natural Resources and Environment (Leg. No. 2/92/CMI), Regulation on Prevention of Pollution Criminal (Reg. No. 58/95/M), each as amended or supplemented, any analogous present or future state or local statutes, laws, and any regulations promulgated pursuant to any of the foregoing.
     “Environmental Mitigation Plan” means that certain Environmental Mitigation Plan prepared by ERM, dated as of December 2005, and a part of the Environmental Assessment.
     “Equator Principles” means those certain principles and standards (including the preamble, materials incorporated by reference and exhibits thereto) voluntarily adopted by certain banks and other financial institutions, all as set forth more fully at www.equator-principles.com/principles.shtml, as the same exist on the date of this Agreement, including without limitation, the following World Bank and International Finance Corporation (“IFC”) guidelines, policies and handbooks: IFC Safeguard Policy on Environmental Assessment (OP 4.01, Oct. 1998), IFC Safeguard Policy on Natural Habitats (OP 4.04, Nov. 1998), Tourism and Hospitality Development Guideline (World Bank Pollution Prevention and Abatement Handbook, Sept. 2001), General Environmental Guidelines (World Bank Pollution Prevention and Abatement Handbook, July 1998), IFC Life and Fire Safety Guidelines (Dec. 2002), IFC Occupational Health and Safety Guidelines (June 2003) and IFC Hazardous Materials

Management Guidelines (Dec. 2001), to the extent properly determined to be applicable to the Projects (or any of them) by an Environmental Assessment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
     “ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Code or ERISA.
     “ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Company or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Company or any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company or any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the PBGC of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.
     “Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.
     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including eurocurrency liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate is determined) having a term equal to such Interest Period.
     “Event of Default” is defined in Section 8.
     “Event of Force Majeure” is defined in the Disbursement Agreement.
     “Event of Loss” means, with respect to any Collateral (whether a tangible or intangible asset, or real or personal property), any of the following: (a) any loss, destruction or damage of such property or asset; (b) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (c) any settlement in lieu of clause (b) above.
     “Excess Term B Delayed Draw Amount” is defined in subsection 2.4B(iv)(b)(2).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
     “Exchange Rate” shall mean the best spot rate of exchange available to the Administrative Agent using commercially reasonable efforts as between any two currencies on a particular date, which determination shall be conclusive absent manifest error; provided that upon the request of the Company, the Administrative Agent will provide the Company with appropriate documentation demonstrating the exchange rates received by the Administration Agent with respect to the applicable transaction; and provided, further, however, that with respect to the calculation of outstanding amounts (but not with respect to funding or repayment) under Swingline Loans and Letters of Credit denominated in HK Dollars or Patacas, the reference Exchange Rate shall be determined as follows: (a) with respect to HK Dollars, the middle HKD/USD rate as announced daily by the Hong Kong Treasury Market Association and shown on the Reuter’s HKDFIX page at 11:15 A.M. Hong Kong time on the applicable date (the “Mid HKD/USD Rate”), and (b) with respect to Patacas, the product (to the nearest four decimal points) of (i) the Mid HKD/USD Rate and (ii) the middle MOP/HKD rate as announced daily by the Monetary Authority of Macau and shown on the Reuter’s AMCM page at 11:00 A.M. Macau time. For example, assume that on a determination date the Mid HKD/USD Rate is 7.7587, and the AMCM page for that date shows MOP/HKD at 1.029 — 1.031 (whereas the mid rate would be 1.030). Thus the applicable reference rate for MOP/USD would be calculated to be 7.7587 x 1.0300 = 7.9915.
     “Excluded Bank Accounts” means segregated bank accounts of the Company into which only revenue associated with the operation of the Excluded Casinos by the Company on behalf of the Cotai Strip Excluded Subsidiaries or Additional Development Excluded Subsidiaries, as the case may be, is deposited.
     “Excluded Casino” means the casino or gaming space in, or to be developed in any Excluded Casino Hotel Resort or Additional Development, which casino or gaming space, subject to the terms and conditions set forth herein, will be owned and operated by the Company.
     “Excluded Casino Hotel Resorts” means casino hotel resorts and retail complexes developed on Sites 5 and 6, which casino hotel resorts will be owned, operated and maintained (other than any casino and gaming areas therein which shall be operated by the Company) by Persons that are not Loan Parties (with all costs and liabilities related to such sites (other than the specific liabilities permitted to be incurred by the Company in connection with its operation of the associated Excluded Casino as set forth in Section 6.14B) to be borne exclusively by the Cotai Strip Excluded Subsidiaries and such Persons with no recourse to the Loan Parties except as otherwise permitted by Section 7.3).
     “Excluded Casino Interest” means, prior to the time any Excluded Casino Hotel Resort or Additional Development becomes an asset of a Loan Party in accordance with the terms hereof, the interest of any Loan Party in the Excluded Casino, the gaming assets located therein and, to the extent deposited in Excluded Bank Accounts, the Net Casino Cash Flow therefrom.
     “Excluded Subsidiary” means (i) Venetian Orient Limited, a Macau company, and Asian Opportunity Limited, a Hong Kong company, (ii) the Cotai Strip Excluded Subsidiaries and Additional Development Excluded Subsidiaries, if any, for so long as such Subsidiaries have not been designated as Restricted Subsidiaries pursuant to the terms hereof, (iii) any Subsidiary that is designated as an Excluded Subsidiary by the Company as provided in the next sentence, and (iv) any Subsidiary of an Excluded Subsidiary. The Company may designate any Subsidiary referred to in clause (iii) of the preceding sentence (other than the Cotai Subsidiary, the Borrower or any other Subsidiary which participates in, or is expected to participate in, the development, construction, operation or management of any Project, (other than initial development of a Casino Operation Project to be located within an Other Resort Project being developed by such Subsidiary to the extent permitted hereunder), as determined by the Company) to be an Excluded Subsidiary by providing written notice of such designation to the Administrative Agent and certifying that, after giving effect to such designation, no Potential Event of Default or Event of Default shall have occurred and be continuing.

     “Far East Agreement” means all agreements regarding the development of a casino resort on Site 3 which, on the date hereof, are expected to include an investment agreement, an undertaking to sell agreement effective as a right in rem, a purchase and sale deed, a finance multiparty agreement, condominium bylaws, and an infrastructure agreement.
     “Facilities” means the Term B Funded Facility, the Term B Delayed Draw Facility, the Revolving Credit Facility, the Local Term Facility, and any New Term Loan Facility.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “FF&E Deposit Loans” means any Loans the proceeds of which are applied to fund advances or deposits with respect to assets that later become Specified FF&E pursuant to the terms of the Disbursement Agreement.
     “FF&E Documents” means the credit agreement or other similar document governing any FF&E Facility, and any intercreditor agreement related to any FF&E Facility.
     “FF&E Facility” means any credit facility, vendor financing, mortgage financing, purchase money obligation, capital lease or similar arrangement incurred to finance or refinance Specified FF&E pursuant to subsection 7.1(xvi) or 7.1(xviii)(c).
     “Final Completion Date” is defined in the Disbursement Agreement.
     “Financial Institution” means, collectively (i) The Bank of Nova Scotia, in its capacity as “Depository Bank” under the US Collateral Account Agreement and any Hong Kong Collateral Account Agreement, (ii) BNU, in its capacity as “Bank” under any Macau Collateral Account Agreement and (iii) any other financial institution from time to time party to a Collateral Account Agreement.
     “Financial Plan” is defined in subsection 6.1(xiii).
     “First Priority” means, with respect to any Lien created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien (other than Permitted Liens, which Liens are not senior to, or pari passu with the Liens in favor of the Secured Parties unless specifically permitted to have a higher or same priority in the definition of Permitted Liens or which are given such priority by operation of law) to which such Collateral is subject.
     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

     “Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year.
     “Floating Charge” means each Floating Charge, substantially in the form of Exhibit E-1, executed by any Loan Party in favor of the Collateral Agent.
     “Foreign Security Agreements” means each Mortgage, each Land Security Assignment, each Assignment of Rights, the Pledge Over Gaming Equipment and Utensils, each Macau Collateral Account Agreement, each Assignment of Insurances, each Pledge over Intellectual Property Rights, the Power of Attorney, the Livrancas, the Livranca Side Letter, each Floating Charge, each Hong Kong Collateral Account Agreement and all other instruments or documents governed by the laws of a jurisdiction other than the United States or any subdivision thereof, delivered by a Loan Party pursuant to any of the Loan Documents in order to grant to the Collateral Agent, on behalf of the Secured Parties, a Lien (or to perfect such Lien) on any Collateral as security for the Obligations.
     “Former Lender” is defined in subsection 10.7(a).
     “Four Seasons Capital Expenditures Amount” means, for each Fiscal Year beginning with the Fiscal Year in which the Four Seasons Opening Date occurs, $15,000,000.
     “Four Seasons Macao Casino” means the design, development, construction, ownership, operation and maintenance by the Company of casino space located within the Four Seasons Macao Resort Project and the purchase of associated gaming machines, utensils and equipment.
     “Four Seasons Macao Mall” means the design, development, construction, ownership and operation and maintenance by the Cotai Subsidiary of a retail complex as part of the Four Seasons Macao Resort Project.
     “Four Seasons Macao Operation, Maintenance and Management Agreement” means one or more operation, maintenance and management agreements (together with all related and associated agreements), to be entered into between the Cotai Subsidiary and Four Seasons Hotels and Resorts, Inc. or another comparable hotel management company reasonably satisfactory to the Administrative Agent (and, with respect to Four Seasons Hotels and Resorts, Inc., with reference to that certain Letter of Intent between the parties, dated January 16, 2006), which provides for the operation, maintenance and management of the Four Seasons Macao Resort Project (excluding the Four Seasons Macao Casino, the Four Seasons Macao Mall and the Four Seasons cabaret) by Four Seasons Hotels and Resorts, Inc. or an Affiliate thereof, or such other comparable hotel management company.
     “Four Seasons Macao Overall Project” means the Four Seasons Macao Casino, the Four Seasons Macao Resort Project, and the Four Seasons Macao Mall; other than any such component that has been sold in a Permitted Asset Disposition pursuant to the terms hereof.
     “Four Seasons Macao Resort Project” means the design, development, construction and ownership by the Cotai Subsidiary of a luxury hotel complex (which may include “complementary accommodations”) to be operated and maintained by Four Seasons Hotels and

Resorts, Inc. (or another comparable hotel management company reasonably satisfactory to the Administrative Agent) located on Site 2 together with the associated park being developed in connection therewith, which Site 2 is leased to the Cotai Subsidiary pursuant to the Venetian Macao Land Concession Contract.
     “Four Seasons Opening Date” means the Opening Date with respect to the Four Seasons Macao Overall Project.
     “Funding Date” means the date of the funding of a Loan or the issuance of a Letter of Credit.
     “GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles in the United States set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States.
     “Galaxy” means Galaxy Casino Company Limited.
     “Gaming Concession Consent” means the consent, a copy of which is attached hereto as Exhibit K-1, dated as of May 25, 2006, among Macau SAR, the Company and the Collateral Agent in respect of the Gaming Sub-Concession Contract, as amended, supplemented or otherwise modified from time to time.
     “Gaming Concession Contract” means the collective reference to (i) the Gaming Sub-Concession Contract; (ii) the Supplements to Gaming Sub-Concession Contract; and (iii) any other amendments or supplements to the Gaming Sub-Concession Contract and/or the Supplements to Gaming Sub-Concession Contract.
     “Gaming Concession Guaranty” means that certain Guaranty, dated as of December 18, 2002, by BNU in favor of the Company regarding its payment obligations under the Gaming Sub-Concession Contract.
     “Gaming License” means every license, franchise or other authorization of the Company to own, lease, operate or otherwise conduct gaming activities (including the operation of “casinos”) in Macau, including all such licenses and authorizations granted pursuant to the Gaming Concession Contract, and other applicable US, Macanese, or other federal, state, foreign or local laws.
     “Gaming Sub-Concession Contract” means that certain sub-concession contract, dated December 19, 2002 (together with all amendments, supplements, modifications and all other ancillary agreements and documents related thereto), between Galaxy and the Company.
     “General Disbursement Account” is defined in the Disbursement Agreement.
     “Goldman” is defined in the preamble.

     “Governmental Acts” is defined in subsection 3.5A.
     “Governmental Instrumentality” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including any Macau governmental official acting under authority of the Macau SAR, any zoning authority, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority, the Macau Gaming Authority or any other applicable gaming authorities) or any arbitrator with authority to bind a party at law.
     “Guarantor” means the Company and each other Loan Party other than the Borrower.
     “Guaranty” means the Guaranty, dated as of the date hereof, executed and delivered by each Guarantor substantially in the form of Exhibit F.
     “Hazardous Environmental Activity” means any past, current, proposed or threatened activity, event or occurrence at the Properties (a) involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing, or (b) that has or would reasonably be expected to have a significant adverse effect on human health, natural resources or the environment.
     “Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Instrumentality or which may or could pose a hazard to the health of the owners, occupants or any Persons in the vicinity of any Property or to the indoor or outdoor environment.
     “Hedging Agreements” means (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates.

     “HIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a HIBOR Rate Loan, (a) the applicable rate designated as “FIXING@11:00” (or any other designation which may from time to time replace that designation or, if no such designation appears, the arithmetic average (rounded up, to four decimal places) of the displayed rates for the relevant period) appearing under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the Reuters Screen HIBOR1=R Page, or (b) (if no such rate is available for HK Dollars or for the Interest Period for that HIBOR Rate Loan) the arithmetic mean of the rates (rounded up to four decimal places) as supplied to the Administrative Agent at its request quoted to leading banks in the Hong Kong interbank market, at or about 11:00 a.m. (Hong Kong time) on the Quotation Day for the offering of deposits in HK Dollars for a period comparable to the Interest period for that HIBOR Rate Loan.
     “HIBOR Rate Loans” means Loans bearing interest at rates determined by reference to the HIBOR Rate as provided in subsection 2.2A.
     “HK Dollars” means the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China.
     “Hong Kong Collateral Account Agreements” means that certain Disbursement Collateral Account Agreement, to be entered into among the Borrower, the Disbursement Agent and the Administrative Agent, in substantially the form of Exhibit E-15-I, and that certain Operating Collateral Account Agreement, to be entered into among each of the Loan Parties and the Administrative Agent, in substantially the form of Exhibit E-15-II.
     “IFC” means the World Bank and International Finance Corporation.
     “Immaterial Subsidiaries” means V-HK Services and Venetian Macau Finance Company.
     “In Balance” is defined in the Disbursement Agreement.
     “Included Taxes” is defined in subsection 2.7B(i).
     “Increased Amount Date” is defined in subsection 2.9A.
     “Indebtedness”, as applied to any Person, means (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade payables and accruals incurred in the ordinary course of business), and (e) all indebtedness secured by any Lien on any property or asset owned or held and under contracts by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Hedging Agreements constitute Contingent Obligations and not Indebtedness. Additionally, Indebtedness shall not include (i) any amount of the liability in respect of an operating lease that at such time would not be required to be capitalized and reflected as a liability on the balance sheet in accordance with GAAP, or (ii) any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due, or (iii) any indebtedness that has been either satisfied or discharged or defeased through covenant defeasance or legal defeasance, or (iv) for purposes of determining compliance with the covenants set forth in subsection 7.6 and for purposes of determining the Applicable Margin pursuant to clause (iii) of the definition thereof only, Indebtedness permitted by subsection 7.1(xiii) and subsection 7.1(xvii), or (v) capitalized interest.
     “Indemnified Liabilities” is defined in subsection 10.3.
     “Indemnitees” is defined in subsection 10.3.
     “Independent Financial Advisor” means an accounting, appraisal or investment banking or financial advisory firm of nationally or internationally recognized standing that is not an Affiliate of the Parent or Adelson and his Related Parties.
     “Initial Standard Advance Date” has the meaning given in the Disbursement Agreement.
     “Insurance Advisor” means Kornreich NIA or any other Person designated from time to time by the Disbursement Agent in its sole discretion (subject to the provisions of the Disbursement Agreement) to serve as the Insurance Advisor under the Disbursement Agreement.
     “Insurance Advisor’s Certificate” means a certificate in the form of Exhibit G-1.
     “Insurance Requirements” means all material terms of any insurance policy required pursuant hereto.
     “Intercompany Contribution Agreement” means an agreement, substantially in the form of Exhibit S, entered into by each of the Loan Parties other than the Immaterial Subsidiaries as of the date hereof, as it may be amended from time to time to include additional Restricted Subsidiaries of the Company.
     “Interest Escrow Account” is defined in the Disbursement Agreement.
     “Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each Quarterly Payment Date, and (b) with respect to any Loan that is a Eurodollar Rate Loan or a HIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that in the case of any Interest Period that extends beyond a Quarterly Payment Date, “Interest Payment Date” shall also include such Quarterly Payment Date; provided further that in the case of any Term B Loans at a time when such Loans are assignable through a Settlement Service, “Interest Payment Date” shall mean the date provided for by the Settlement Service.
     “Interest Period” is defined in subsection 2.2B.
     “Interest Rate Determination Date” means, with respect to any Interest Period (a) for Eurodollar Rate Loans, two Business Days prior to the first day of such Interest Period, and (b) with respect to HIBOR Rate Loans, the first day of such Interest Period.

     “Investment” means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from any Person, of any equity Securities of any Person, or (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business other than Hedging Agreements required or permitted hereunder to hedge against fluctuations of interest rates or currency exchange risk. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon.
     “IP License” means the Intellectual Property License Agreement, dated as of the date hereof, among the Parent and each Loan Party, attached hereto as Exhibit J.
     “Issuance Notice” means a notice substantially in the form of Exhibit B-2 annexed hereto delivered by the Borrower to the Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.
     “Issuing Lender” means Scotia Capital, in its capacity as Issuing Lender or any other Lender which agrees or is otherwise obligated to issue a Letter of Credit, determined as provided in subsection 3.1B(ii).
     “Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit D-2, delivered pursuant to the terms of Section 2.9.
     “Joint Venture” means a joint venture, partnership or other similar arrangement entered into on terms reasonably satisfactory to the Administrative Agent, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
     “Judgment Currency” is defined in Section 10.24.
     “Judgment Currency Conversion Date” is defined in Section 10.24.
     “Land Concession Consent” means the consents of Macau SAR (the form of which with regard to the Sands Macao Land Concession Contract is attached hereto as Exhibit K-2), in respect of any Land Concession Contract, each of which shall be on terms reasonably satisfactory to the Administrative Agent.
     “Land Concession Contract” means the Sands Macao Land Concession Contract, the Venetian Macao Land Concession Contract and any other land concession contract held by any Loan Party (including, for so long as a Loan Party is obligated thereunder, each Casino Operation Land Concession Contract).

     “Land Concession Guaranty” means any guaranty by a third party required by the government of Macau SAR pursuant to the terms of any Land Concession Contract.
     “Land Security Assignment” means each Land Security Assignment, substantially in the form of Exhibit E-11, executed by any Loan Party in favor of the Collateral Agent.
     “Last Project Final Completion Date” is defined in the Disbursement Agreement.
     “Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Instrumentality having jurisdiction over the matter in question, including the Macau Gaming Law and the requirements of the Gaming Concession Contract and each Land Concession Contract.
     “Lender” and “Lenders” is defined in the preamble, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.
     “Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by the Issuing Lenders for the account of the Company or any other Loan Party pursuant to subsection 3.1.
     “Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not yet reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).
     “Leverage Action Date” means the earliest date that the Company or any other Loan Party (a) would have been required to make a mandatory prepayment of the Loans pursuant to either subsection 2.4B(iii)(a) or subsection 2.4B(iii)(f)(2) but for the proviso thereto, (b) makes an Investment pursuant to subsection 7.3(x) or 7.3(xiv), (c) incurs Permitted Unsecured Indebtedness in excess of $100,000,000 in reliance on the proviso to subsection 7.1(iii)(b), or (d) makes a Restricted Payment pursuant to subsection 7.5(vii).
     “Lido Contract” means that certain Corporate Services Agreement, effective as of January 1, 2005, by and among Lido Casino Resort, LLC, Parent, Las Vegas Sands, LLC, Venetian Casino Resort, LLC, Phase II Mall Subsidiary, LLC, the Company, the Cotai Subsidiary and Venetian Resort Development Limited, and effective as of January 1, 2006, Sands Bethworks Gaming, LLC and Sands Garden City Pte Ltd.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof).

     “Livranca Side Letter” means that certain side letter, dated as of the date hereof, substantially in the form of Exhibit E-13, executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.
     “Livrancas” means the USD Livranca and the MOP Livranca.
     “Loan” or “Loans” means one or more of the Term Loans, the New Term Loans, the Swing Line Loans or the Revolving Loans or any combination thereof.
     “Loan Documents” means this Agreement, the Notes, any applications for, or reimbursement agreements or other documents or certificates executed by the Borrower in favor of an Issuing Lender relating to the Letters of Credit, the Guaranty, each Rate/FX Protection Agreement, the Collateral Documents, the Disbursement Agreement, the Sponsor Agreement and each other agreement that expressly states by its terms that it is a Loan Document; provided, however for the purposes of Section 5, subsections 8.1, 8.4, 8.5 and subsection 10.6, Rate/FX Protection Agreements shall not be considered to be a Loan Document.
     “Loan Party” means the Company, the Borrower, and each Restricted Subsidiary other than the Borrower which is a party to the Guaranty and each Restricted Subsidiary (other than the Borrower) which hereafter executes and delivers a supplement to the Guaranty and the Security Agreement in accordance with subsection 6.11A, and “Loan Parties” means all such Persons, collectively.
     “Local Currency Loans Account” is defined in the Disbursement Agreement.
     “Local Term Facility” is defined in subsection 2.1A(i).
     “Local Term Loan” or “Local Term Loans” means one or more of the Loans made by the Lenders to the Borrower pursuant to subsection 2.1A(i) of this Agreement.
     “Local Term Loan Commitment” means the commitment of a Lender to make a Local Term Loan to the Borrower pursuant to subsection 2.1A(i) of this Agreement, and “Local Term Loan Commitments” means such commitments of all Lenders in the aggregate.
     “Local Term Loan Commitment Amount” means the equivalent of $100,000,000 in Macau Patacas (as determined by the Exchange Rate two Business Days prior to the Closing Date.
     “Local Term Loan Exposure” means, with respect to any Lender as of any date of determination, the aggregate outstanding principal amount of the Local Term Loans made by that Lender.
     “Local Term Loan Lender” is defined in subsection 2.1A(i).
     “Local Term Note” means a joint and several promissory note of the Borrower payable to any Lender, in the form of Exhibit A-1 annexed hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Local Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Local Term Loan Percentage” means, relative to any Lender, the applicable percentage relating to Local Term Loans set forth opposite its name on Schedule 2.1 hereto under the Local Term Loan Commitment column or set forth in an Assignment Agreement under the Local Term Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B. A Lender shall not have any Local Term Loan Commitment if its percentage under the Local Term Loan Commitment column is zero.
     “Macao Casino Disputes” means the currently pending or threatened litigations involving the alleged agreements to pay a success fee upon obtaining the Gaming Sub-Concession Contract.
     “Macau Collateral Account Agreements” means each Pledge Over Onshore Accounts, substantially in the form of Exhibit E-3-I or E-3-II hereto, as the case may be, executed by any Loan Party in favor of the Collateral Agent.
     “Macau Gaming Authority” means the Gambling Inspection and Coordination Bureau (or Direcção de Inspecção e Coordenação de Jogo).
     “Macau Gaming Law” means the Law 16-2001, as amended from time to time, and Administrative Regulation No 26/2000, as amended from time to time, and other laws promulgated by any Governmental Instrumentality of the Macau SAR and applying to gaming operations in the Macau SAR.
     “Macau SAR” means the Macau Special Administrative Region of the People’s Republic of China.
     “MAI Appraisal” means an appraisal conducted by a member of the Appraisal Institute in accordance with the standards of the Appraisal Institute.
     “Margin Stock” is defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Material Adverse Effect” means (a) a material adverse effect upon either (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole, or (ii) the Active Projects, taken as a whole, or (b) the material impairment of the ability of any Loan Party (other than an Immaterial Subsidiary) to observe or perform the Obligations, or of the Administrative Agent or the Lenders to enforce the Obligations or any of their respective rights or remedies under the Loan Documents, or (c) the material impairment of the ability of the Venetian Macao Overall Project to reach Completion by the applicable Outside Completion Deadline.
     “Material Construction Contract” is defined in the Disbursement Agreement.

     “Material Contract” means (a) the Land Concession Contracts, the Gaming Concession Contract, and the IP License, (b) the Four Seasons Macao Operation, Maintenance and Management Agreement, the Construction Management Agreements, the Architectural Services Agreements, (c) any other (i) Construction Contract with a total contract amount in excess of $15,000,000, and (ii) Project Document (that is not a Construction Contract) with a total contract amount in excess of $50,000,000, and (d) any other Project Document (other than any Project Documents covered by clauses (a), (b) and (c) above) to which the Company or any of its Subsidiaries are a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “Maturity Date” means, with respect to (a) Revolving Loans and Local Term Loans, the fifth anniversary of the Closing Date, (b) Term B Delayed Draw Loans, the sixth anniversary of the Closing Date, and (c) Term B Funded Loans, the seventh anniversary of the Closing Date.
     “Maximum Consolidated Capital Expenditures Amount” is defined in subsection 7.14.
     “Moody’s” means Moody’s Investor Services, Inc., or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, Moody’s shall be deemed to refer to any other rating agency designated by the Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
     “MOP Livranca” means that certain promissory note, dated as of the date hereof, substantially in the form of Exhibit E-12, regarding the Local Term Loans executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.
     “Mortgage” means each Mortgage, substantially in the form of Exhibit E-6, executed by any Loan Party in favor of the Collateral Agent.
     “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
     “Net Asset Sale Proceeds” means the aggregate cash proceeds received by the Company or any other Loan Party in respect of any Asset Sale, net of (a) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and expenses, employee severance and termination costs, any trade payables or similar liabilities related to the assets sold and required to be paid by the seller as a result thereof and sales, finders’ or broker’s commission), and any relocation expenses incurred as a result thereof and taxes paid or payable as result thereof (including any such taxes paid or payable by any Loan Party), (b) amounts required to be applied to the repayment of Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in other assets of such Loan Party to the extent so reinvested) which is prior to the Liens, if any, of Lenders under the Collateral Documents on the asset or assets (including Specified FF&E) that are the subject of such Asset Sale, (c) any reserve for adjustment in respect of the sale price of such asset or assets or any liabilities associated with the asset disposed of in such Asset Sale and the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in the Asset Sale and retained by the Company or any other Loan Party, and (d) in the case of Asset Sales permitted pursuant to subsection 7.7 (xxiii) only, (i) any amounts required to be paid as purchase consideration to a party providing a substantially simultaneous financing for the purchase of such assets intended to be sold, and (ii) any amounts required by such subsection 7.7(xxiii) to be deposited into the Term Loan Disbursement Account.
     “Net Casino Cash Flow” means, with respect to any Excluded Casino Hotel Resort or Additional Development, the total cash flow from the operation of the associated Excluded Casinos, net of (i) all costs and other expenses associated with the ownership, operation or maintenance and (ii) applicable taxes, premiums and other liabilities of the Loan Parties, in each case, in respect of the associated Excluded Casino.
     “Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any other Loan Party in respect of any Event of Loss, including insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses) and any taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of the Company or any other Loan Party) and amounts required to be applied to the repayment of any Indebtedness secured by a Lien (or amounts permitted or required by the terms of such Indebtedness to be otherwise reinvested in other assets of the Company or such Restricted Subsidiary to the extent so reinvested) which is prior to the Liens, if any, of Lenders under the Collateral Documents on the asset or assets (including Specified FF&E) that are the subject of the Event of Loss. Notwithstanding the foregoing, (i) all proceeds of so-called “liquidated damages” and “business interruption” insurance policies, and (ii) proceeds of up to $2,000,000 per Fiscal Year, shall not be Net Loss Proceeds.
     “Net Proceeds” is defined in subsection 2.4B(iii)(d).
     “Net Proceeds Amount” is defined in subsection 2.4B(iii)(e).
     “Net Termination Proceeds” means the aggregate cash proceeds received by the Company or any other Loan Party in respect of any termination payment pursuant to the Gaming Concession Contract, or any Land Concession Contract, net of the direct costs in recovery of such Net Termination Proceeds and any taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of the Company or any other Loan Party) and any reserves required in accordance with GAAP or by Macau SAR or any Governmental Instrumentality of Macau SAR against liabilities associated with such termination.
     “New Non-Casino Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender that are New Non-Casino Term Loans.
     “New Non-Casino Term Loans” means any New Term Loans the use of the proceeds of which is limited to the payment of Non-Casino Project Costs.
     “New Project Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender that are New Project Term Loans.

     “New Project Term Loans” means any New Term Loans that are not New Non-Casino Term Loans.
     “New Revolving Loan Commitments” as defined in subsection 2.9A.
     “New Revolving Loan Lender” as defined in subsection 2.9A.
     “New Revolving Loans” as defined in subsection 2.9C
     “New Term Loan Commitments” is defined in subsection 2.9A.
     “New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.
     “New Term Loan Facility” is defined in subsection 2.9B.
     “New Term Loan Lender” is defined in subsection 2.9A.
     “New Term Loan Maturity Date” means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.
     “New Term Loans” is defined in subsection 2.9D.
     “Non-Casino Loan Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the Term B Delayed Draw Loan Commitment Termination Date, that Lender’s Term B Delayed Draw Non-Casino Loan Commitment, that Lender’s Term B Funded Non-Casino Loan Commitment if still in effect, and the aggregate outstanding principal amount of the Non-Casino Loans made by that Lender; and (b) after the Term B Delayed Draw Loan Commitment Termination Date, the outstanding principal amount of the Non-Casino Loans made by that Lender.
     “Non-Casino Loans” means collectively, the Term B Funded Non-Casino Loans and the Term B Delayed Draw Non-Casino Loans.
     “Non-Casino Loans Proceeds Sub-Account” is defined in the Disbursement Agreement.
     “Non-Casino Project Costs” means Project Costs, excluding any Project Costs relating to any Casino Operation Project or any other casino or gaming area, and the purchase of any associated gaming equipment or utensils.
     “Non-Casino Tranches” means collectively, the Term B Funded Non-Casino Tranche and the Term B Delayed Draw Non-Casino Tranche.
     “Non-Recourse Financing” means Indebtedness (a) for which none of the Loan Parties provides credit support (other than credit comprising the Excluded Casino Interest in accordance with the terms of subsection 7.17B(ii)) pursuant to any undertaking, agreement or instrument that would constitute Indebtedness, or is directly or indirectly liable (in each case, other than as permitted pursuant to subsections 7.3 and 7.17B(ii)), (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Excluded Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Indebtedness hereunder) of any Loan Party to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (c) in connection with which the agent or other representative of the lenders under such Non-Recourse Financing has entered into an intercreditor, standstill, or similar agreement, reasonably satisfactory in form and substance to the Administrative Agent.
     “Notes” means one or more of the Local Term Notes, Term B Funded Notes, Term B Delayed Draw Notes, Revolving Notes, Swing Line Notes, notes evidencing New Term Loans, or any combination thereof.
     “Obligation Currency” is defined in Section 10.24.
     “Obligations” means (a) all loans, advances, debts, liabilities and obligations owed by the Borrower and any other Loan Party under the Credit Agreement or any other Loan Document to any Lender (or in the case of a Rate/FX Protection Agreement, an Affiliate of a Lender or an Agent) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest (including post-petition interest in any proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or any similar law for the relief of debtors applicable under the laws of China, Macau SAR, Hong Kong or the Cayman Islands), fees, expenses, principal, premium, if any, indemnification or otherwise; (b) any and all sums advanced or payable by the Disbursement Agent or the Collateral Agent in order to preserve the Collateral or preserve any Secured Party’s security interest in the Collateral in connection with exercising any right under the Collateral Documents or the Assignment of Reinsurances; and (c) in the event of any proceeding for the collection or enforcement of the Obligations after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any Agent of its rights under the Collateral Documents or the Assignment of Reinsurances, together with reasonable attorneys’ fees and court costs.
     “Occupation Certificate” means the Licenças de Ocupação — Utilizacion issued by Macau SAR pursuant to applicable Legal Requirements for any Project.
     “Officers’ Certificate” means, as applied to any corporation or other legal entity, a certificate executed on behalf of such Person by its chairman of the board (if an officer), director or its president or one of its vice presidents or by its general counsel or secretary or by its chief financial officer, Senior Vice President-Finance, Vice President-Finance, or its treasurer (in their capacity as such officer) or by an authorized attorney or other authorized signatory.
     “Official Bulletin” means the Official Bulletin of the Government of Macao SAR.

     “On-Site Cash” means, from and after the Opening Date of any Project, amounts held in cash at the Site for such Project or amounts held in cash at Sands Macau Casino in connection with and necessary for the ordinary course operations of the Casino related to such Project or the Sands Macau Casino, as applicable, in each case, as reasonably certified by the Company, which amounts shall not exceed: (i) $35,000,000 for the Sands Macau Casino; (ii) $35,000,000 for the Venetian Macau Overall Project; and (iii) $20,000,000 for each Casino Operation Project and each Cotai Strip Investment Project; provided that the foregoing limits for any particular Project may be increased with the consent of the Administrative Agent (such consent not to be unreasonably withheld) either (x) concurrently with any increase in the size of gaming areas or number of tables within such Project or (y) whenever the Company believes such an increase is advisable (including as a result of any legal requirements).
     “Opening Date” is defined in the Disbursement Agreement.
     “Operating Account” means one or more deposit accounts established by the Company (and governed by a Collateral Account Agreement between the Company and the applicable Financial Institution), into which certain operating revenues of the Projects and the Sands Macao Casino will be deposited.
     “Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.
     “Operative Documents” means the Loan Documents, the FF&E Documents, if any, and the Project Documents.
     “Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation and its bylaws or articles of association, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles or certificate of organization and its operating agreement and (e) with respect to any other entity, its equivalent organizational, governing documents including, in the case of any Macau entity, its Usufruct Agreements.
     “Other Indebtedness” means (a) the Indebtedness of any Loan Party incurred under any FF&E Document and (b) Permitted Unsecured Indebtedness.
     “Other Resort Projects” means the design, development, construction, ownership, start-up and operation and maintenance of casino hotel resorts (excluding the casino and showroom and/or retail components thereof) by a Person that is not a Loan Party (and that may be an Excluded Subsidiary) on Sites 3, 7 and/or 8, without any credit support from the Loan Parties other than as permitted by subsection 6.14 or 7.3 or in respect of the purchase price for the casino and showroom and/or retail components thereof to be acquired by the Company in accordance with the terms hereof and of the Disbursement Agreement, any temporary land acquisition and related premium payments and other obligations permitted pursuant to the terms hereof and of the Disbursement Agreement, and the operation and maintenance costs associated with such casino and showroom and/or retail space.

     “Outside Completion Deadline” is defined in the Disbursement Agreement.
     “Parent” means Las Vegas Sands Corp., a Nevada corporation.
     “Park Site” means the portion of Site 2 on the Cotai Strip designated as a park on the Cotai Plan.
     “Patacas” or “MOP” means the lawful currency of Macau SAR.
     “Patriot Act” is defined in subsection 5.9.
     “Payment and Funding Office” means (a) the office of the Administrative Agent located at 600 Peachtree Street NE, Suite 2700, Atlanta, Georgia 30308 (Attention: Hilma Gabbidon or Vicki Gibson), or (b) such other office of the Administrative Agent or of a third party or sub-agent, as appropriate, as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrower and each Lender.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.
     “Percentage” means, as the context may require, any Lender’s RL Percentage, Local Term Loan Percentage, Term B Delayed Draw Project Percentage, Term B Delayed Draw Non-Casino Percentage, Term B Funded Project Percentage or Term B Funded Non-Casino Percentage.
     “Permits” means all material authorizations, consents, decrees, permits, waivers, privileges, approvals from and filings with all Governmental Instrumentalities necessary for the realization of the Projects in accordance with the Project Documents, the Plans and Specifications, the Project Budgets, and any other material building, construction, land use, environmental or other material permit, license, franchise, approval, consent and authorization (including approvals required under the Gaming Concession Contract, the Land Concession Contracts or Environmental Laws) required for or in connection with the construction, ownership, use, occupation and operation of any Project and the transactions provided for in this Agreement and the other Operative Documents.
     “Permitted Asset Dispositions” means the sale of the assets comprising, or the equity interests in any entity whose sole asset (other than immaterial other assets, none of which are reasonably necessary for the ownership or operation of the casino or gaming area portion of any Project, the Sands Macao Podium Expansion Project, the Sands Macao Casino or the Venetian Macao Resort Project) consists of, the Venetian Macao Mall, the Venetian Macao Convention Center, the Four Seasons Macao Mall, the Four Seasons Macao Resort Project and/or any other Project or portion thereof (including the complementary accommodations at the Four Seasons Macao Resort Project or any similar complementary accommodations at any other Project), other than the casino and gaming area portion of any Project (including, without limitation, the Venetian Macao Casino Project and the Four Seasons Macao Casino Project), the Sands Macao Podium Expansion Project, the Sands Macao Casino and the Venetian Macao Resort Project.

     “Permitted Liens” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):
     (i) Liens granted in favor of the Secured Parties pursuant to the Collateral Documents and the Assignment of Reinsurances;
     (ii) Liens existing on the Closing Date and described in, and with the priority set forth in, Schedule 7.2 annexed hereto;
     (iii) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3 and which may be prior to the Liens granted in favor of the Secured Parties;
     (iv) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business or in connection with the construction of a Project (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, if such Lien arises in the ordinary course of business or in the construction of a Project, the Company has bonded such Lien within a reasonable time after becoming aware of the existence thereof and which may be prior to the Liens granted in favor of the Secured Parties;
     (v) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business or in connection with the construction of a Project (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as may be required by GAAP, shall have been made for any such contested amounts and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, if such Lien arises in the ordinary course of business or in the construction of a Project, the Company has bonded such Lien within a reasonable time after becoming aware of the existence thereof and which may be prior to the Liens granted in favor of the Secured Parties;
     (vi) any attachment or judgment not constituting an Event of Default under subsection 8.8 and which may be prior to the Liens granted in favor of the Secured Parties;
     (vii) easements, rights-of-way, avagational servitudes, restrictions, encroachments, and other minor defects or irregularities in title and other similar charges or encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any other Loan Party or result in a material diminution in the value of any Collateral as security for the Obligations and which may be prior to the Liens granted in favor of the Secured Parties;
     (viii) leases permitted under subsection 7.7(vi) and (ix) and any leasehold mortgage in favor of any party financing the lessee under any lease permitted under subsection 7.7(vi), provided that none of the Loan Parties is liable for the payment of any principal of, or interest, premiums or fees on, such financing and which may be prior to the Liens granted in favor of the Secured Parties;
     (ix) Liens on Excluded Casino Interests and/or the associated Net Casino Cash Flow granted by any Loan Party at the request of the applicable Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary in connection with a Non-Recourse Financing and which may be prior to, or free and clear of, the Liens granted in favor of the Secured Parties;
     (x) Liens arising from filing UCC financing statements or the Macanese equivalent relating solely to leases permitted by this Agreement;
     (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and which may be prior to the Liens granted in favor of the Secured Parties;
     (xii) licenses of patents, trademarks and other intellectual property rights granted by the Company or any other Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or such Restricted Subsidiary and which may be prior to the Liens granted in favor of the Secured Parties;
     (xiii) Liens incurred in connection with Hedging Agreements in respect of any Indebtedness; provided that such Liens only extend to the collateral securing such Indebtedness with the same priority thereto;
     (xiv) Liens on Specified FF&E securing obligations in respect of an FF&E Facility permitted to be incurred hereunder (including any mortgage, deed of trust, or similar encumbrance, granted pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, on real property as may be necessary under applicable law to create a Lien on Specified FF&E that may constitute a “fixture”

appended to such real property) and which may be prior to, or free and clear of, the Liens granted in favor of the Secured Parties;
     (xv) Liens securing Indebtedness permitted pursuant to subsections 7.1(ix), 7.1(xi), 7.1(xvii) and clauses (b) and (c) of subsection 7.1(xviii) and which may be prior to, or free and clear of, the Liens granted in favor of the Secured Parties;
     (xvi) Liens on property of a Person existing at the time such Person became a Restricted Subsidiary, is merged into or consolidated with or into, or wound up into, the Company or any other Loan Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the Person acquired by, merged into or consolidated with one of the Company or such Restricted Subsidiary;
     (xvii) Liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling a Loan Party to maintain self-insurance or to participate in other specified insurance arrangements or any attachment or judgment Lien not constituting an Event of Default under subsection 8.8 and which may be prior to the Liens granted in favor of the Secured Parties;
     (xviii) leases or subleases, licenses or sublicenses or other types of occupancy agreements granted to third parties in accordance with any applicable terms of this Agreement and the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of a Borrower or any of its Restricted Subsidiaries and which may be prior to the Liens granted in favor of the Secured Parties;
     (xix) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property and which may be prior to the Liens granted in favor of the Secured Parties;
     (xx) Liens on property existing at the time of acquisition thereof by the Company or any other Loan Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition and do not extend to any other assets other than those so acquired; and
     (xxi) Liens on the interests of any Loan Party in any Land Concession Contract and the Property interest granted thereunder, granted in favor of the Concession Guarantor and/or other guarantors of payments under the Land Concession Contracts or the Gaming Concession Contract (or to the Collateral Agent on behalf of the Concession Guarantor and/or such other guarantors) securing obligations in an aggregate amount of no more than $200,000,000 at any one time pursuant to the Collateral Documents or pursuant to other documentation reasonably satisfactory in form and substance to the Collateral Agent.

     “Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Company or any Guarantor (a) for which no installment of principal matures earlier than twelve months after the Maturity Date of the Term B Loans and (b) for which the payment of principal and interest is subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms reasonably satisfactory to the Administrative Agent.
     “Permitted 10% Equity Sale” is defined in subsection 7.7(xiii).
     “Permitted Unsecured Indebtedness” means any unsecured Indebtedness of the Company or any Guarantor (a) for which no installment of principal matures earlier than twelve months after the Maturity Date of the Term B Funded Loans, (b) in support of which no Liens are granted, whether on any Collateral or any other assets of any Loan Party, and (c) for which the payment of principal and interest is pari passu in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights and other material terms reasonably satisfactory to the Administrative Agent.
     “Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.
     “Plans and Specifications” is defined in the Disbursement Agreement.
     “Pledge Over Gaming Equipment and Utensils” means that certain Pledge Over Gaming Equipment and Utensils, dated as of the date hereof, substantially in the form of Exhibit E-7, executed by the Company in favor of the Collateral Agent.
     “Pledge Over Intellectual Property Rights” means each Pledge Over Intellectual Property Rights, substantially in the form of Exhibit E-5, executed by any Loan Party in favor of the Collateral Agent.
     “Podium Expansion Capital Expenditures Amount” means, for each Fiscal Year beginning with the Fiscal Year in which the Podium Expansion Opening Date occurs, $20,000,000.
     “Podium Expansion Opening Date” means the Opening Date with respect to the Sands Macao Podium Expansion Project.
     “Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

     “Power of Attorney” means that certain power of attorney, dated as of the date hereof, substantially in the form of Exhibit E-14, executed by each Loan Party in favor of the Collateral Agent.
     “Pre-Closing Company Equity Contribution” means the amount certified by the Company on the Closing Date as having been spent for out-of-pocket costs and expenses associated with the design, development and construction of the Projects on or prior to the Closing Date, net of any funds repaid in connection with the Refinancing.
     “Prepayment Account” means a deposit account established and maintained by the Administrative Agent at the Payment and Funding Office in the name of the Borrower, and under the control of the Administrative Agent, designated as “Account Number 03020 00095 12, The Bank of Nova Scotia, as Administrative Agent under the Credit Agreement, dated as of May 25, 2006, Prepayment Account”, into which certain amounts required to be used to prepay Loans pursuant to the terms hereof may be temporarily deposited, together with any potential breakage costs associated with such prepayments.
     “Primary Gaming Concession Contract” means the concession contract for the operation of games of chance and other games in casinos in Macau SAR, dated June 26, 2002, between Macau SAR and Galaxy.
     “Primary Projects” means the Sands Macao Podium Expansion Project, the Venetian Macao Overall Project and the Four Seasons Macao Overall Project.
     “Primary Project Budgets” means the Project Budget for each of the Primary Projects.
     “Primary Project Plans” means the Plans and Specifications for each of the Primary Projects.
     “Primary Project Reports” means a report of the Construction Consultant delivered to the Disbursement Agent, the Administrative Agent, the Arrangers, and the Company stating, among other things, that (a) the Construction Consultant has reviewed the Construction Contracts, the Plans and Specifications, and other material information deemed necessary by the Construction Consultant for the purpose of evaluating whether the Primary Projects can be constructed and completed in the manner contemplated by the Operative Documents and (b) based on its review of such information, the Construction Consultant is of the opinion that each Primary Project can be constructed in the manner contemplated by the Operative Documents and, in particular, that each Primary Project can be constructed and completed in accordance with the Construction Contracts and the Plans and Specifications within the parameters set by the Project Schedules and the Project Budgets.
     “Primary Projects Schedules” means the Project Schedules for each of the Primary Projects.
     “Prime Rate” means (i) with respect to Loans denominated in U.S. Dollars, the rate that the Administrative Agent announces from its New York office from time to time as its Dollar prime lending rate and (ii) with respect to Loans denominated in HK Dollars or Patacas, the rate that the Administrative Agent announces from its Hong Kong office from time to time as its HK

Dollar generally applicable prime lending rate, in each case as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Proceedings” is defined in subsection 6.1(x).
     “Procurement Affiliate” means World Sourcing Services, Limited, a Hong Kong corporation.
     “Procurement Services Agreement” means the Corporate Services Agreement by among the Company, Las Vegas Sands, LLC, and the Procurement Affiliate, effective as of March 1, 2005.
     “Project Budget” is defined in the Disbursement Agreement.
     “Project Capital Expenditures Amount” means any of the Four Seasons Macao Capital Expenditures Amount, the Venetian Macao Capital Expenditures Amount, the Podium Expansion Capital Expenditures Amount, each Casino Operation Project Capital Expenditures Amount, and each Cotai Strip Investment Project Capital Expenditures Amount.
     “Project Cost Revolving Loans” means any Revolving Loans the proceeds of which are used to fund Project Costs or Cotai Strip Investments.
     “Project Costs” is defined in the Disbursement Agreement.
     “Project Documents” means, collectively, the Construction Management Agreements, the Construction Contracts, the Gaming Sub-Concession Contract, the Architect Services Agreements, the Land Concession Contracts, and the contracts and other arrangements entered into from time to time between a Loan Party and any contractor or other third party for performance of services or sale of goods in connection with the design, engineering, installation, construction, management, operation or development of any Project (other than the Loan Documents and any FF&E Documents), as the same may be amended from time to time in accordance with the terms and conditions of the Disbursement Agreement and Section 7.13 of this Agreement.
     “Project Final Completion Date” means, with respect to any Project, the Final Completion Date with respect to such Project.
     “Project Loan Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the Term B Delayed Draw Loan Commitment Termination Date, that Lender’s Term B Delayed Draw Project Loan Commitment and the aggregate outstanding principal amount of the Project Loans made by that Lender; and (b) after the Term B Delayed Draw Loan Commitment Termination Date, the outstanding principal amount of the Project Loans made by that Lender.
     “Project Loans” means collectively the Term B Funded Project Loans and the Term B Delayed Draw Project Loans.

     “Project Loans Proceeds Sub-Account” is defined in the Disbursement Agreement.
     “Project Schedule” is defined in the Disbursement Agreement.
     “Project Tranches” means collectively the Term B Funded Project Tranche and the Term B Delayed Draw Project Tranche.
     “Projects” means the Four Seasons Macao Overall Project, the Venetian Macao Overall Project, the Sands Macao Podium Expansion Project, the Cotai Strip Infrastructure Project and the Casino Operation Projects, and, from and after the date that any Cotai Strip Excluded Subsidiary is designated as a Restricted Subsidiary, the Cotai Strip Investment Project owned by such Cotai Strip Excluded Subsidiary; provided that a Secondary Project shall cease to be a “Project” at and after such time, if any, as it is abandoned in accordance with the Disbursement Agreement.
     “Properties” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Loan Party.
     “Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Local Term Loan Commitment or the Local Term Loans of any Lender, the percentage obtained by dividing (i) the Local Term Loan Exposure of that Lender by (ii) the aggregate Local Term Loan Exposure of all Lenders, (b) with respect to all payments, computations and other matters relating to the Term B Loan Commitment or the Term B Loans of any Lender, the percentage obtained by dividing (i) the Term B Loan Exposure of that Lender by (ii) the aggregate Term B Loan Exposure of all Lenders, (c) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, (d) with respect to all payments, computations and other matters relating to the Term B Delayed Draw Loan Commitment or the Term B Delayed Draw Loans of any Lender, the percentage obtained by dividing (i) the Term B Delayed Draw Loan Exposure of that Lender by (ii) the aggregate Term B Delayed Draw Loan Exposure of all Lenders, (e) with respect to all payments, computations and other matters relating to the Term B Funded Loan Commitment or the Term B Funded Loans of any Lender, the percentage obtained by dividing (i) the Term B Funded Loan Exposure of that Lender by (ii) the aggregate Term B Funded Loan Exposure of all Lenders, (f) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series, and (g) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) the sum of the Local Term Loan Exposure of that Lender plus the Term B Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender plus the New Term Loan Exposure of that Lender by (ii) the sum of the aggregate Local Term Loan Exposure of all Lenders plus the aggregate Term B Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders plus the aggregate New Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The Pro Rata Share of each Lender as of the Closing Date for purposes of each of clauses (a), (b), (c), (d), (e) and (g) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.
     “Quarterly Date” means March 31, June 30, September 30 and December 31.
     “Quarterly Payment Date” means each April 1, July 1, October 1, and January 1.
     “Rate/FX Protection Agreement” means, collectively, any Hedging Agreement entered into by the Company or any other Loan Party under which the counterparty of such Hedging Agreement is (or at the time such Hedging Agreement was entered into, was) a Lender, an Agent, or an Affiliate of an Agent or a Lender; provided that such Hedging Agreement relates to (a) interest rate risk with respect to Indebtedness secured by a First Priority Lien or (b) any currency exchange risk.
     “Rating Agencies” is defined in the definition of “Cash Equivalents”.
     “Recalculation Date” means each of the following: (a) the first Business Day of each calendar month; (b) each date of issuance of a Letter of Credit denominated in HK Dollars or Macau Patacas; (c) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof; (d) each date of any payment by the Issuing Bank under any such Letter of Credit; (e) the date of any payment or conversion of Local Term Loans; and (f) the date any Revolving Loans are made to repay Refunded Swing Line Loans.
     “Refinanced Debt” means existing intercompany loans in an aggregate principal amount of up to $190 million in the aggregate (plus any accrued interest thereon) from the Company’s direct or indirect parent company to the Company, the proceeds of which have been used to pay Project Costs or similar costs relating to the Sands Macao Casino.
     “Refinancing” the repayment of the VVDIL Indebtedness on or prior to the Closing Date from sources other than proceeds of the Loans.
     “Refinancing Fees” means with respect to any extension, refinancing, defeasance, renewal, replacement, substitution, refunding, repurchase, repayment or redemption of Indebtedness, or any tender for or call of Indebtedness, any reasonable fees, expenses, premiums, make-whole payments, and accrued and unpaid interest refinanced or paid or incurred in connection therewith.
     “Refunded Swing Line Loans” is defined in subsection 2.10D.
     “Register” is defined in subsection 2.1D(i).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Reimbursement Date” is defined in subsection 3.3B.

     “Related Parties” means: (a) Family Members (defined below); (b) directors of the Parent and employees of the Parent who are senior managers or officers of the Parent or any of its Affiliates; (c) any Person who receives an interest in the Parent from any individual referenced in clauses (a)-(b) in a gratuitous transfer, whether by gift, bequest or otherwise, to the extent of such interest; (d) the estate of any individual referenced in clauses (a)-(c); (e) a trust for the benefit of one or more of the individuals referenced in clauses (a)-(c); and/or (f) an entity owned or controlled, directly or indirectly, by one or more of the individuals, estates or trusts referenced in clauses (a)-(e). For the purpose of this paragraph, a “Family Member” shall include: (a) Sheldon G. Adelson; (b) Dr. Miriam Adelson; (c) any sibling of either of the foregoing; (d) any issue of any one or more of the individuals referenced in the preceding clauses (a)-(c); and (e) the spouse or issue of the spouse of one or more of the individuals referenced in the preceding clauses (a)-(d).
     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.
     “Requisite Class Lenders” means, at any time of determination, (i) for the Local Term Loan Lenders, Lenders holding more than 50% of the aggregate Local Term Loan Exposure of all Lenders; (ii) for the Class of Lenders having Term B Loan Exposure, Lenders holding more than 50% of the aggregate Term B Loan Exposure of all Lenders; (iii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders, and (iv) for the Lenders having New Term Loan Exposure with respect to any Series of new Term Loans, Lenders holding more than 50% of the aggregate New Term Loan Exposure of that Series.
     “Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate outstanding principal amount of all Loans and unused amount of the Commitments of all Lenders.
     “Requisite Sub-Class Lenders” means, at any time of determination, (i) for the Sub-Class of Lenders having Project Loan Exposure, Lenders holding more than 50% of the aggregate Project Loan Exposure of all Lenders; (ii) for the Sub-Class of Lenders having Non-Casino Loan Exposure, Lenders holding more than 50% of the aggregate Non-Casino Loan Exposure of all Lenders, (iii) for the Lenders having New Project Term Loan Exposure with respect to any Series of new Term Loans, Lenders holding more than 50% of the aggregate New Project Term Loan Exposure of that Series, and (iv) for the Lenders having New Non-Casino Term Loan Exposure with respect to any Series of new Term Loans, Lenders holding more than 50% of the aggregate New Non-Casino Term Loan Exposure of that Series.
     “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of equity Securities of the Company now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of equity Securities to the holders of that class (or the accretion of such dividends or distribution), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity Securities of the Company now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity Securities of the Company now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to Permitted Subordinated Indebtedness.
     “Restricted Subsidiary” means Venetian Macau Finance Company, a Cayman Islands corporation, V-HK Services Limited, a Hong Kong corporation, the Cotai Subsidiary, and each other Subsidiary of the Company (other than the Borrower) that is not an Excluded Subsidiary, whether existing on the Closing Date or subsequently formed or acquired.
     “Revolving Credit Facility” is defined in subsection 2.1A(vi).
     “Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to the Borrower pursuant to subsection 2.1A(vi), and “Revolving Loan Commitments” means such commitments of all the Lenders in the aggregate.
     “Revolving Loan Commitment Amount” means $500,000,000, as such amount may be reduced pursuant to the terms of this Agreement.
     “Revolving Loan Commitment Termination Date” means the earlier of (a) the occurrence of a Commitment Termination Event or (b) the date that is the fifth anniversary of the Closing Date.
     “Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (a) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and the aggregate outstanding principal amount of the Revolving Loans made by that Lender, (b) after the termination of the Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender, and (c) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any repayments thereof with Revolving Loans by other Lenders).
     “Revolving Loan Lender” is defined in subsection 2.1A(vi).
     “Revolving Loans” is defined in subsection 2.1A(vi).
     “Revolving Note” means a promissory note of the Borrower payable to any Revolving Loan Lender, in the form of Exhibit A-4 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Revolving Loan Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “RL Percentage” means, relative to any Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on Schedule 2.1 hereto under the Revolving Loan Commitment column or set forth in an Assignment Agreement under the Revolving Loan

Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B. A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.
     “Sands Amendment” means the amendment to the Sands Macao Land Concession Contract to be entered into after the date hereof, to accommodate the Sands Macao Podium Expansion Project.
     “Sands Macao Casino” means the Company’s existing casino hotel and entertainment complex located on the Sands Macao Site.
     “Sands Macao Land Concession Contract” means the land concession contract, dated December 10, 2003, between Macau SAR and the Company (as it may be amended by the Sands Amendment) pursuant to which Macau SAR has leased certain land in Macau SAR to the Company, and on which the Sands Macao Casino is (and, upon completion, the Sands Macao Podium Expansion Project will be) located.
     “Sands Macao Podium Expansion Project” means the design, development, construction, ownership and operation and maintenance by the Company of an expansion of the Sands Macao Casino, including an in process expansion and an expansion of the “podium” (together with certain related project and maintenance capital expenditures) on the Sands Macao Site and, at the Company’s option, the addition of hotel rooms and/or restaurants; other than any portion of such Project that has been sold in a Permitted Asset Disposition pursuant to the terms hereof.
     “Sands Macao Site” means the land near the Macau Hong Kong Ferry Terminal which is leased to the Company pursuant to the Sands Macao Land Concession Contract.
     “Scotia Capital” is defined in the preamble.
     “Secondary Projects” means the Projects other than the Primary Projects.
     “Section 951(a) Income” means income includable in the gross income of the Parent (or any member of the consolidated group of which the Parent is the common parent) for U.S. federal income tax purposes pursuant to Section 951(a) of the Code, as a result of the operations of the Company and its Subsidiaries after December 31, 2005; provided that any such income includable in the gross income of the Parent (or any member of the consolidated group of which the Parent is the common parent) that is attributable to the operations of any Excluded Subsidiaries (unless cash distributions in an amount equal to such income are received by the Company or any other Loan Party from such Excluded Subsidiary solely for purposes of making Tax Distributions) shall not constitute Section 951(a) Income.
     “Secured Parties” means, collectively, the Lenders, each Issuing Lender, the Agents, each counterparty to a Rate/FX Protection Agreement that is (or at the time such Rate/FX Protection Agreement was entered into, was) a Lender or an Agent or an Affiliate thereof entered into by any Loan Party.

     “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Security Agreement” means the Security Agreement executed and delivered by the Borrower and each Guarantor, dated as of the date hereof, substantially in the form of Exhibit E-2 annexed hereto.
     “Series” is defined in Section 2.9.
     “Settlement Confirmation” is defined in subsection 10.1B(i).
     “Settlement Service” is defined in subsection 10.1C.
     “Shareholder Subordinated Indebtedness” means Permitted Subordinated Indebtedness held by Adelson, his Affiliates and/or his Related Parties that has a maturity date after the Maturity Date of the Term B Loans, that does not pay any cash interest, that does not bind the obligor(s) thereon by the provisions of any covenants other than customary affirmative covenants, and that does not contain any cross-default provisions to any other Indebtedness of such obligor(s).
     “Site” means any of Site 1, Site 2, Site 3, Site 5, Site 6, Site 7, Site 8, the Sands Macao Site, or the Park Site, as any such Site may be modified in a non-material manner in accordance with the Cotai Plan.
     “Site 1” means the real property designated as such on the Cotai Plan, on which the Venetian Macao Overall Project will be developed.
     “Site 2” means the real property designated as such on the Cotai Plan, on which the Four Seasons Overall Project is intended to be developed.
     “Site 3” means the real property designated as such on the Cotai Plan, on which a Casino Operation Project is intended to be developed.
     “Site 5” means the real property designated as such on the Cotai Plan, on which a Cotai Strip Investment Project may be developed.
     “Site 6” means the real property designated as such on the Cotai Plan, on which a Cotai Strip Investment Project may be developed.

     “Site 7” means the real property designated as such on the Cotai Plan, on which a Casino Operation Project is intended to be developed.
     “Site 8” means the real property designated as such on the Cotai Plan, on which a Casino Operation Project is intended to be developed.
     “Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Specified FF&E” means any furniture, fixtures, equipment and other personal property that is financed or refinanced with the proceeds from an FF&E Facility, including each and every item or unit of equipment acquired with the proceeds thereof, each and every item or unit of equipment acquired by substitution or replacement thereof; all parts, components, attachments, accessions, accessories, manuals, installation kits and other items pertaining to such property; all documents (including all warehouse receipts, dock receipts, bills of lading and the like); all licenses (other than Gaming Licenses and the IP License), manufacturers’ and other warranties, guarantees, service contracts and related rights and interests covering all or any portion of such property (including any rights in any third-party developed software or firmware (it being understood that if the Company or any of its affiliates makes any addition, improvement or modification to any such third-party developed software or firmware, such third-party developed software or firmware shall not be disqualified from being “Specified FF&E”, but such addition, improvement, or modification shall not be considered “Specified FF&E” to the extent that either (i) the Company of such Affiliate retains ownership of such improvement or modification or (ii) the applicable software license otherwise permits the Company or any Affiliate to retain such ownership), any trademark licenses and any other intellectual property solely related to any such property or other items of Specified FF&E); and to the extent not otherwise included, all proceeds (including insurance and condemnation proceeds) of any of the foregoing and all accessions to, substitutions and replacements for, and the rents, profits and products of, each of the foregoing (including cash collateral and collateral accounts) and such other collateral reasonably determined by the Administrative Agent in its reasonable discretion. Specified FF&E may not be financed with the proceeds of any borrowings made under this Agreement (other than temporary funding with the proceeds of FF&E Deposit Loans, provided such Loans are reimbursed with proceeds of loans under the relevant FF&E Facility, and other than costs related to transportation, installation and sales taxes).

     “Sponsor Agreement” means that certain Sponsor Agreement, dated as of the date hereof, by and among the Parent, the Administrative Agent, the Disbursement Agent and the Collateral Agent, substantially in the form of Exhibit M hereto.
     “Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (a) Indebtedness of the Company or any other Loan Party in respect of industrial revenue or development bonds or financings, (b) workers’ compensation liabilities of the Company or any other Loan Party, (c) the obligations of third party insurers of the Company or any other Loan Party arising by virtue of the laws of any jurisdiction requiring the third party insurers, (d) obligations with respect to Capital Leases or Operating Leases of the Company or any other Loan Party, (e) performance, payment, deposit or surety obligations of the Company or any other Loan Party, in any case if required by Legal Requirement (including if required by any Governmental Instrumentality or otherwise necessary in order to obtain any Permit related to any Project) or in accordance with custom and practice in the industry, (f) Legal Requirements in connection with the development of any Project and (g) for general corporate purposes of the Company or any other Loan Party; provided that Standby Letters of Credit (other than those referred to in clauses (e) and (f) above) may not be issued for the purpose of supporting (i) trade payables or (ii) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of Bankruptcy Code).
     “Stop Funding Notice” has the meaning given in the Disbursement Agreement.
     “Sub-Class” means (i) with respect to Lenders, each of the following sub-classes of Lenders: (a) Lenders having Project Loan Exposure, (b) Lenders having Non-Casino Loan Exposure, (c) Lenders having New Project Term Loan Exposure of each applicable Series, and (d) Lenders having New Non-Casino Term Loan Exposure of each applicable Series and (ii) with respect to Loans, each of the following tranches of Loans: (a) Project Loans, (b) Non-Casino Loans, (c) New Project Term Loans comprising a portion of a Series of New Term Loans, and (d) New Non-Casino Term Loans comprising a portion of a Series of New Term Loans.
     “Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership or limited liability company of which more than 50% of such entities’ capital accounts, distribution rights, general or limited partnership interests or membership interests are owned or controlled directly or indirectly by such Person or one of more other Subsidiaries of that Person or a combination thereof.
     “Substitute Lender” is defined in subsection 10.7(a).
     “Sumitomo” is defined in the preamble.

     “Supplements to Gaming Sub-Concession Contract” means (i) the Memorandum from Macau SAR (executed by The Secretary for Economy and Finance), dated December 23, 2002, pursuant to which the Gaming Sub-Concession Contract was deemed no longer dependent on the Primary Gaming Concession Contract, (ii) the letter dated December 19, 2002, executed by the government of Macau SAR, authorizing the transfer of rights under the concession agreement to the Company pursuant to the terms of the Gaming Sub-Concession Contract, and (iii) the letter dated December 19, 2002, executed by the government of Macau SAR, confirming its rights and obligations with respect to the Gaming Sub-Concession Contract.
     “Supplier Joint Venture” means any Person that supplies or provides materials or services to any Loan Party or any contractor in relation to any Project and in which a Loan Party or one of its Restricted Subsidiaries have Investments.
     “Swing Line Lender” means Scotia Capital, in its capacity as Swing Line Lender.
     “Swing Line Loans” is defined in subsection 2.1A(vii).
     “Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit A-5 annexed hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Swing Line Sublimit” means $25,000,000.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, S&P shall be deemed to refer to any other rating agency designated by the Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
     “Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by (x) the jurisdiction in which that Person is organized or in which that Person’s principal office (and/or, in the case of a Lender, its lending office) is located, (y) any jurisdiction in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business, or (z) any other jurisdiction as a result of a present or former connection between that Person and such jurisdiction (other than any connection arising solely from that Person having executed, delivered or performed its obligations or received a payment under this Agreement or any other Loan Document), in each case on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).
     “Tax Distributions” is defined in subsection 7.5(iv).

     “Term B Delayed Draw Facility” is defined in subsection 2.1A(v).
     “Term B Delayed Draw Loan” means a Term B Delayed Draw Non-Casino Loan or a Term B Delayed Draw Project Loan.
     “Term B Delayed Draw Loan Commitment” means, as to any Lender, the amount of such Lender’s Term B Delayed Draw Non-Casino Loan Commitment and such Lender’s Term B Delayed Draw Project Loan Commitment, and “Term B Delayed Draw Loan Commitments” means such commitments of all Lenders in the aggregate.
     “Term B Delayed Draw Loan Commitment Termination Date” means the earlier of (a) the occurrence of a Commitment Termination Event, (b) the date on which the full amount of Term B Loans available to be borrowed have been borrowed or (c) the date that is the twelve month anniversary of the Closing Date or if such day is not a Business Day, the next succeeding Business Day.
     “Term B Delayed Draw Loan Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the Term B Delayed Draw Loan Commitment Termination Date, that Lender’s Term B Delayed Draw Loan Commitment and the aggregate outstanding principal amount of the Term B Delayed Draw Loans made by that Lender and (b) after the Term B Delayed Draw Loan Commitment Termination Date, the outstanding principal amount of the Term B Delayed Draw Loans made by that Lender.
     “Term B Delayed Draw Loan Lender” is defined in subsection 2.1A(v).
     “Term B Delayed Draw Non-Casino Loan” is defined in subsection 2.1A(v).
     “Term B Delayed Draw Non-Casino Loan Commitment” means the commitment of a Lender to make a Term B Delayed Draw Non-Casino Loan to the Borrower pursuant to subsection 2.1A(v) of this Agreement, and “Term B Delayed Draw Non-Casino Loan Commitments” means such commitments of all Lenders in the aggregate.
     “Term B Delayed Draw Non-Casino Loan Commitment Amount” means $16,250,000.
     “Term B Delayed Draw Non-Casino Loan Lender” is defined in subsection 2.1A(v).
     “Term B Delayed Draw Non-Casino Percentage” means, relative to any Lender, the applicable percentage relating to Term B Delayed Draw Non-Casino Loans set forth opposite its name on Schedule 2.1 hereto under the Term B Delayed Draw Non-Casino Loan Commitment column or set forth in a Assignment Agreement under the Term B Delayed Draw Non-Casino Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B. A Lender shall not have any Term B Delayed Draw Non-Casino Loan Commitment if its percentage under the Term B Delayed Draw Non-Casino Loan Commitment column is zero.
     “Term B Delayed Draw Non-Casino Tranche” is defined in subsection 2.1A(v).

     “Term B Delayed Draw Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-2 annexed hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term B Delayed Draw Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Term B Delayed Draw Project Loan Commitment” means the commitment of a Lender to make a Term B Delayed Draw Project Loan to the Borrower pursuant to subsection 2.1A(iv) of this Agreement, and “Term B Delayed Draw Project Loan Commitments” means such commitments of all Lenders in the aggregate.
     “Term B Delayed Draw Project Loan Commitment Amount” means $683,750,000.
     “Term B Delayed Draw Project Loan” is defined in subsection 2.1A(iv).
     “Term B Delayed Draw Project Loan Lender” is defined in subsection 2.1A(iv).
     “Term B Delayed Draw Project Percentage” means, relative to any Lender, the applicable percentage relating to Term B Delayed Draw Project Loans set forth opposite its name on Schedule 2.1 hereto under the Term B Delayed Draw Project Loan Commitment column or set forth in a Assignment Agreement under the Term B Delayed Draw Project Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B. A Lender shall not have any Term B Delayed Draw Project Loan Commitment if its percentage under the Term B Delayed Draw Project Loan Commitment column is zero.
     “Term B Delayed Draw Project Tranche” is defined in subsection 2.1A(iv).
     “Term B Funded Facility” is defined in subsection 2.1A(iii).
     “Term B Funded Loan” means a Term B Funded Project Loan or a Term B Funded Non-Casino Loan.
     “Term B Funded Loan Commitment” means, as to any Lender, the amount of such Lender’s Term B Funded Non-Casino Loan Commitment and such Lender’s Term B Funded Project Loan Commitment, and “Term B Funded Loan Commitments” means such commitments of all Lenders in the aggregate.
     “Term B Funded Loan Exposure” means, with respect to any Lender as of any date of determination, the outstanding principal amount of the Term B Funded Loans made by that Lender.
     “Term B Funded Loan Lender” is defined in subsection 2.1A(iii).
     “Term B Funded Non-Casino Loan” is defined in subsection 2.1A(iii).

     “Term B Funded Non-Casino Loan Commitment” means the commitment of a Lender to make a Term B Funded Non-Casino Loan to the Borrower pursuant to subsection 2.1A(iii) of this Agreement, and “Term B Funded Non-Casino Loan Commitments” means such commitments of all Lenders in the aggregate.
     “Term B Funded Non-Casino Loan Commitment Amount” means $16,250,000.
     “Term B Funded Non-Casino Loan Lender” is defined in subsection 2.1A(iii).
     “Term B Funded Non-Casino Percentage” means, relative to any Lender, the applicable percentage relating to Term B Funded Non-Casino Loans set forth opposite its name on Schedule 2.1 hereto under the Term B Funded Non-Casino Loan Commitment column or set forth in a Assignment Agreement under the Term B Funded Non-Casino Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B. A Lender shall not have any Term B Funded Non-Casino Loan Commitment if its percentage under the Term B Funded Non-Casino Loan Commitment column is zero.
     “Term B Funded Non-Casino Tranche” is defined in subsection 2.1A(iii).
     “Term B Funded Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-3 annexed hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term B Funded Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Term B Funded Project Loan” is defined in subsection 2.1A(ii).
     “Term B Funded Project Loan Commitment” means the commitment of a Lender to make a Term B Funded Project Loan to the Borrower pursuant to subsection 2.1A(ii) of this Agreement, and “Term B Funded Project Loan Commitments” means such commitments of all Lenders in the aggregate.
     “Term B Funded Project Loan Commitment Amount” means $1,183,750,000.
     “Term B Funded Project Loan Lender” is defined in subsection 2.1A(ii).
     “Term B Funded Project Percentage” means, relative to any Lender, the applicable percentage relating to Term B Funded Project Loans set forth opposite its name on Schedule 2.1 hereto under the Term B Funded Project Loan Commitment column or set forth in an Assignment Agreement under the Term B Funded Project Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B. A Lender shall not have any Term B Funded Project Loan Commitment if its percentage under the Term B Funded Project Loan Commitment column is zero.
     “Term B Funded Project Tranche” is defined in subsection 2.1A(ii).

     “Term B Loan” or “Term B Loans” means one or more of the Term B Delayed Draw Loans and/or Term B Funded Loans made by Lenders to the Borrower pursuant to subsection 2.1A(ii), (iii), (iv) or (v) of this Agreement.
     “Term B Loan Commitment” means the Term B Funded Loan Commitment and the Term B Delayed Draw Commitment of a Lender.
     “Term B Loan Exposure” means, with respect to any Lender as of any date of determination, the Term B Funded Loan Exposure and the Term B Delayed Draw Loan Exposure of such Lender on such date.
     “Term B Loan Lender” or “Term B Loan Lenders” means one or more of the Term B Delayed Draw Loan Lenders and/or Term B Funded Loan Lenders.
     “Term Loan Disbursement Account” is defined in the Disbursement Agreement.
     “Term Loan Disbursement Sub-Account” is defined in the Disbursement Agreement.
     “Term Loans” means, collectively, the Local Term Loans, the Term B Loans and any New Term Loans.
     “Termination Date” means the date on which all payment Obligations then due and payable have been repaid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized or otherwise secured on terms and conditions satisfactory to the Issuing Lender of such Letter of Credit) and all Commitments shall have terminated.
     “Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Lender for any amount drawn under any Letter of Credit, but not yet so applied), plus (b) the aggregate principal amount of all outstanding Swing Line Loans, plus (c) the Letter of Credit Usage.
     “Trade Contract” is defined in the Disbursement Agreement.
     “Transaction Costs” means the fees, costs and expenses payable by the Borrower on or before the Closing Date in connection with this Agreement, the other Loan Documents, and the initial Credit Extension hereunder.
     “Transactions” is defined in subsection 4.1L.
     “Trigger Date” means the earlier of (i) the Venetian Macao Completion Date and (ii) the date which is three months after both the Venetian Macao Resort Project and the Venetian Macao Casino Project have commenced operations.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any UCC financing statement relating to such perfection or effect of perfection or non-perfection.
     “United States” or “U.S.” means the United States, its fifty states and the District of Columbia.
     “US Collateral Account Agreement” means that certain Disbursement Collateral Account Agreement, to be entered into among the Borrower, the Disbursement Agent and the Administrative Agent, in substantially the form of Exhibit E-4 hereto.
     “USD Livranca” means that certain promissory note, dated as of the date hereof, substantially in the form of Exhibit E-12, regarding the Loans (other than the Local Term Loans) executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.
     “Usufruct Agreements” means the usufruct agreements related to the minority shareholders of the Company and the Company’s Subsidiaries, which minority equity interest is required by Legal Requirements of Macau SAR.
     “Venetian Macao Capital Expenditures Amount” means, for each Fiscal Year beginning with the Fiscal Year in which the Venetian Macao Opening Date occurs, $50,000,000.
     “Venetian Macao Casino Project” means the design, development, construction, ownership and operation and maintenance by the Company of casino space located within the Venetian Macao Resort Project and the purchase of associated gaming machines, utensils and equipment.
     “Venetian Macao Completion Date” means the Completion Date with respect to the Venetian Macao Overall Project.
     “Venetian Macao Convention Center” means the design, development, construction, ownership and operation and maintenance by the Cotai Subsidiary of a convention center located on land leased under the Venetian Macao Land Concession Contract and adjacent to the Venetian Macao Resort Project.
     “Venetian Macao Land Concession Contract” means the land concession contract to be entered into between Macau SAR and the Cotai Subsidiary pursuant to which Macau SAR will lease Sites 1 and 2 and the Park Site to the Cotai Subsidiary, and on which the Venetian Macao Overall Project and the Four Seasons Macao Overall Project will be built.
     “Venetian Macao Mall” means the design, development, construction, ownership and operation and maintenance of a retail complex as part of the Venetian Macao Resort Project by the Cotai Subsidiary.
     “Venetian Macao Opening Date” means the Opening Date with respect to the Venetian Macao Overall Project.

     “Venetian Macao Overall Project” means the Venetian Macao Casino Project, the Venetian Macao Resort Project, the Venetian Macao Convention Center and the Venetian Macao Mall and related parts of the Venetian Macao complex, including the energy center and the area generally referred to as the arena; other than any such component that has been sold in a Permitted Asset Disposition pursuant to the terms hereof.
     “Venetian Macao Resort Project” means the design, development, construction, ownership and operation and maintenance by the Cotai Subsidiary of an approximately 3,000 suite luxury hotel resort located on Site 1, which is leased to the Cotai Subsidiary pursuant to the Venetian Macao Land Concession Contract.
     “VVDIL” means Venetian Venture Development Intermediate Limited, a company incorporated under the laws of the Cayman Islands.
     “VVDIL Indebtedness” means Indebtedness (for which no guaranty or other credit support has been given by the Loan Parties) under that certain Credit Agreement, dated March 27, 2003, by and among VVDIL, Scotia Bank as Administrative Agent, Lead Arranger and Bookrunner, and the lenders party thereto.
     “VVDIL Intercompany Debt” means existing intercompany loans of up to $183,261,000 in the aggregate from VVDIL and/or one of its direct or indirect parent companies to the Company, the proceeds of which have been used to pay Project Costs or similar costs relating to the Sands Macao Casino.
     “Withdrawal Period” is defined in subsection 10.7(b).
     1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.
     Except as otherwise expressly provided in this Agreement (including the last sentence of this subsection 1.2), all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to clauses (i), (ii), (iii), (iv) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)) except for those exceptions from GAAP that are called for by the requirements of those sections. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3, except that where material changes to the application of GAAP have occurred after the Closing Date, GAAP as in effect as of the Closing Date will be applied. For the purposes of this Agreement, “consolidated” with respect to any Person shall mean, unless expressly stated to be otherwise, such Person consolidated with its Restricted Subsidiaries and shall not include any Excluded Subsidiary; provided that the parties acknowledge that such definition of “consolidated” is not in accordance with GAAP.

     1.3 Other Definitional Provisions and Rules of Construction.
     A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.
     B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.
     C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
     Any reference to any agreement or instrument shall be deemed to include a reference to such agreement or instrument as assigned, amended, supplemented or otherwise modified from time to time, but only to the extent in accordance with subsection 7.13 (to the extent applicable).
     1.4 Exchange Rates.
     Not later than 1:00 p.m. (Eastern time) on each Recalculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Recalculation Date with respect to Macau Patacas and HK Dollars to be used for calculating the Dollar Equivalent and (ii) give notice thereof to the Lenders and the Borrower. The Exchange Rate so determined shall become effective on the relevant Recalculation Date, shall remain effective until the next succeeding Recalculation Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting any amounts between Dollars and Macau Patacas or HK Dollars, as the case may be.
     Not later than 5:00 p.m. (Eastern time) on each Recalculation Date, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalent of the principal amounts of the Local Term Loans and Swing Line Loans denominated in HK Dollars then outstanding and (ii) notify the Lenders and the Borrower of the results of such determination. For purposes of determining compliance under Section 7 with respect to any amount in Macau Patacas or HK Dollars, as the case may be, such amount shall be deemed to equal the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence. Notwithstanding anything else in this Agreement, the maximum amount of Indebtedness, Liens, Investments and other basket amounts that the Company, the Borrower and the Restricted Subsidiaries may incur under Section 7 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Liens, Investments and other basket amounts, solely as a result of fluctuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness, Liens, Investments and other basket amounts by the Company, the Borrower and the Restricted Subsidiaries under Section 7 the exchange rate of currencies shall be measured as of the date of calculation.

     Section 2. Amounts and Terms of Commitments and Loans.
     2.1 Commitments; Making of Loans; the Register; Notes.
     A. Commitments. Subject to the terms and conditions of this Agreement, each Lender hereby severally agrees to make the Loans described in this subsection 2.1.A.
     (i) Local Term Loans. In a single borrowing, on the Closing Date, each Lender that has a Local Term Loan Commitment (referred to as a “Local Term Loan Lender”), agrees that it will severally make loans (relative to such Lender, its “Local Term Loans”) to the Borrower equal to such Lender’s Local Term Loan Percentage of the aggregate amount of the borrowing of the Local Term Loans requested by the Borrower to be made on such day. No amounts paid or prepaid with respect to Local Term Loans may be reborrowed. No Local Term Loan Lender shall be permitted or required to make any Local Term Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Local Term Loans of such Local Term Loan Lender would exceed such Lender’s Local Term Loan Percentage of the then existing Local Term Loan Commitment Amount. Each Lender’s Local Term Loan Commitment shall expire following the making of the Local Term Loans on the Closing Date. All Loans made or committed to be made under this subsection, collectively, the “Local Term Facility”.
     (ii) Term B Funded Project Loans. In a single borrowing, on the Closing Date, each Lender that has a Term B Funded Project Loan Commitment (referred to as a “Term B Funded Project Loan Lender”), agrees that it will severally make loans (relative to such Lender, its “Term B Funded Project Loans”) to the Borrower equal to such Lender’s Term B Funded Project Percentage of the aggregate amount of the borrowing of the Term B Funded Project Loans requested by the Borrower to be made on such day. No amounts paid or prepaid with respect to Term B Funded Project Loans may be reborrowed. No Term B Funded Project Loan Lender shall be permitted or required to make any Term B Funded Project Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Term B Funded Project Loans of such Term B Funded Project Loan Lender would exceed such Lender’s Term B Funded Project Percentage of the then existing Term B Funded Project Loan Commitment Amount. Each Lender’s Term B Funded Project Loan Commitment shall expire following the making of the Term B Funded Project Loans on the Closing Date. All Loans made or committed to be made under this subsection, collectively, the “Term B Funded Project Tranche”.
     (iii) Term B Funded Non-Casino Loans. In a single borrowing, on the Closing Date, each Lender that has a Term B Funded Non-Casino Loan Commitment (referred to as a “Term B Funded Non-Casino Loan Lender” and each, together with each Term B Funded Project Loan Lender, a “Term B Funded Loan Lender”), agrees that it will severally make loans (relative to such Lender, its “Term B Funded Non-Casino Loans”) to the Borrower equal to such Lender’s Term B Funded Non-Casino Percentage of the aggregate amount of the borrowing of the Term B Funded Non-Casino Loans requested by the Borrower to be made on such day. No amounts paid or prepaid with respect to Term B Funded Non-Casino Loans may be reborrowed. No Term B Funded Non-Casino Loan Lender shall be permitted or required to make any Term B Funded Non-Casino Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Term B Funded Non-Casino Loans of such Term B Funded Non-Casino Loan Lender would exceed such Lender’s Term B Funded Non-Casino Percentage of the then existing Term B Funded Non-Casino Loan Commitment Amount. Each Lender’s Term B Funded Non-Casino Loan Commitment shall expire following the making of the Term B Funded Non-Casino Loans on the Closing Date. All Loans made or committed to be made under this subsection, collectively, the “Term B Funded Non-Casino Tranche”, and together with the Term B Funded Project Tranche, the “Term B Funded Facility”.
     (iv) Term B Delayed Draw Project Loans. From time to time on any Business Day occurring from and after the Closing Date but on or prior to the Term B Delayed Draw Loan Commitment Termination Date, each Lender that has a Term B Delayed Draw Project Loan Commitment (referred to as a “Term B Delayed Draw Project Loan Lender”), agrees that it will severally make loans (relative to such Lender, its “Term B Delayed Draw Project Loans”) to the Borrower equal to such Lender’s Term B Delayed Draw Project Percentage of the aggregate amount of each borrowing of the Term B Delayed Draw Project Loans requested by the Borrower to be made on such day. No amounts paid or prepaid with respect to Term B Delayed Draw Project Loans may be reborrowed. No Term B Delayed Draw Project Loan Lender shall be permitted or required to make any Term B Delayed Draw Project Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Term B Delayed Draw Project Loans of such Term B Delayed Draw Project Loan Lender would exceed such Lender’s Term B Delayed Draw Project Percentage of the then existing Term B Delayed Draw Project Loan Commitment Amount. Each Lender’s Term B Delayed Draw Project Loan Commitment shall expire on the Term B Delayed Draw Loan Commitment Termination Date. All Loans made or committed to be made under this subsection, collectively, the “Term B Delayed Draw Project Tranche”.
     (v) Term B Delayed Draw Non-Casino Loans. From time to time on any Business Day occurring from and after the Closing Date but on or prior to the Term B Delayed Draw Loan Commitment Termination Date, each Lender that has a Term B Delayed Draw Non-Casino Loan Commitment (referred to as a “Term B Delayed Draw Non-Casino Loan Lender” and each, together with each Term B Delayed Draw Project Loan Lender, a “Term B Delayed Draw Loan Lender”), agrees that it will severally make loans (relative to such Lender, its “Term B Delayed Draw Non-Casino Loans”) to the Borrower equal to such Lender’s Term B Delayed Draw Non-Casino Percentage of the aggregate amount of each borrowing of the Term B Delayed Draw Non-Casino Loans requested by the Borrower to be made on such day. No amounts paid or prepaid with respect to Term B Delayed Draw Non-Casino Loans may be reborrowed. No Term B Delayed Draw Non-Casino Loan Lender shall be permitted or required to make any Term B Delayed Draw Non-Casino Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Term B Delayed Draw Non-Casino Loans of such Term B Delayed Draw Non-Casino Loan Lender would exceed such Lender’s Term B Delayed Draw Non-Casino Percentage of the then existing Term B Delayed Draw Non-

Casino Loan Commitment Amount. Each Lender’s Term B Delayed Draw Non-Casino Loan Commitment shall expire on the Term B Delayed Draw Loan Commitment Termination Date. All Loans made or committed to be made under this subsection, collectively, the “Term B Delayed Draw Non-Casino Tranche” and, together with the Term B Delayed Draw Project Tranche, the “Term B Delayed Draw Facility”.
     (vi) Revolving Loans. From time to time on any Business Day occurring from and after the Closing Date but prior to the Revolving Loan Commitment Termination Date, each Lender that has a Revolving Loan Commitment (referred to as a “Revolving Loan Lender”), agrees that it will severally make loans (relative to such Lender, its “Revolving Loans”) to the Borrower equal to such Lender’s RL Percentage of the aggregate amount of each borrowing of the Revolving Loans requested by the Borrower to be made on such day. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans. No Revolving Loan Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender, together with such Lender’s RL Percentage of the Letter of Credit Usage, would exceed such Lender’s RL Percentage of the then existing Revolving Loan Commitment Amount and in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect. Each Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be repaid in full no later than that date. All Loans made or committed to be made under this subsection, collectively, the “Revolving Credit Facility”.
     (vii) Swing Line Loans. At any time prior to the Revolving Loan Commitment Termination Date, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make loans (the “Swing Line Loans”) to the Borrower, in Dollars or HK Dollars as requested by the Borrower, in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Loan Commitments exceed the Revolving Loan Commitments then in effect. Amounts borrowed pursuant to this subsection 2.1A(vii) may be repaid and reborrowed during the Revolving Commitment Period. The Swing Line Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date.
       B. Borrowing Mechanics. Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, and Swing Line Loans which shall be governed by the provisions of subsection 2.10), shall be in an aggregate minimum amount of (y) $15,000,000 and integral multiples of $5,000,000 in excess of that amount (or the equivalent in Macau Patacas) in the case of Term Loans and (z) $1,000,000 and integral multiples of $100,000 in the case of Revolving Loans.

     Whenever the Borrower desires that Lenders make Term Loans (other than the initial Credit Extensions on the Closing Date and Term B Delayed Draw Loans on the Term B Delayed Draw Loan Commitment Termination Date) or Project Cost Revolving Loans, the Borrower shall deliver to the Disbursement Agent the Advance Request, Borrowing Notice, and related documentation required by the terms of Section 2.4.1(a) of the Disbursement Agreement. Each such Advance Request and Borrowing Notice must be received by the Disbursement Agent prior to 2:00 p.m., Eastern time, at least (i) five Business Days prior to the requested Funding Date, in the case of Eurodollar Rate Loans, or (ii) two Business Days prior to the requested Funding Date, in the case of Base Rate Loans and must specify (x) the amount and Type of Loans to be borrowed, (y) the requested Funding Date and (z) in the case of Eurodollar Rate Loans, the length of the initial Interest Period therefor. Each relevant Lender will make the amount of its share of each borrowing as is required pursuant to and subject to the requirements of Section 2.4.3(a) of the Disbursement Agreement available to the Disbursement Agent in immediately available Dollars.
     Whenever the Borrower desires that Lenders make Revolving Loans that are not Project Cost Revolving Loans (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, and Swing Line Loans which shall be governed by the provisions of subsection 2.10), it shall deliver to the Administrative Agent a Borrowing Notice no later than 1:00 p.m. (Eastern time) at least five Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). The Borrowing Notice shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of Revolving Loans requested, (iii) whether such Revolving Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (iv) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. The Borrower shall notify Administrative Agent prior to the funding of any such Revolving Loans in the event that any of the matters to which the Borrower is required to certify in the applicable Borrowing Notice is no longer true and correct as of the applicable Funding Date, and the acceptance by the Borrower of the proceeds of any such Revolving Loans shall constitute a recertification by the Borrower, as of the applicable Funding Date, as to the matters to which the Borrower is required to certify in the applicable Borrowing Notice. The parties hereto acknowledge and confirm that, notwithstanding any other provision of this Agreement, the Borrower shall not be permitted to request that any Revolving Loans be made on the Closing Date.
     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Borrowing Notice for a Eurodollar Rate Loan or a HIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.
     All proceeds of Term B Funded Project Loans not otherwise used to repay the Refinanced Debt or pay Transaction Costs on the Closing Date shall be deposited first, in the Interest Escrow Account in the amount required by Section 4.1H(iii), pro rata with any Term B Funded Non-Casino Loans not otherwise used to repay the Refinanced Debt or pay Transaction Costs on the Closing Date, and second, in the Project Loans Proceeds Sub-Account. All proceeds of Term B Funded Non-Casino Loans not otherwise used to repay the Refinanced Debt or pay Transaction Costs on the Closing Date shall be deposited first, in the Interest Escrow Account in the amount required by Section 4.1H(iii), pro rata with any Term B Funded Project Loans not otherwise used to repay the Refinanced Debt or pay Transaction Costs on the Closing Date, and second, in the Non-Casino Loans Proceeds Sub-Account. All proceeds of Local Term Loans borrowed on the Closing Date shall be deposited in the Local Currency Loans Account. All Term B Delayed Draw Loans not otherwise borrowed prior to the Term B Delayed Draw Loan Commitment Termination Date may be borrowed on the Term B Delayed Draw Loan Commitment Termination Date and deposited in the Project Loans Proceeds Sub-Account and the Non-Casino Loans Proceeds Sub-Account, as applicable, following delivery of a Borrowing Notice with respect to such Term B Delayed Draw Loans setting forth the information requested thereby.
     C. Lending of Funds. All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by the Administrative Agent of (x) in the case of Term Loans (other than the initial Credit Extensions on the Closing Date, and Term B Delayed Draw Loans on the Term B Delayed Draw Loan Commitment Termination Date) or Project Cost Revolving Loans, an Advance Request and Construction Consultant’s certificate from the Disbursement Agent, or (y) if no delivery is required pursuant to clause (x), in the case of any Term Loans or any Revolving Loans, a Borrowing Notice pursuant to subsection 2.1B, the Administrative Agent shall notify each Lender of the proposed borrowing. Each applicable Lender shall (unless in the case of Term Loans or Project Cost Revolving Loans, the Administrative Agent shall have subsequently received a Stop Funding Notice) make the amount of its Loan available to the Administrative Agent not later than 12:00 Noon (Eastern time) on the applicable Funding Date (which in the case of Term Loans (other than the initial Credit Extensions on the Closing Date and Term B Delayed Draw Loans on the Term B Delayed Draw Loan Commitment Termination Date) and Project Cost Revolving Loans shall be the “Advance Date” specified in the applicable Advance Notice), in same day funds in Dollars (other than Local Term Loans, which shall be funded in Macau Patacas), at the Payment and Funding Office, and the Administrative Agent shall make such funds (a) available to the Disbursement Agent no later than 1:00 pm (Eastern time) on the applicable Funding Date by depositing such Local Term Loans in the Local Currency Loans Account and such Term B Loans or Project Cost Revolving Loans in the applicable Term Loan Disbursement Sub-Account (and in so doing such Loans shall be deemed made available to the Borrower hereunder) and the Disbursement Agent shall then make the proceeds of such Loans available to the Borrower in accordance with and upon fulfillment of the conditions set forth in the Disbursement Agreement, and (b) in the case of all Revolving Loans other than Project Cost Revolving Loans, available to the Borrower no later than 1:00 p.m. (Eastern time) on the applicable Funding Date. Notwithstanding the foregoing, upon instruction of the Administrative Agent, Local Term Loans made on the Closing Date will instead be made available to the Disbursement Agent not later than 12:00 noon (Macau time) by direct deposit of such Loans by the Local Term Lenders into the Local Currency Loans Account on behalf of the Administrative Agent. Except as provided in subsection 3.3B with respect to Revolving Loans used to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsection 4.2, the Administrative Agent shall make the aggregate amount of Revolving Loans received by the Administrative Agent from Lenders available by crediting the account of the Borrower at the Payment and Funding Office in the amount of such Loans.
     The Administrative Agent shall notify each relevant Lender promptly upon receipt of any Stop Funding Notice, but shall bear no liability if, despite the receipt of such Stop Funding Notice, any Lender makes available any money to the Administrative Agent in respect of the requested Loans. In such event, the Administrative Agent shall refund the amount received by it as promptly as possible and in any event by the following Business Day.
     Unless the Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
       D. The Register.
     (i) The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain, as agent for the Borrower, at its address referred to in subsection 10.9, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (ii) The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitment and the Loans (in accordance with the provisions of Section 10.1) from time to time of each Lender, and each repayment or prepayment in respect of the principal amount of the Loans of each Lender. Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error;

provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of any Loan Party in respect of any applicable Loans.
     (iii) Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of any Loan Party in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
     (iv) The Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
       E. Notes. The Borrower agrees that, upon request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Loan Party.
     2.2 Interest on the Loans.
     A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to (i) the Base Rate, (ii) in the case of Revolving Loans (but not including Swing Line Loans) or Term B Loans, the Adjusted Eurodollar Rate, or (iii) in the case of Local Term Loans only, the HIBOR Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Borrower initially at the time a Borrowing Notice is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of subsections 2.2E and 2.7, the Loans shall bear interest at a rate per annum as follows:
     (a) if a Base Rate Loan, then from the date of funding of such Loan at the sum of the Base Rate plus the Applicable Margin for such Loans; or
     (b) if a Eurodollar Rate Loan, then from the date of funding of such Loan at the sum of the Adjusted Eurodollar Rate plus the Applicable Margin for such Loans; or
     (c) if a HIBOR Rate Loan, then from the date of funding of such Loan at the sum of the HIBOR Rate plus the Applicable Margin for such Loans.
All Eurodollar Rate Loans and HIBOR Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Loan or HIBOR Rate Loan.
     B. Interest Periods. In connection with each Eurodollar Rate Loan or HIBOR Rate Loan, the Borrower may, pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at the Borrower’s option, either a one, two, three or six month period (or, with the consent of all relevant Lenders, nine or twelve months); provided that:
     (i) the initial Interest Period for any Eurodollar Rate Loan or HIBOR Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan or HIBOR Rate Loan, or on the date specified in the applicable Conversion/Continuation Notice, in the case of a Loan converted to a Eurodollar Rate Loan or HIBOR Rate Loan;
     (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan or HIBOR Rate Loan continued as such pursuant to a Conversion/Continuation Notice, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;
     (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
     (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subsection 2.2B(v), end on the last Business Day of a calendar month;
     (v) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date for such Loans;
     (vi) no Interest Period shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal of the Loans or a permanent reduction of the Revolving Loan Commitments is scheduled to occur unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans plus (b) the aggregate principal amount of Loans that are Eurodollar Rate Loans or HIBOR Rate Loan with Interest Periods expiring on or before such date plus (c) the excess of the Commitments then in effect over the aggregate principal amount of the Loans then outstanding equals or exceeds the principal amount required to be paid on the Loans or the permanent reduction of the Commitments that is scheduled to occur, on such date;
     (vii) there shall be no more than 12 Interest Periods outstanding at any time;
     (viii) in the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan or HIBOR Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month; and
     (ix) the Borrower may not select an Interest Period of greater than one month until sixty days after the Closing Date (unless prior thereto the Co-Syndication Agents provide written notice that the syndication has been completed).
       C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears (in the same currency as the Loans made to the Borrower) on each Interest Payment Date with respect to such Loan, shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
       D. Conversion or Continuation. Subject to the provisions of subsection 2.6, the Borrower shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $3,000,000 (or $1,000,000 in the case of Revolving Loans) and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan or HIBOR Rate Loan, to continue all or any portion of such Loan equal to $3,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan or HIBOR Rate Loan; provided, however, that a Eurodollar Rate Loan or HIBOR Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.
     The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. (Eastern time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least five Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan or HIBOR Rate Loan). A Conversion/Continuation Notice shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan or HIBOR Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan or HIBOR Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Conversion/Continuation Notice to the Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, the Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.
     Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice the Borrower shall have effected a conversion or continuation, as the case may be, hereunder.
     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Conversion/Continuation Notice for conversion to, or continuation of, a Eurodollar Rate Loan or a HIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
     E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, all overdue amounts other than fees then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (and, in the case of any fees, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans and HIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in the interest rate is effective such Eurodollar Rate Loans and HIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

     F. Computation of Interest and Commitment Fees. Interest on the Loans and commitment fees shall be computed on the basis of (i) a 360-day year, in the case of Eurodollar Rate Loans, and (ii) a 365-day year, in respect of Base Rate Loans, HIBOR Rate Loans and commitment fees, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, (i) the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term B Loan during any period when such Loans may be assigned through a Settlement Service, the last Interest Payment Date with respect to such Term B Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan or a HIBOR Rate Loan, the date of conversion of such Eurodollar Rate Loan or HIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and (ii) the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan or a HIBOR Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan or HIBOR Rate Loan, or, with respect to a Term B Loan during any period when such Loans may be assigned through a Settlement Service, the current Interest Payment Date with respect to such Term B Loan as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
     2.3 Fees.
     A. Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for distribution to each (i) Revolving Loan Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (A) the aggregate principal amount of outstanding Revolving Loans but not the Letter of Credit Usage plus (B) the Letter of Credit Usage multiplied by 0.50% per annum, and (ii) each Term B Delayed Draw Loan Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Term B Delayed Draw Loan Commitment Termination Date equal to the average of the daily unused Term B Delayed Draw Loan Commitments multiplied by 1.375% per annum, in each case such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date or the Term B Delayed Draw Loan Commitment Termination Date, as applicable.
     B. Annual Administrative Fee. The Borrower agrees to pay to the Administrative Agent an annual administrative fee in the amount and at the times set forth in the Administrative Agent’s Fee Letter.
     C. Other Fees. The Borrower agrees to pay to the Agents such other fees in the amounts and at the times as may be agreed by them in writing.

     2.4 Repayments, Prepayments and Reductions in Commitments; General Provisions Regarding Payments.
     The Borrower shall repay, in full, the unpaid principal amount of each Loan upon the applicable Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.
     A. Scheduled Payments of Term Loans.
     Local Term Loans. The Borrower shall make principal payments on the Local Term Loans in Macau Patacas in installments on each Quarterly Payment Date commencing with the Quarterly Payment Date at the end of the first full fiscal quarter following the Venetian Macao Completion Date and on the Maturity Date (to the extent not previously repaid), in an amount equal to 6.25% of the initial aggregate principal amount of Local Term Loans; provided that the remainder shall be due in four equal installments on the final three Interest Payment Dates for Term Loans preceding, and on, the applicable Maturity Date; and
     Term B Loans. The Borrower shall make principal payments on the Term B Delayed Draw Loans and the Term B Funded Loans in Dollars in installments on each Interest Payment Date for Term Loans commencing with the Interest Payment Date at the end of the first full fiscal quarter following the Venetian Macao Completion Date and on the applicable Maturity Date (to the extent not previously repaid), in an amount equal to 0.25% of the initial aggregate principal amount of such Class of Term B Loans; provided that the remainder shall be due in four equal installments on the final three Interest Payment Dates for Term Loans preceding, and on, the applicable Maturity Date; provided, further, in the event any New Term Loans are made, such New Term Loans shall be repaid as set forth in the applicable Joinder Agreement
; provided, further, that the scheduled installments of principal of each Class of Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv), and the final installment payable by the Borrower in respect of the Term Loans shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by the Borrower under this Agreement with respect to the Term Loans.
     B. Prepayments and Unscheduled Reductions in Commitments.
     (i) Voluntary Prepayments. The Borrower may, upon not less than one Business Day’s prior written or telephonic notice given to the Administrative Agent by 1:00 p.m. (Eastern time), in the case of Base Rate Loans (other than Swing Line Loans denominated in HK Dollars), five Business Days’ prior written or telephonic notice given to the Administrative Agent by 1:00 p.m. (Eastern time), in the case of Eurodollar Rate Loans and HIBOR Rate Loans, and upon written or telephonic notice given to the Administrative Agent by 11:00 a.m. (Hong Kong time) on the date of such prepayment with respect to Swing Line Loans denominated in HK Dollars, and in each case, if given by telephone, promptly confirmed in writing to the Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any

Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount (or in the case of Swing Line Loans, in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount); provided, however, that with respect to any Eurodollar Rate Loan or a HIBOR Rate Loan not prepaid on the expiration of the Interest Period applicable thereto the Borrower shall pay any amount payable pursuant to subsection 2.6D; provided, further, that no such voluntary prepayments will be permitted (other than in respect of Revolving Loans or Swing Line Loans) at any time prior to the date that all Active Projects have achieved Completion unless the Borrower demonstrates in an Officers’ Certificate that the Company is In Balance on a pro forma basis after giving effect to such prepayment, it being understood that this requirement shall be reinstated at any time thereafter if and when another Project becomes an Active Project, and shall continue until such other Project reaches Completion or is abandoned, at which time this requirement will again terminate so long as no other Project has then become an Active Project. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein in the currency in which such loans were made to the Borrower unless such notice is in connection with a refinancing of the Loans in which case such notice may be conditioned upon consummation of such refinancing. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).
     (ii) Voluntary Reductions of Commitments. The Borrower may, upon not less than five Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (A) the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction, or (B) the Term B Delayed Draw Loan Commitments; provided that any such partial reduction of such Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, further, that no such voluntary commitment reductions will be permitted at any time prior to the date that all Active Projects have achieved Completion unless the Borrower demonstrates in an Officers’ Certificate that the Company is In Balance on a pro forma basis after giving effect to such reduction. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, it being understood that this requirement shall be reinstated at any time thereafter if and when another Project becomes an Active Project, and shall continue until such other Project reaches Completion or is abandoned, at which time this requirement will again terminate so long as no other Project has then become an Active Project, and such termination or reduction of such Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce such Commitment of each Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Commitments shall be applied as specified in subsection 2.4B(iv).

     (iii) Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):
     (a) Prepayments From Net Asset Sale Proceeds. If any Asset Sale is consummated on or after the Opening Date of the Project (or portion thereof) to which such assets being sold, transferred or otherwise disposed of relate, then no later than the fifth Business Day following the date of receipt by any Loan Party of any Net Asset Sale Proceeds in respect of such Asset Sale (other than Net Asset Sale Proceeds in respect of (i) the sale of any obsolete, worn out or surplus assets or assets no longer used or useful in the business of a Loan Party to the extent such Net Asset Sale Proceeds are reinvested in the business of the Loan Parties within 12 months of receipt and (ii) Permitted Asset Dispositions or Asset Sales permitted pursuant to subsections 7.7(xviii) or (xx), to the extent such Net Asset Sale Proceeds are reinvested in assets of the Loan Parties constituting Collateral within 12 months of receipt), the Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds (except that, in the case of Net Asset Sale Proceeds received from Permitted Asset Dispositions constituting the sale of the Venetian Macao Mall, Four Seasons Mall or Four Seasons Macao Resort Project (including any complementary suites comprising a portion thereof), if the Company makes a dividend with the proceeds thereof in accordance with subsection 7.5(ii), such prepayments shall only be required in an amount not less than the greater of (x) all Project Costs spent in respect of such Project and (y) 75% of the Net Asset Sale Proceeds received in respect of such Permitted Asset Disposition); provided that no such prepayment or reinvestment shall be required with respect to any Asset Sales if at the time such prepayment would otherwise be due (A) no Event of Default or Potential Event of Default has occurred and is continuing or will result from such Asset Sale, and (B) the Consolidated Leverage Ratio is, prior to giving effect to such prepayment, less than 3.0:1.0. For purposes of this subsection 2.4B(iii)(a), (a) no Net Asset Sale Proceeds shall be deemed to have been received by a Loan Party as a result of any Asset Sale of a complementary accommodation at any Project until such time as the final payment for such Asset Sale is received (and is not contractually subject to return or refund) by a Loan Party, and (b) no prepayment shall be required with respect to Net Asset Sale Proceeds received as a result of Asset Sales of complementary accommodations until the aggregate amount of such Net Asset Sale Proceeds is in excess of $10,000,000 since the prior prepayment made with respect to Net Asset Sale Proceeds received as a result of Asset Sales of complementary accommodations, and in no event shall any prepayments with respect to Net Asset Sale Proceeds received as a result of Asset Sales of complementary accommodations be required to be made more frequently than once per calendar month.
     (b) Prepayments from Net Loss Proceeds. Subject to subsection 6.4C, the terms of the Gaming Concession Contract and applicable law, no later than the date on which Net Loss Proceeds are required to be applied to prepayment of Loans pursuant to the last sentence of this subsection 2.4B(iii)(b), the Borrower shall prepay the Loans in an amount equal to such Net Loss Proceeds; provided, however, so long as no Event of Default has occurred and is continuing, the Borrower or another Loan Party may use such Net Loss Proceeds to repair, restore and replace the property or asset with respect to which such Net Loss Proceeds were paid in order to compensate the Borrower or such other Loan Party for the Event of Loss which occurred thereto so long as such Net Loss Proceeds are used for such purposes within 365 days of the Borrower’s receipt of such Net Loss Proceeds. To the extent such Net Loss Proceeds are not so reinvested, the Borrower will make a prepayment of the Loans within five Business Days of the end of such 365 day period; provided further, that no prepayment shall be required with any Net Loss Proceeds from any Event of Loss that, taken together with all other Events of Loss from and after the Closing Date as to which the Net Loss Proceeds were not used to prepay loans hereunder do not exceed $5,000,000 in the aggregate, so long as such Net Loss Proceeds are reinvested in assets of the Loan Parties used or useful in the business of the Loan Parties (which assets shall be pledged as Collateral to support the Obligations) within 365 days of the Borrower’s receipt of such Net Loss Proceeds.
     (c) Prepayments from Net Termination Proceeds. No later than the fifth Business Day following the date of receipt by the Company or any other Loan Party of any Net Termination Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Termination Proceeds.
     (d) Prepayments Due to Incurrence of Debt. On the fifth Business Day following the date of receipt by the Company or any other Loan Party, of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being “Net Proceeds”) from the incurrence of any debt of the Company or any other Loan Party (other than any debt expressly permitted under subsection 7.1), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Proceeds.
     (e) Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d), the Borrower shall deliver to the Administrative Agent an Officers’ Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Asset Sale Proceeds, Net Loss Proceeds, Net Termination Proceeds or Net Proceeds, as the case may be, that gave rise to such prepayment. In the event that the Borrower shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers’ Certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent an Officers’ Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.
     (f) Prepayments Due to Residual Term Loan Proceeds.
     (1) On December 31, 2007 (as such date may be extended to the same extent that the Outside Completion Deadline for the Sands Macao Podium Expansion Project or the Venetian Macao Overall Project is extended in accordance with the terms of Section 6.3.2 of the Disbursement Agreement due to Events of Force Majeure), if the conditions precedent to the Initial Standard

Advance Date set forth in Section 3.1 of the Disbursement Agreement have not been met, the Borrower shall apply any proceeds of Term Loans on deposit in the General Disbursement Account, the Term Loan Disbursement Account, the Interest Escrow Account, and any other Account or sub-account thereof maintained under the Disbursement Agreement or this Agreement within five Business Days of such date, pro rata between the Facilities, to prepay the Loans (including any outstanding Revolving Loans), and reduce the Revolving Loan Commitments to an amount no greater than $250,000,000; and
     (2) on the fifth Business Day following the Last Project Final Completion Date, pursuant to the terms of the Disbursement Agreement, any proceeds of Term Loans or Revolving Loans remaining in the Local Currency Loans Account, the Non-Casino Sub-Account, or the Casino Sub-Account maintained under the Disbursement Agreement (collectively, “Completion Proceeds”) shall be applied to prepay the Loans; provided that no such prepayment shall be required if the Consolidated Leverage Ratio on such fifth Business Day after the Last Project Final Completion Date is, prior to giving effect to such prepayment, less than 3.0:1.0.
       (g) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. The Borrower shall from time to time prepay Swing Line Loans and/or Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect; provided that no prepayments shall be required pursuant to this clause (g) due to fluctuations in the exchange rates of currencies, which is subject to clause (j) below.
       (h) Drawings on Conforming Adelson L/Cs. In the event that any Conforming Adelson L/C Draw Event shall have occurred, the Administrative Agent may draw down on each outstanding Conforming Adelson L/C in its entirety. For the avoidance of doubt, a Conforming Adelson L/C Draw Event shall be in addition to an Event of Default described in Section 8 and (i) the Administrative Agent shall not be required to exercise any rights or remedy under Section 8 in order to draw on the Conforming Adelson L/Cs and (ii) any drawing on a Conforming Adelson L/C shall not be deemed to be a waiver of any Event of Default. Notwithstanding the foregoing, at the request of the Borrower, the Administrative Agent shall release any Conforming Adelson L/C or a portion thereof in its possession to the Borrower, provided that each of the following conditions shall have been satisfied: (i) no Conforming Adelson L/C Draw Event shall have occurred and be continuing, (ii) the Borrower shall at such time be in compliance with subsection 7.6 and shall have been in compliance therewith for the preceding four consecutive quarters (without giving effect to any such Conforming Adelson L/C or a portion thereof or any substitute equity contribution by Adelson or his Affiliates), (iii) no Event of Default or Potential Event of Default shall have occurred and be continuing and (iv) since the last day of the preceding calendar year, no event or change shall have occurred that caused, in any case or in the aggregate, a Material Adverse Effect.

     (i) Prepayments Due to Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year commencing with the first full Fiscal Year following the one-year anniversary of the Venetian Macao Completion Date, the Borrower shall, no later than 105 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments); provided during any period in which the Consolidated Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to subsection 6.1(iv) calculating the Consolidated Leverage Ratio as of the last day of such Fiscal Year) shall be less than 5.0:1.00 but greater than or equal to 4.0:1.0, the Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments); and provided, further that during any period in which the Consolidated Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to subsection 6.1(iv) calculating the Consolidated Leverage Ratio as of the last day of such four Fiscal Quarter period) shall be 4.0:1.00 or less, the Borrower shall not be required to make the prepayments and/or reductions otherwise required hereby.
     (j) Prepayments Due to Currency Fluctuations. The Administrative Agent shall calculate the Dollar Equivalent of the Total Utilization of Revolving Loan Commitments on each Recalculation Date. If such calculation reflects that, as of such Recalculation Date, the Dollar Equivalent of the Total Utilization of Revolving Loan Commitments exceeds an amount equal to one hundred and two percent (102%) of the Revolving Loan Commitment Amount then in effect, then, within two Business Days after notice of such calculation from the Administrative Agent to the Borrower, the Borrower shall prepay Swing Line Loans or Revolving Loans and/or cash collateralize outstanding Letters of Credit in an aggregate amount sufficient to reduce the Total Utilization of Revolving Loan Commitments as of such date of payment to an amount not exceeding one hundred percent (100%) of the Revolving Loan Commitment Amount then in effect; provided, that solely for purposes of measuring compliance with this Section 2.4B(iii)(j), the amount of cash collateral delivered to the Collateral Agent pursuant hereto shall be deemed to have reduced the Revolving Loan Commitment Amount. Each such prepayment shall be applied to the Revolving Loans of Revolving Lenders in accordance with their respective Pro Rata Shares.
     (iv) Application of Prepayments.
     (a) Application of Voluntary Prepayments by Type of Loan and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans and Revolving Loans to the full extent thereof on a pro rata basis and second to repay outstanding Term Loans on a pro rata basis (in accordance with subsection 2.4B(iv)(c)); provided, further, that so long as any such Tranche is outstanding, all voluntary prepayments of Term B Funded Loans or Term B Delayed Draw Loans shall in each case be made pro rata as among the Project Tranche and Non-Casino Tranche comprising a portion thereof.
       (b) Application of Mandatory Prepayments by Type of Loans.
     (1) General Application. Any amount (the “Applied Amount”) required to be applied as a mandatory prepayment of the Term Loans pursuant to subsections 2.4B(iii)(a)-(f), (h) or (i) shall be applied, subject to paragraph (d) below, to first prepay the Term Loans on a pro rata basis (measured first as between (x) Term B Funded Loans and (y) outstanding Term B Delayed Draw Loans and Term B Delayed Draw Loan Commitments, then as between the respective Non-Casino Tranches and Project Tranches comprising a portion thereof) to the full extent thereof and second, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof (without any reduction of Revolving Loan Commitments).
     (2) Term B Delayed Draw Loans. If, at any time prior to the Term B Delayed Draw Loan Commitment Termination Date, any prepayments of Term B Delayed Draw Loans are required pursuant to this subsection 2.4B(iv)(b) in an amount exceeding the Term B Delayed Draw Loans then outstanding (the excess of the portion of the Applied Amount to be applied to Term B Delayed Draw Loans over the aggregate principal amount of Term B Delayed Draw Loans then outstanding, the “Excess Term B Delayed Draw Amount”) then: (A) the outstanding Term B Delayed Draw Loans shall be prepaid in full, (B) the lesser of (x) the Excess Term B Delayed Draw Amount and (y) an amount equal to the remaining Term B Delayed Draw Loan Commitments shall be deposited in proper proportion into the applicable Term Loan Disbursement Sub-Accounts, and (C) an amount of Term B Delayed Draw Loan Commitments equal to the Excess Term B Delayed Draw Amount, or if less, the remaining Term B Delayed Draw Loan Commitments, shall be canceled.
       (c) Application of Prepayments of Term Loans to the Scheduled Installments of Principal Thereof. Any prepayments of a Class of Term Loans pursuant to subsection 2.4B(i) or 2.4B(iii)(a)-(f), (h) or (i) shall be applied to reduce the scheduled installments of principal of such tranche of Term Loans set forth in subsection 2.4A, on a pro rata basis.
       (d) Refusal of Prepayments. Notwithstanding the foregoing, in the case of any such prepayment of the Term B Funded Loans otherwise required to be applied pursuant to this subsection, any Term B Funded Loan Lender may elect not to have its Term B Funded Loans prepaid by delivering a notice to the Administrative Agent at least one Business Day prior to the date that such prepayment is to be made in which notice such Lender shall decline to have such Term B Funded Loans prepaid with the amounts set forth above, in which case the amounts that would have been applied to a prepayment of such Term B Funded Loan Lender’s Term B Funded Loans shall instead be applied first, to a prepayment of the outstanding principal amount of (i) all outstanding Term B Delayed Draw Loans (in accordance with the terms of subsection 2.4(B)(iv)(b)(2) above) and (ii) all outstanding Local Term Loans, on a pro rata basis, until all outstanding Term B Delayed Draw Loans and Local Term Loans have been prepaid in full, second, to prepay other outstanding Term B Funded Loans, and third, to a repayment of outstanding Revolving Loans (without any reductions in Commitments thereunder). Any remaining proceeds shall be returned to the Borrower.
     (e) Application of Prepayments to Base Rate Loans, Eurodollar Rate Loans and HIBOR Rate Loans. Considering Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans or HIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to subsection 2.6D.
       C. General Provisions Regarding Payments.
     (i) Manner and Time of Payment. All payments by the Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars (other than with regard to (a) Local Term Loans, for which payments shall be made in Macau Patacas, and (b) Swing Line Loans, for which payments shall be made in Dollars or HK Dollars, as applicable) in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (Eastern time) on the date due at the Payment and Funding Office (except that in the case of (x) Swing Line Loans denominated in HK Dollars and (y) Local Term Loans only, the time for delivery shall be 1:00 p.m. (local time) on the date due at an office of the Administrative Agent, or to an account in the name of the Administrative Agent, to be notified to the Borrower in writing) for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day. The Borrower hereby authorizes the Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
     (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.
     (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans proportionately to Lenders’ respective Pro Rata Shares. The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender, at its primary address set forth on Schedule 2.1 or at such other address as such Lender may request, its Pro Rata Share of all such payments received by the Administrative Agent and the commitment fees of such Lender when received by the Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans or HIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
     (iv) Payments on Business Days. Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.
     (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of the Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.
       2.5 Use of Proceeds.
       A. Revolving Loans. The proceeds of the Revolving Loans (other than any New Revolving Loans), including any Swing Line Loans, shall be applied by the Borrower for working capital and general corporate purposes of the Loan Parties (other than the Immaterial Subsidiaries) (including to finance Non-Casino Project Costs and/or to make Cotai Strip Investments), including any investment or payment permitted hereunder.
       B. Local Term Loans. The proceeds of the Local Term Loans shall be applied by the Borrower to pay Project Costs, finance land concession payments pursuant to Land Concession Contracts permitted by the terms of this Agreement to be entered into and exist, and make Cotai Strip Investments.
       C. Term B Delayed Draw Project Loans. The proceeds of the Term B Delayed Draw Project Loans shall be applied by the Borrower to pay Project Costs, finance land concession payments pursuant to Land Concession Contracts permitted by the terms of this Agreement to be entered into and exist, and make Cotai Strip Investments.
       D. Term B Delayed Draw Non-Casino Loans. The proceeds of the Term B Delayed Draw Non-Casino Loans shall be applied by the Borrower to pay Non-Casino Project Costs,

finance land concession payments pursuant to Land Concession Contracts permitted by the terms of this Agreement to be entered into and exist, and make Cotai Strip Investments.
     E. Term B Funded Project Loans. The proceeds of the Term B Funded Project Loans shall be applied by the Borrower to repay the Refinanced Debt, pay Transaction Costs, fund the Interest Escrow Account, pay Project Costs, finance land concession payments pursuant to Land Concession Contracts permitted by the terms of this Agreement to be entered into and exist, and make Cotai Strip Investments.
     F. Term B Funded Non-Casino Loans. The proceeds of the Term B Funded Non-Casino Loans shall be applied by the Borrower to repay the Refinanced Debt, pay Transaction Costs, fund the Interest Escrow Account, pay Non-Casino Project Costs, finance land concession payments pursuant to Land Concession Contracts permitted by the terms of this Agreement to be entered into and exist, and make Cotai Strip Investments.
     G. New Term Loans and New Revolving Loans. The proceeds of the first $400,000,000 of New Term Loans and/or New Revolving Loans, if any, shall be applied by the Borrower to pay Project Costs, or to the extent so limited in the applicable Joinder Agreements, Non-Casino Project Costs. To the extent more than $400,000,000 of New Term Loans and New Revolving Loans are made, any additional proceeds shall be applied to pay Project Costs (or to the extent so limited in the applicable Joinder Agreements, Non-Casino Project Costs) in connection with Cotai Strip Investment Projects owned by such Restricted Subsidiaries that would have constituted Cotai Strip Investments had the relevant Cotai Strip Excluded Subsidiaries not been converted into Restricted Subsidiaries.
     H. FF&E Deposit Loans. The Term B Loans and/or Project Cost Revolving Loans may be used temporarily as FF&E Deposit Loans if, and during the periods when, the funding conditions under an FF&E Document have not been met, subject to the reimbursement provisions hereof, and subject to the requirements of clause A, and clauses C through F, of this subsection 2.5, as applicable.
     I. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.
     2.6 Special Provisions Governing Eurodollar Rate Loans and HIBOR Rate Loans.
     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans or HIBOR Rate Loans as to the matters covered:
     A. Determination of Applicable Interest Rate. As soon as practicable after 11:00 A.M. (Eastern time, except in the case of HIBOR Rate Loans, which shall be determined at 11:00 A.M. Hong Kong time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans or HIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.
     B. Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans or HIBOR Rate Loans, that by reason of circumstances affecting the interbank Eurodollar or HK Dollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate or HIBOR Rate, as the case may be, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans or HIBOR Rate Loans, as the case may be, until such time as Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be made with respect to Base Rate Loans.
     C. Illegality or Impracticability of Eurodollar Rate Loans or HIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans or HIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order not in effect on the date such Person became a Lender (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) would cause such Lender material financial hardship as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar or HK Dollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans or HIBOR Rate Loans, as the case may be, shall be suspended until such notice shall be withdrawn by the Affected Lender (which such Affected Lender shall do at the earliest practicable date), (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan or HIBOR Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans or HIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans or HIBOR Rate Loans in accordance with the terms of this Agreement.
     D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans or HIBOR Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan or HIBOR Rate Loan does not occur on a date specified therefor in a Borrowing Notice or a telephonic request for borrowing, as applicable, or a conversion to or continuation of any Eurodollar Rate Loan or HIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i) and subsection 2.4B(iii)) or other principal payment or any conversion of any of its Eurodollar Rate Loans or HIBOR Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans or HIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower in the repayment of its Eurodollar Rate Loans or HIBOR Rate Loans when required by the terms of this Agreement. If at any time any prepayment is required that would give rise to any compensation pursuant to this subsection 2.6D under clause (ii) of the preceding sentence, and no Potential Event of Default or Event of Default has occurred and is continuing, then at the Borrower’s option upon five Business Days’ notice to the Administrative Agent, the applicable prepayment amount may be deposited irrevocably into the Prepayment Account in lieu of payment to the applicable Lenders. Such funds shall be held in the Prepayment Account until the last day of the applicable Interest Period, at which time the amount deposited in the Prepayment Account shall be further disbursed to the applicable Lenders. The deposit of amounts into the Prepayment Account shall not constitute a prepayment of principal and all principal to be prepaid using the proceeds from such account shall continue to accrue interest at the then applicable interest rate until actually prepaid.
     E. Booking of Eurodollar Rate Loans or HIBOR Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans or HIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.
     F. Assumptions Concerning Funding of Eurodollar Rate Loans and HIBOR Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans and/or HIBOR Rate Loans through the purchase of a Eurodollar or HK Dollar, as the case may be, deposit bearing interest at the rate obtained pursuant to clause (a) of the definition of Adjusted Eurodollar Rate or HIBOR Rate, as the case may be, in an amount equal to the amount of such Eurodollar Rate Loan or HIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar or HK Dollar deposit from an offshore office of that Lender to a domestic office of that Lender in the

United States; provided, however, that each Lender may fund each of its Eurodollar Rate Loans or HIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.
     G. Eurodollar Rate Loans and HIBOR Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) the Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan or HIBOR Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed made with respect to Base Rate Loans.
     2.7 Increased Costs; Taxes; Capital Adequacy.
     A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Instrumentality, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):
     (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;
     (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans or HIBOR Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate or HIBOR Rate, respectively); or
     (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar or HK Dollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be prima facie evidence of the matters set forth therein.
       B. Withholding of Taxes.
     (i) Payments to Be Free and Clear. All sums payable by the Borrower or any other Loan Party under this Agreement and the other Loan Documents to any Agent or any Lender shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within (a) the United States or any political subdivision in or of the United States or (b) Macau SAR or any political subdivision in or of Macau SAR or (c) any other jurisdiction from or to which a payment is made or deemed made by or on behalf of the Borrower or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment, all such non-excluded Taxes being hereinafter collectively referred to as “Included Taxes”.
     (ii) Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Included Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:
     (a) the Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;
     (b) the Borrower shall pay any such Included Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;
     (c) the sum payable by the Borrower or any other Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deduction, withholding or payment on amounts paid pursuant to this subsection 2.7B), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no deduction, withholding or payment been required or made; and

     (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Included Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
     (iii) Evidence of Reduction of or Exemption from Withholding Tax. (a) A Lender that is entitled to an exemption from or reduction of any Included Taxes imposed on payments made by the Borrower or any Guarantor pursuant to the Loan Documents shall deliver to the Administrative Agent for transmission to the Borrower, promptly upon request to such Lender by the Borrower, such properly completed and executed documentation provided by the Borrower and prescribed by applicable law and such other information reasonably requested that is necessary to reduce or eliminate such Tax. Notwithstanding the foregoing, no Lender shall be obligated to provide any documentation pursuant to this subsection 2.7B(iii) if such Lender is not legally able to do so. For the avoidance of doubt, a Lender’s failure to provide information or documentation which it is not legally able to provide shall not affect its right to receive additional amounts pursuant to subsection 2.7B(ii).
     (b) Each Lender required to deliver any documentation or other information pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such documentation or other information, that (i) whenever a lapse in time or change in circumstances renders documentation or other information about such Lender obsolete or inaccurate in any material respect, then such Lender shall inform the Borrower and shall at the request of the Borrower, or (ii) if the Borrower otherwise requests, promptly (1) deliver to the Administrative Agent for transmission to the Borrower replacement documentation as provided by the Borrower which is properly completed and duly executed by such Lender, together with any other information reasonably required and that the Borrower informs such Lender of which is necessary in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Included Taxes imposed on payments to such Lender under the Loan Documents or (2) notify Administrative Agent and the Borrower of its inability to deliver any such documentation or other information. For the avoidance of doubt, a Lender’s failure to provide information or documentation which it is not legally able to provide shall not affect its right to receive additional amounts pursuant to subsection 2.7B(ii).
     (c) The Borrower or any Guarantor shall not be required to pay any additional amount to any Lender under subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii). For the avoidance of doubt, a Lender’s failure to provide information or documentation which it is not legally able to provide shall not affect its right to receive additional amounts pursuant to subsection 2.7B(ii).
       C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     D. Replacement of Lenders due to Withholding Tax. Notwithstanding the foregoing, if any Lender becomes entitled to receive any additional amounts pursuant to subsection 2.7B(ii), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 10.1, including as a condition precedent to such assignment, (i) Administrative Agent’s consent to the assignee unless not otherwise required by subsection 10.1 and (ii) payment by the Borrower of the registration fee set forth in subsection 10.1B(i), if applicable), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, or an Affiliate of the Company to the extent such Affiliate is permitted as an Eligible Assignee, and subject to the restrictions on voting in the definition of “Eligible Assignee”); provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and accrued fees and all other Obligations and other amounts payable to it hereunder (including amounts payable pursuant to Section 2.6D) from the assignee or the Borrower, (ii) such assignee would, immediately after such assignment, not be entitled to receive any additional amounts pursuant to subsection 2.7B(ii) hereof (or, alternatively, would be entitled to receive reduced additional amounts pursuant to subsection 2.7B(ii) hereof than such assignor would have received but for such assignment), and (iii) no more than the greater of (a) twelve Lenders, and (b) the number of Lenders holding up to $50,000,000 in aggregate principal amount of the Loans may be so replaced pursuant to this clause 2.7D in the aggregate after the Closing Date.
     2.8 Obligation of Lenders to Mitigate.
     Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender or Issuing Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6 it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or Issuing Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or Letters of Credit office of such Lender or Issuing Lender or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender or Issuing Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or Letters of Credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or Letters of Credit office pursuant to this subsection 2.8 if such Lender or Issuing Lender would incur incremental expenses as a result of utilizing such other lending office as described in clause (i) above unless the Loan Parties agree in writing to pay all such incidental costs on or prior to the date such costs would be incurred by such Lender. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. Each Lender and Issuing Lender agrees that it will not request compensation under subsection 2.7 unless such Lender or Issuing Lender requests compensation from borrowers under other lending arrangements with such Lender or Issuing Lender who are similarly situated.
     2.9 Incremental Facilities.
     A. The Borrower may by written notice to the Co-Syndication Agents and the Administrative Agent elect to request from time to time (i) prior to the Revolving Loan Commitment Termination Date, an increase to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (ii) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), denominated in U.S. Dollars in an amount not in excess of (x) $400,000,000 in the aggregate, or (y) $800,000,000 in the aggregate if all of the Cotai Strip Excluded Subsidiaries in which a Cotai Strip Investment has been made have become Restricted Subsidiaries (and the associated Excluded Casino Hotel Resort thereby becomes (or before the closing of such loan, will become) an asset of a Loan Party) pursuant to the terms of this Agreement, and in either case not less than $25,000,000 individually (or such lesser amount which shall be approved by the Co-Syndication Agents and the Administrative Agent). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as the case may be, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to each Co-Syndication Agent and the Administrative Agent. When available, the Co-Syndication

Agents will deliver a notice to the Borrower and each Lender and the Administrative Agent setting forth the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender” or a “New Revolving Loan Lender”, as applicable) to which the Co-Syndication Agents have allocated any portion of such New Revolving Loan Commitments or New Term Loan Commitments and the amounts of such allocations, and in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section; provided that any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or New Term Loan Commitment.
     B. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Potential Event of Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments and the related Credit Extensions; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 4.2 shall be satisfied; (3) the conditions set forth in Sections 3.3 and 3.4 of the Disbursement Agreement have been or shall be satisfied with respect to the applicable Cotai Strip Investment Project on each Increased Amount Date relating to New Term Loans or New Revolving Loan Commitments in an amount that, when aggregated with all Extensions of Credit previously made pursuant to this subsection 2.9 would exceed $400,000,000, before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments and the related Credit Extensions; (4) the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 7.6 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments; (5) the New Revolving Loan Commitments or New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Co-Syndication Agents and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in subsection 2.7B(iii); (6) the Borrower shall make any payments required pursuant to subsection 2.6D in connection with the New Revolving Loan Commitments or New Term Loan Commitments; and (7) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent or any Co-Syndication Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement (all New Term Loans or New Term Loan Commitments of any Series, a “New Term Loan Facility”).
     C. On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Loan Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving

Loan Commitments to the Revolving Loan Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.
     D. On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of such Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of such Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto. Proceeds of any Series of New Term Loans shall be deposited in the Term Loan Disbursement Account.
     E. The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term B Funded Loans. The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the remaining weighted average life to maturity of the Term B Funded Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the Term B Funded Loans, (iii) the rate of interest and any applicable original issue discount applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the yield per annum with respect to the New Term Loans (consisting of the interest rate applicable to such New Term Loans plus any applicable original issue discount with respect thereto (which original issue discount shall be equated to interest rates based on an assumed four-year average life to maturity)) shall not be greater at any time than the interest rate then applicable to any Term B Funded Loans (on a pro forma basis for the borrowing of such New Term Loans) plus 0.25% per annum, unless the Applicable Margins with respect to the Term B Funded Loans are increased so as to comply with the provisions of this sentence. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Co-Syndication Agents and the Administrative Agent, to effect the provision of this Section 2.9.
     2.10 Swing Line Loans.
     A. Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
     B. Whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent a Borrowing Notice no later than 11:00 a.m. (Eastern time in the case of Swing Line Loans denominated in Dollars, and Hong Kong time in the case of Swing Line Loans denominated in HK Dollars) on the proposed Funding Date.

     C. The Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 4:00 p.m. (Eastern time in the case of Swing Line Loans denominated in Dollars, and Hong Kong time in the case of Swing Line Loans denominated in HK Dollars) on the applicable Funding Date by wire transfer of same day funds in Dollars or HK Dollars, as the case may be, where and as directed by the Borrower. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified in subsection 4.2, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars or HK Dollars, as the case may be, equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower at the Payment and Funding Office, or such other office of the Administrative Agent as may be designated in writing to the Borrower in the case of Swing Line Loans denominated in HK Dollars.
     D. With respect to any outstanding Swing Line Loans, if (i) such Swing Line Loans shall be outstanding for more than four Business Days, (ii) any Default shall occur and be continuing on a date such Swing Line Loans are outstanding, or (iii) the Swing Line Lender delivers to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. (Eastern time) at least one Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Borrowing Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Funding Date in an amount equal to the Dollar Equivalent of the amount of such outstanding Swing Line Loans (in each case, the “Refunded Swing Line Loans”), each Revolving Loan Lender shall deposit in an account specified by the Swing Line Lender its Pro Rata Share of the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to the Borrower in the amount of the Dollar Equivalent of such Pro Rata Share, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swing Line Lender. The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders holding Revolving Commitments, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders.

     E. Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Potential Event of Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; and (2) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Potential Event of Default or Event of Default or (B) at a time when a Funding Default exists unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.
     Section 3. Letters of Credit.
     3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.
     A. Letters of Credit. The Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that an Issuing Lender issue Letters of Credit for the account of the Borrower for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company and the Borrower herein set forth, any one or more Issuing Lender may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that the Borrower shall not request that any Lender issue (and no Lender shall issue):
     (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;
     (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $200,000,000;
     (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit (unless the Issuing Lender agrees to issue a Letter of Credit with an expiration date which is more than one year from the date of its issuance); provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing at the time such Issuing Lender must elect whether or not to allow such extension;
     (iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (X) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (Y) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or
     (v) any Letter of Credit denominated in a currency other than Dollars, HK Dollars or Macau Patacas.
       B. Mechanics of Issuance.
     (i) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent an Issuance Notice no later than 1:00 p.m. (Eastern time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuance Notice shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (c) the face amount of the Letter of Credit, (d) the expiration date of the Letter of Credit, (e) the name and address of the beneficiary, and (f) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.
The Borrower shall notify the applicable Issuing Lender (and the Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which the Borrower is required to certify in the applicable Issuance Notice is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit the Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which the Borrower is required to certify in the applicable Issuance Notice.

     (ii) Determination of Issuing Lender. Upon receipt by the Administrative Agent of an Issuance Notice pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, the Administrative Agent shall promptly so notify the Borrower, and the Administrative Agent shall be the Issuing Lender with respect thereto. In the event that the Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, the Administrative Agent shall promptly so notify the Borrower, whereupon the Borrower may request any other Lender to issue such Letter of Credit by delivering to such Lender a copy of the applicable Issuance Notice. Any Lender so requested to issue such Letter of Credit shall promptly notify the Borrower and the Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Lender which so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of the Administrative Agent not to issue such Letter of Credit, the Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by the Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans, may exceed Administrative Agent’s Revolving Loan Commitment then in effect.
     (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.
     (iv) Notification to Lenders. Upon the issuance of any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and each other Revolving Loan Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), the Administrative Agent shall notify each Lender of the amount of such Lender’s respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.
     (v) Reports to Lenders. Within 15 days after the end of each calendar quarter ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, each Issuing Lender (other than the Administrative Agent) shall deliver to the Administrative Agent a report setting forth for such calendar quarter the daily aggregate amount available to be drawn under the Letters of Credit issued by such Issuing Lender that were outstanding during such calendar quarter.
       C. Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Loan

Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.
       3.2 Letter of Credit Fees.
       The Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:
     (i) with respect to each Standby Letter of Credit, (a) without duplication of any amounts payable to the Issuing Lender pursuant to the Administrative Agent’s Fee Letter, a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to the greater of (X) $5,000 and (Y) 0.25% per annum of the daily amount available to be drawn under such Standby Letter of Credit and (b) a letter of credit fee, payable to the Administrative Agent for the account of Lenders, equal to the product of (y) the Applicable Margin then in effect for Eurodollar Loans that are Revolving Loans and (z) the daily maximum amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each Quarterly Payment Date and, if applicable, on the date of any termination or expiration of such Standby Letter of Credit and computed on the basis of a 360-day year for the actual number of days elapsed;
     (ii) with respect to each Commercial Letter of Credit, (a) without duplication of any amounts payable to the Issuing Lender pursuant to the Administrative Agent’s Fee Letter, a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Commercial Letter of Credit and (b) a letter of credit fee, payable to the Administrative Agent for the account of Lenders, equal to the product of (y) the Applicable Margin then in effect for Eurodollar Loans that are Revolving Loans, and (z) the daily maximum amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each Quarterly Payment Date and, if applicable, on the date of any termination or expiration of such Commercial Letter of Credit and computed on the basis of a 360-day year for the actual number of days elapsed; and
     (iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by the Administrative Agent of any amount described in clause (i)(b) or (ii)(b) of this subsection 3.2, the Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.

     3.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit.
     A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.
     B. Reimbursement by the Borrower of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the Dollar Equivalent of the amount of such honored drawing. In the case of any such payment in Dollars of a Letter of Credit denominated in another currency, the Issuing Lender shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Anything contained in this Agreement to the contrary notwithstanding, unless the Borrower shall have notified Administrative Agent and such Issuing Lender prior to 10:00 A.M. (Eastern time) on the date such drawing is honored that the Borrower intends to reimburse such Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Notice to the Administrative Agent requesting the Revolving Loan Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of the amount of such honored drawing and the Revolving Loan Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in an amount equal to the Dollar Equivalent of the amount of such honored drawing, the proceeds of which shall be applied directly by Agent to reimburse such Issuing Lender for the amount of such honored drawing; and provided, further, that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the Dollar Equivalent of the amount of such honored drawing, the Borrower shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.
       C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.
     (i) Payment by Lenders. In the event that the Borrower shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the Dollar Equivalent of the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Revolving Loan Lender of the unreimbursed amount of such honored drawing and of such other Revolving Loan Lender’s respective participation therein based on such Revolving Loan Lender’s Pro Rata Share. Each Revolving Loan Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (Eastern time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Revolving Loan Lender fails to make available to such Issuing Lender on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.
     (ii) Distribution to Lenders of Reimbursements Received From the Borrower. In the event any Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender’s Pro Rata Share of all payments subsequently received by such Issuing Lender from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.
       D. Interest on Amounts Paid Under Letters of Credit.
     (i) Payment of Interest by the Borrower. The Borrower agrees to pay to each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

     (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender’s Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.
       3.4 Obligations Absolute.
       The obligation of the Borrower to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:
     (i) any lack of validity or enforceability of any Letter of Credit;
     (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Affiliates and the beneficiary for which any Letter of Credit was procured);
     (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;
     (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or the Borrower;
     (vi) any breach of this Agreement or any other Loan Document by any party thereto;
     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or
     (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;
provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).
     3.5 Indemnification; Nature of Issuing Lenders’ Duties.
     A. Indemnification. In addition to amounts payable as provided in subsection 3.6, the Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).
     B. Nature of Issuing Lenders’ Duties. As between the Borrower and any Issuing Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.
     In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower.
     Notwithstanding anything to the contrary contained in this subsection 3.5, the Borrower shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.
     3.6 Increased Costs and Taxes Relating to Letters of Credit.
     Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Issuing Lender or Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):
     (i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;
     (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender; or

     (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;
and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, the Borrower shall promptly pay to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Lender or Lender shall deliver to the Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this subsection 3.6, which statement shall be prima facie evidence of the matters set forth therein.
     Section 4. Conditions to Credit Extensions.
     The obligations of Lenders and Issuing Lenders to make Credit Extensions hereunder are subject to the satisfaction (or waiver) of the following conditions.
     4.1 Conditions to the Occurrence of the Closing Date.
     The conditions to the occurrence of the Closing Date are:
     A. Loan Parties’ Documents. The Company shall have delivered to the Administrative Agent the following, each, unless otherwise noted, dated the Closing Date and with respect to each Loan Party:
     (i) copies of the Organizational Documents of such Person, certified by the Secretary of State or functional equivalent of its jurisdiction of organization if such certification is generally available dated a recent date prior to the Closing Date and in each other case, by such Person’s secretary or assistant secretary, including the Usufruct Agreements in respect of each Loan Party organized under the laws of Macau SAR;
     (ii) to the extent available, a good standing certificate from its jurisdiction of organization and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, or, in the case of each Macau corporation, commercial certificates issued by each of the Companies Register Bureau of Macau SAR, the Court of Macau SAR and the Tax Department of Macau SAR (together with an English translation) confirming that such Person exists and that no bankruptcy or other proceedings customarily covered by such certificate have been filed against such Person, each dated a recent date prior to the Closing Date;
     (iii) resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents being executed on the Closing Date (including the granting of the liens on the Collateral) to which it is a party, certified as of the Closing Date by the secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;
     (iv) signature and incumbency certificates of the officers of such Person executing the Loan Documents being executed on the Closing Date to which it is a party;
     (v) no less than three days prior to the Closing Date (unless waived by the Administrative Agent), a Borrowing Notice setting forth whether such Loans shall be Base Rate Loans, Eurodollar Rate Loans or HIBOR Rate Loans (and, if applicable, the initial Interest Period requested therefor);
     (vi) a true and correct copy of the Intercompany Contribution Agreement, together with an original counterpart duly executed and delivered by an Authorized Officer of each Loan Party party thereto;
     (vii) a Closing Certificate executed on behalf of the Company certifying as to the accuracy of the matters set forth therein; and
     (viii) such other documents as Administrative Agent may reasonably request, all of which shall be reasonably satisfactory to the Arrangers.
     B. Notes. The Administrative Agent shall have received all Notes requested by Lenders prior to the Closing Date executed by the Borrower.
     C. No Material Adverse Change. Since December 31, 2005, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
     D. Real Property; Mortgages. The Administrative Agent shall have received from the Company:
     (i) Sands Macao Land Concession Contract. A true and correct copy of the Sands Macao Land Concession Contract, which shall be certified by an Authorized Officer of the Company as being in full force and effect and evidencing that the Company has been granted an exclusive lease over the land on which the Sands Macao Casino is located and the land on which the Sands Macao Podium Expansion Project will be completed by Macau SAR for a term of at least 15 years.
     (ii) Mortgage. A true and correct copy of the Mortgage covering the Sands Macao Casino and the land on which the Sands Macao Podium Expansion Project will be completed, executed and delivered by an Authorized Officer of the Company in favor of the Collateral Agent, which shall have been notarized, recorded, stamped and registered with the Macau Land and Building Registration Department, and shall be a valid, first priority Lien on such Properties, free and clear of all liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens).

     (iii) Public Properties Register Bureau Certificate. A certificate issued by the Macau Land and Building Registration Department (together with an English translation) showing that the Company holds an exclusive lease over the land on which the Sands Macao Casino is located, and the land on which the Sands Macao Podium Expansion Project will be completed, pursuant to the Sands Macao Land Concession Contract and confirming no Liens have been recorded with respect to such Properties or the Sands Macao Land Concession Contract (other than Permitted Liens).
     (iv) Land Security Assignments. A true and correct copy of (a) a Land Security Assignment covering the Sands Macao Land Concession Contract, executed and delivered by an Authorized Officer of the Company in favor of the Collateral Agent, which shall have been notarized, stamped and in appropriate form for filing with the government of Macau SAR and shall evidence a valid, first priority Lien on such Land Concession Contract, free and clear of all liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens), and (b) a Land Security Assignment covering the Venetian Macao Land Concession Contract, executed and delivered by an Authorized Officer of the Cotai Subsidiary in favor of the Collateral Agent, which shall upon the execution by the government of Macau SAR of the Venetian Macao Land Concession Contract and an associated Land Concession Consent in favor of the Cotai Subsidiary, evidence a valid, first priority security interest on such Land Concession Contract, free and clear of all liens, encumbrances and exceptions to title whatsoever other than Permitted Liens.
       E. Guaranty. The Administrative Agent shall have received, with counterparts for each Lender, the Guaranty, duly executed and delivered by an Authorized Officer of each Guarantor, which shall have been stamped and delivered to the government of Macau SAR in accordance with the requirements of the Gaming Sub-Concession Contract.
       F. Security Agreement. The Collateral Agent shall have received, with counterparts for each Lender, the Security Agreement, duly executed and delivered by an Authorized Officer of each Loan Party, which shall have been stamped and delivered to the government of Macau SAR in accordance with the requirements of the Gaming Sub-Concession Contract.
       G. Sponsor Agreement. The Administrative Agent shall have received, with counterparts for each Lender, the Sponsor Agreement, duly executed and delivered by an Authorized Officer of the Parent.
       H. Disbursement Agreement. The Administrative Agent shall have received from the Borrower:
     (i) Execution. With counterparts for each Lender as of the Closing Date, the Disbursement Agreement, duly executed and delivered by an Authorized Officer of each Loan Party party thereto, notarized, stamped and in appropriate form for filing with the government of Macau SAR, and each of the conditions precedent to the effective date of the Disbursement Agreement set forth in the Disbursement Agreement shall have been satisfied;

     (ii) Establishing of Accounts. Evidence that each of the Accounts governed by the Disbursement Agreement shall have been established pursuant to the terms thereof, and that the Operating Accounts shall have been established; and
     (iii) Funding of Accounts. Evidence reasonably satisfactory to the Administrative Agent that (a) an amount of no less than $122,000,000 has been, or will be on the Closing Date, deposited in the Interest Escrow Account, (b) the Closing Company Equity Contribution has been deposited into the Company Equity Account, (c) the Pre-Closing Equity Contribution has been used to pay for Project Costs in conformance with the Project Budgets, and (d) the aggregate amount of the Closing Company Equity Contribution and the Pre-Closing Company Equity Contribution is no less than $430,000,000.
       I. Security Interests in Personal and Mixed Property. The Administrative Agent shall have received evidence reasonably satisfactory to it and the Arrangers that the Borrower shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of certain items described in clauses (iv) and (v) below) that may be necessary or, in the reasonable opinion of the Administrative Agent, Collateral Agent or the Arrangers, desirable in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral relating to (i) the Sands Macao Casino and the Sands Macao Podium Expansion Project, and (ii) such other Collateral in which a security interest may be granted or perfected on the Closing Date. Such actions shall include the following:
     (i) Schedules to Collateral Documents. Delivery to the Collateral Agent of accurate and complete schedules to all of the applicable Collateral Documents;
     (ii) Instruments. Delivery to the Collateral Agent of all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Administrative Agent and the Collateral Agent) evidencing any Collateral;
     (iii) Collateral Account Agreements. Delivery to the Collateral Agent of (a) an executed US Collateral Account Agreement, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, which shall be stamped and delivered to the government of Macau SAR in accordance with the requirements of the Gaming Sub-Concession Contract, (b) executed Macao Collateral Account Agreements, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, which shall have been notarized, stamped and in appropriate form for filing with the government of Macau SAR, and (c) an executed Hong Kong Collateral Account Agreement, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, which shall be stamped and delivered to the government of Macau SAR in accordance with the requirements of the Gaming Sub-Concession Contract, in each case in full force and effect granting the Collateral Agent a first priority security interest in the Accounts and the amounts from time to time on deposit therein. All actions necessary or desirable, including all filings, in the reasonable opinion of the Administrative Agent to create and, to the extent relevant under the applicable law governing each Collateral Account Agreement, perfect the security interests granted therein as a valid security interest over the Accounts having the priority contemplated therefor by this Agreement, and the Collateral Account Agreements shall have been completed;
     (iv) Lien Searches and UCC Termination Statements. Delivery to the Collateral Agent of (a) the results of a recent search, by a Person reasonably satisfactory to the Collateral Agent and the Arrangers, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement), and (c) the results of a recent search, by a Person reasonably satisfactory to the Collateral Agent and the Arrangers, of all Commercial and Moveable Property Registry filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search;
     (v) UCC Financing Statements. Delivery to the Collateral Agent of UCC financing statements and, where appropriate, fixture filings and Patent and Trademark Office and/or Copyright Office filings (and equivalent filings with the intellectual property offices or registries in Macau SAR or any other foreign jurisdiction), duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of any Arranger, the Administrative Agent or the Collateral Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents, including those listed on Exhibit Q;
     (vi) Foreign Security Agreements. Delivery to the Collateral Agent, with counterparts for each Lender, (a) the Pledge Over Gaming Equipment and Utensils (which document and the associated pledge list shall have been registered with the Macau Companies Registry), dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of the Company, (b) the Livranças and the Livrança Side Letter, each dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of the Borrower and endorsed by an Authorized Officer of each Guarantor, (c) Powers of Attorney, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, (d) an Assignment of Rights, dated as on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, (e) Assignments of Insurances, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, (f) Assignments of Reinsurances, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each insurer of the Loan Parties, (g) Pledges Over Intellectual Property Rights, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party organized under the laws of Macau SAR, and

(h) Floating Charges, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of the Company and the Cotai Subsidiary and registered with the Macau Companies Registry with regard to each corporate enterprise of each Loan Party; each of which items in clauses (a) through (h) shall have been filed with the Macau Gaming Authority, notarized, stamped and in appropriate form for filing with the government of Macau SAR;
     (vii) Notices of Security. Delivery to the Collateral Agent of copies of notices sent by “Certified Mail” to, and (in the case of clauses (a), (b), and (d), to the extent obtainable after using commercially reasonable efforts) on or prior to the Closing Date, acknowledgments of such notices executed by, (a) each insurer providing an insurance policy assigned pursuant to an Assignment of Insurances, (b) each reinsurer providing a reinsurance policy assigned pursuant to an Assignment of Reinsurances, (c) each Financial Institution holding any account of a Loan Party in which account an interest has been assigned pursuant to a Macao Collateral Account Agreement, and (d) each Financial Institution holding any account of a Loan Party in which account an interest has been assigned pursuant to a Hong Kong Collateral Account Agreement in the form of Exhibit E-15-II;
     (viii) Intellectual Property License Agreement. Delivery to the Collateral Agent of the IP License, duly executed and delivered by an Authorized Officer of the Company, the Cotai Subsidiary, Las Vegas Sands LLC, and Venetian Casino Resorts, LLC; and
     (ix) Account Control Agreements. Delivery to the Collateral Agent of all account control agreements, duly executed and delivered by an Authorized Officer of the Borrower and the relevant Financial Institution, required pursuant to Section 5.13 of the Security Agreement on the Closing Date.
       J. Solvency Assurances. On the Closing Date, the Lenders shall have received a Financial Condition Certificate from the Company dated the Closing Date, substantially in the form of Exhibit C-3 hereto and with appropriate attachments and otherwise reasonably satisfactory to the Arrangers and the Administrative Agent, demonstrating that, after giving effect to the transactions contemplated by this Agreement including the borrowing of the full amount of Commitments as and when contemplated hereunder, and the other Loan Documents, the Company, the Borrower, and the Loan Parties taken as a whole will be Solvent.
       K. Opinions of Counsel. The Lenders and their respective counsel shall have received (i) originally executed copies of one or more written opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, (ii) originally executed copies of one or more written opinions of Dr. Jorge Valente, Macau counsel for the Loan Parties, (iii) originally executed copies of one or more written opinions of Lionel Sawyer & Collins, Ltd., Nevada counsel for the Parent, (iv) originally executed copies of one or more written opinions of Deacons, Hong Kong counsel for the Loan Parties, and (v) originally executed copies of one or more written opinions of Walkers, Cayman Islands counsel for the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent, the Arrangers and their respective counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibits H-1 through H-5 hereto, respectively, and as to such other matters as the Administrative Agent or any Arranger may reasonably request (including, without limitation, an opinion satisfactory to the Administrative Agent that the Gaming Sub-Concession Contract is an autonomous document and that any failure by Galaxy to perform its obligations under its concession agreement with Macau SAR would not affect the duties, rights, liabilities or obligations of the Company under the Gaming Sub-Concession Contract). The Company hereby acknowledges and confirms that it has requested such counsel to deliver such opinions to the Lenders.
     L. Consummation of Transactions. The Arrangers shall have received evidence satisfactory to them that all actions necessary to consummate the transactions contemplated hereby (including the making of the initial Credit Extension on the Closing Date) shall have been taken in accordance with all Legal Requirements, and prior to or concurrently with the initial Credit Extensions on the Closing Date:
     (i) the Arrangers and the Administrative Agent shall be satisfied that (a) the maturity date of the VVDIL Intercompany Debt has been extended to a date reasonably satisfactory to them, (b) that no default or event of default shall be in existence thereunder, and (c) that the terms thereof shall provide for (1) no payment of principal until the date which is no earlier than six months after the Maturity Date of the Term B Funded Loans, (2) no Collateral, (3) subordination to the Obligations on terms reasonably satisfactory to the Arrangers and the Administrative Agent, (4) an interest rate no greater than the interest rate on revolving loans issued to the Parent under its amended and restated corporate credit agreement as in effect on the Closing Date (except that the interest rate on up to $61,000,000 of such VVDIL Intercompany Debt may be fixed at an interest rate no higher than 8.31%. notwithstanding the interest rate on such Indebtedness of the Parent), and (5) other terms reasonably satisfactory to the Arrangers and the Administrative Agent; and
     (ii) all VVDIL Indebtedness, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been repaid in full from sources other than the proceeds of the initial Credit Extensions and the commitments in respect of the VVDIL Indebtedness shall have been terminated, all Liens, if any, securing payment of the VVDIL Indebtedness have been released and the Administrative Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith, if any
(collectively, the “Transactions”) and the terms and documentation of the foregoing Transactions shall be reasonably satisfactory in all respects to the Arrangers and the Administrative Agent and their respective counsel. Following consummation of the Transactions, all other Indebtedness and Contingent Obligations not permitted hereby of the Loan Parties shall have been repaid in full, all commitments relating thereto shall have been terminated, and all Liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Arrangers and the Administrative Agent.

     M. Collateral Agency Agreement. The Collateral Agent shall have executed the Collateral Agency Agreement on behalf of the Secured Parties and received executed counterparts of the Collateral Agency Agreement from each other party thereto and a copy of such agreement which shall have been filed with the Macau Gaming Authority, notarized, stamped and be in appropriate form for filing with the government of Macau SAR.
     N. [Intentionally Omitted.]
     O. Fees. The Borrower shall have paid to the Arrangers and the Administrative Agent, for distribution (as appropriate) to the Lenders, the fees payable on the Closing Date referred to in subsection 2.3 and all other costs, expenses and fees owing to any Arranger or any Agent.
     P. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found reasonably acceptable by the Arrangers and the Administrative Agent, acting on behalf of Lenders, and their respective counsel shall be reasonably satisfactory in form and substance to the Arrangers and the Administrative Agent and such counsel, and the Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
     Q. Service of Process. The Administrative Agent shall have received a letter from CT Corporation or any other Person reasonably satisfactory to the Arrangers consenting to its appointment by each Loan Party in each case in form and substance acceptable to the Arrangers, as each such Person’s agent to receive service of process in New York, New York.
     R. Litigation. There shall be no actions, suits, proceedings, arbitrations, litigations or investigations (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries that, in the reasonable opinion of the Arrangers and the Administrative Agent, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Arrangers and the Administrative Agent shall be reasonably satisfied with the status of the Macao Casino Disputes, and such Macao Casino Disputes shall not reasonably be expected to cause a Material Adverse Effect.
     S. Real Estate Appraisal. The Administrative Agent shall have received a FIRREA-compliant MAI Appraisal of all real property Collateral associated with each Primary Project (other than the Four Seasons Macao Overall Project) and the Sands Macao Casino prepared by HVS International in form, scope and substance reasonably satisfactory to the Arrangers and the Administrative Agent, such appraisal to be issued in two separate reports as follows: (i) covering the Sands Macao Casino (including the Sands Macao Podium Expansion Project), the Venetian Macao Resort Project, the Venetian Macao Casino Project and the Venetian Macao Convention Center; and (ii) covering the Venetian Macao Mall, in each case satisfying the requirements of any applicable laws and regulations.

     T. Consents. The Administrative Agent and the Arrangers shall have received (i) a Contract Consent from each party to any Material Contract relating to the Sands Macao Casino and/or the Sands Macao Podium Expansion Project (other than the Usufruct Agreements, the Gaming Concession Contract and any Land Concession Contracts) in effect at the Closing Date, and (ii) the Land Concession Consent with respect to the Sands Macao Land Concession Contract and the Venetian Macao Land Concession Contract and (iii) the Gaming Concession Consent together with a letter from Macau SAR to the Company confirming the Company’s autonomous rights and obligations with respect to the Gaming Concession Contract, each of which consents and letters shall be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers.
     U. Environmental. The Administrative Agent shall have received copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons (including the Environmental Assessment), with respect to significant environmental matters at any Property or with respect to any Environmental Claims.
     V. Construction.
     (i) Project Documents. The Administrative Agent and the Disbursement Agent and the Construction Consultant shall have received (a) true and correct copies of each Project Document relating to the Venetian Macao Overall Project or the Sands Macao Podium Expansion that is a Material Contract in effect as of the Closing Date and any supplements or amendments thereto, including without limitation each Land Concession Contract (and, with respect to the Sands Macao Land Concession Contract, the Sands Amendment or, if not available on the Closing Date, the construction license or letter of approval from the Public Works Department relating to the Sands Macao Podium Expansion Project), Construction Contracts that are Material Contracts, any operation and maintenance agreements that are Material Contracts, material Permits (or amendments to existing Permits and Material Contracts) then in effect and any applicable Material Contracts still in effect with respect to the Sands Macao Casino, all of which shall be in form and substance reasonably satisfactory to each of the Administrative Agent and each Arranger (in consultation with the Construction Consultant), and shall include any risk mitigants required by the Administrative Agent and the Arrangers (which may include delay liquidated damages, specified pricing, insurance requirements and surety bonding), and shall have been duly authorized, executed and delivered by the parties thereto, and each such Material Contract shall be certified by an Authorized Officer of the Company as of the Closing Date as being true, complete and correct and in full force and effect, and shall have been duly filed, recorded, stamped and/or registered as necessary, (b) evidence satisfactory to each of the Administrative Agent and each Arranger, that (i) each such Project Document is with appropriately licensed vendors and is in full force and effect, (ii) no breach or default has occurred by the Company or any Loan Party under, and no breach or default has occurred by the Macau SAR of any material obligation under, the Gaming Concession Contract, the Gaming Concession Consent, any Land Concession Contracts relating to the Primary Projects or any Land Concession Consent relating to the Primary Projects and (iii) no breach or default has occurred by the Company or any Loan Party, or, to the Company’s knowledge by any other party thereto, under any other Material Contract relating to the Primary Projects, in each case under this clause (iii) unless the same could not reasonably be expected to have a Material Adverse Effect, and (c) copies of all payment and/or performance bonds required under Section 5.17 of the Disbursement Agreement or otherwise delivered to or on behalf of the Company and/or Construction Manager pursuant to any Construction Contracts or Subcontracts (as defined in the Disbursement Agreement).
     (ii) Primary Project Budgets. Delivery to each of the Disbursement Agent, the Administrative Agent, the Arrangers and the Construction Consultant of each Primary Project Budget (other than the Primary Project Budget with respect to the Four Seasons Macao Overall Project), in the form of Exhibit H to the Disbursement Agreement for all anticipated Projects Costs related to each such Project (including, without limitation, Projects Costs incurred prior to, as well as after, the Initial Standard Advance Date for such Project, “Pre-Opening Expenses” and “Debt Service” as such terms are defined in the Disbursement Agreement), which includes a drawdown schedule for Advances necessary to achieve the Final Completion Date of such Project, broken down by Line Item Category and showing the Required Minimum Contingency (which budget and, drawdown schedule shall be consistent with the Projected Sources and Uses Schedule then in effect). Each such Project Budget shall be reasonably satisfactory to the Administrative Agent and the Arrangers and to the Construction Consultant (as and to the extent certified to in the Construction Consultant’s Closing Date Certificate for such Project).
     (iii) Primary Project Schedules. Delivery to each of the Disbursement Agent, the Administrative Agent, the Arrangers and the Construction Consultant of each Primary Project Schedule (other than the Primary Project Schedule with respect to the Four Seasons Macao Overall Project) (including the schedule for construction and completion of each Construction Component of such Project and such Project as a whole), in the form of Exhibit I to the Disbursement Agreement, which sets forth the Anticipated Opening Date (if any), the Outside Opening Deadline (if any), the Anticipated Completion Date and the Outside Completion Deadline for such Project and demonstrates that the Opening Date (if any) for such Project will occur on or before the Anticipated Opening Date (if any), the Completion Date for such Project will occur on or before and the Anticipated Completion Date, and which is otherwise reasonably satisfactory to the Administrative Agent and the Arrangers and to the Construction Consultant (as and to the extent certified to in the Construction Consultant’s Closing Date Certificate for such Project).
     (iv) Projected Sources and Uses Schedule. Delivery to each of the Disbursement Agent, the Administrative Agent, the Arrangers and the Construction Consultant of the Projected Sources and Uses Schedule in the form of Exhibit D to the Disbursement Agreement setting forth (a) the anticipated “Free Cash Flow” as defined in the Disbursement Agreement (excluding revenues generated by any Project other than the Sands Macao Casino and the Venetian Macau Overall Project) in each calendar month for the period commencing on the Closing Date through and including the anticipated Last Project Final Completion Date; (b) the aggregate amount of Anticipated Monthly

Project Costs (subject to the provisions of Sections 4.7.4(b) and (c) of the Disbursement Agreement) for each Project in each calendar month for the period commencing on the Closing Date through and including the anticipated Venetian Macao Completion Date; (c) a balanced statement of sources and uses of proceeds, Free Cash Flow and any other funds necessary to complete each Project; and (d) the anticipated aggregate amount of the Consolidated Excess Cash Flow anticipated to be applied in each calendar month to the mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(i) for the period commencing on the Closing Date through and including the anticipated Last Project Final Completion Date; which Projected Sources and Uses Schedule shall be reasonably satisfactory to the Administrative Agent, the Arrangers and the Construction Consultant, as and to the extent certified to in the Construction Consultant’s Closing Date Certificate.
     (v) Closing Certificate. The Closing Certificate shall include the Summary Anticipated Cost Report and the Anticipated Cost Report for each Primary Project (other than the Four Seasons Macau Overall Project), as well as the Project Budget, Project Schedule and Projected Sources and Uses Schedule required under Subsection 4.1V, all of which shall comply with the requirements of this Agreement and the Disbursement Agreement and shall be in form and substance reasonably satisfactory to the Administrative Agent, the Arrangers and the Construction Consultant.
     (vi) Primary Project Plans. Delivery to each of the Disbursement Agent, the Administrative Agent, the Arrangers and the Construction Consultant of each Primary Project Plan (other than the Primary Project Plan with respect to the Four Seasons Macao Overall Project), each of which shall be reasonably satisfactory in form and substance to the Arrangers and the Administrative Agent in consultation with the Construction Consultant, and evidence reasonably satisfactory to such party that Macau SAR has approved such Primary Project Plans to the extent such approval is required.
     (vii) Consultant’s Certificate and Primary Project Reports. Delivery to the Administrative Agent of the Construction Consultant’s Closing Date Certificate substantially in the form of Exhibit G-2, with respect to the Primary Project Reports (other than the Primary Project Report with respect to the Four Seasons Macao Overall Project) attached thereto in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers.
     (viii) Permits. (a) All material Permits described in Schedule 4.1V(viii) shall have either (1) been received and shall be in full force and effect, and not subject to current legal proceedings or to any unsatisfied conditions (that are required to be satisfied by the Closing Date) that could reasonably be expected to result in material modification or revocation, and all applicable appeal periods with respect thereto shall have expired without any action being taken by any applicable authority; or (2) subject to the consent of the Arrangers and the Administrative Agent (such consent not to be unreasonably withheld), been received pending the expiration of any such applicable waiting period (other than the Gaming Concession Consent and the Land Concession Consent with respect to the Sands Macao Land Concession Contract), and shall be reasonably expected to be obtained upon the termination of such waiting period, or (3) with respect to any of the Permits (other than the Gaming Concession Consent and the Land Concession

Consent with respect to the Sands Macao Land Concession Contract) described in Schedule 4.1V(viii) as not yet required to be obtained, no facts or circumstances exist which indicate that any such Permit will not be obtainable prior to the time that it becomes required; and (b) the Gaming Concession Contract and the Sands Macao Land Concession Contract shall be in full force and effect (it being understood that the registration of the Sands Macao Land Concession Contract may be provisional).
     (ix) Work Force. Delivery of a detailed description of the proposed work force for the construction and operation and maintenance of each of the Primary Projects and the Cotai Strip Infrastructure Project (including, without limitation, evidence that the Company and its subsidiaries have obtained all necessary licenses and Permits required as of the Closing Date to permit the contractors constructing the Primary Projects to obtain and/or employ workers/labor from mainland China or Hong Kong).
       W. Gaming Concession Contract. The Arrangers, the Administrative Agent and the Disbursement Agent shall have received and be reasonably satisfied (after consulting with the Construction Consultant) that the Company has complied with all obligations and provisions set forth in the Gaming Concession Contract required to be complied with as of the Closing Date (and that there are no defaults thereunder other than immaterial defaults as determined by the Administrative Agent in its reasonable discretion), including satisfaction with:
     (i) Amendments. The Gaming Sub-Concession Contract, and evidence of the extension of the deadline thereunder for completion of the Venetian Macau Overall Project from during calendar year 2006 to at least December 31, 2007, and each other agreement between Galaxy (to the extent reasonably obtainable), Macau SAR and/or the Company, if any, related to the Gaming Sub-Concession Agreement.
     (ii) Operating Permission. Evidence that the Company has received the confirmation of Macau SAR that the operation of the Sands Macao Casino (as currently conducted and as anticipated to be conducted during the construction of and after completion of the Sands Macao Podium Expansion Project) is permitted by the scope of business provisions of the Organizational Documents of the Company, as required by Article 14(2) of the Gaming Sub-Concession Contract.
     (iii) Capital Requirements. (A) Evidence that the share capital of the Company is (and will be after giving effect to the Transactions) not less than 200,000,000 Macau Patacas, as contemplated by Article 15(1) of the Gaming Sub-Concession Contract (or such other amount as may be required pursuant to Article 15(2)), (B) evidence that the Company provided notice to Macau SAR of the Parent’s listing of shares on a national exchange as contemplated by Article 18(2) and (3) of the Gaming Sub-Concession Contract, (C) evidence that the Parent has signed and submitted (on behalf of itself and, if applicable, its Subsidiaries) to Macau SAR the statement contemplated by Article 34(4) of the Gaming Sub-Concession Contract, and (D) evidence that the Company has informed Macau SAR regarding the loans and security being provided by the Loan Documents and has provided copies of such documents to Macau SAR pursuant to Articles 34(2) and (3) of the Gaming Sub-Concession Contract.

     (iv) Insurance. Evidence that Macau SAR has confirmed that the scope of insurance required to be obtained pursuant to the Loan Documents satisfies the requirements of Article 40 of the Gaming Sub-Concession Contract and, if any insurance is provided by insurance companies outside Macau SAR, evidence that Macau SAR has authorized such companies.
     (v) Auditor. Evidence of agreement on the identity of the auditor by the Gambling Inspection and Coordination Bureau and the Financial Services Bureau pursuant to Article 57 of the Gaming Sub-Concession Contract.
     (vi) Document Submissions. (a) Evidence that copies of documents have been submitted to Macau SAR as required under Article 21(1) of the Gaming Sub-Concession Contract; (b) evidence that Macau SAR has approved the granting of the liens pursuant to the Loan Documents as contemplated by Article 42(1) and Article 74(1) of the Gaming Sub-Concession Contract and has approved the granting of the related powers of attorney as contemplated by Article 21(3) of the Gaming Sub-Concession Contract; and (c) evidence of approval by Macau SAR of the Company’s delegation of management authority, including the appointment of the managing director, the scope of power of the managing director and the term of authorization (and the Arrangers and the Administrative Agent shall be reasonably satisfied with such delegation, appointment, scope and term).
     (vii) Minimum Payment. Evidence that the Company has, on or before the Closing Date, spent no less than $429,000,000 towards the satisfaction of the requirement under Article 39 of the Gaming Sub-Concession Contract.
     (viii) Authorization. Evidence that Macau SAR has authorized the Sands Macao Casino as an area in which operation of casino games of chance or other forms of gaming may be carried out in accordance with Article 9 of the Gaming Sub-Concession Contract.
     (ix) Land, Public Construction and Transportation Bureau. Evidence that the Land, Public Construction and Transportation Bureau has approved the quality control manual related to the Primary Projects as contemplated by Article 35(2) (4) of the Gaming Sub-Concession Contract.
     (x) Required Approvals. A certificate of the Company stating that (a) all general transitional provisions of the Gaming Sub-Concession Contract have been satisfied, including the initial deposit of capital and commencement of business of the Sands Macao Casino as required by Article 96 thereof, the designation and approval of the managing director of the Company as required by Article 97 thereof, the execution of declarations by each shareholder, director and major employee to cooperate with the Government of Macau SAR as required by Article 99 thereof, the approval by the Government of Macau SAR of the Organizational Documents of the Company as required by Article 101 thereof, the existence of and approval by the Government of Macau SAR of applicable powers of attorney as required by Article 102 thereof, notification of other shareholder gaming operations as required by Article 103 thereof, notification of board composition as required by Article 104 thereof and notification of ownership structure as required by Article 105 thereof; (b) the Organizational Documents of the Company have not been amended without approval of the government of Macau SAR as required by Article 22 of the Gaming Sub-Concession Contract; and (c) the government of Macau SAR has made no request that any industrial property rights or intellectual property rights of the Company be assigned pursuant to Article 85 of the Gaming Sub-Concession Contract.
     X. Performance Bonds and Guarantees. Delivery to the Administrative Agent of evidence that all performance bonds, guarantees or similar items required by the Gaming Sub-Concession Contract or any Land Concession Contract then in effect have been provided to Macau SAR, and the Arrangers and the Administrative Agent shall be reasonably satisfied with such performance bonds, guarantees or similar items, the terms and providers thereof and the status of the recourse to the Loan Parties in respect thereof.
     Y. Financial Statements. Delivery to the Lenders of the following financial statements and information: (i) the audited consolidated balance sheets of (a) the Parent and its Subsidiaries and (b) the Loan Parties as at each of December 31, 2005, December 31, 2004, and December 31, 2003, and the related consolidated statements of income, stockholders’ equity and cash flows of (a) the Parent and its Subsidiaries and (b) the Loan Parties for the Fiscal Year then ended, (ii) the unaudited consolidated and (in the case of clause (a)) supplemental consolidating information regarding assets and liabilities of (a) the Parent and its Subsidiaries and (b) the Loan Parties as at March 31, 2006 and the related unaudited consolidated and (in the case of clause (a)) supplemental consolidating information regarding income, stockholders’ equity and cash flows of (a) the Parent and its Subsidiaries and (b) the Loan Parties for such three-month period then ended, (iii) (a) the unaudited consolidated statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries and (b) the unaudited consolidated balance sheets and statements of income for the Loan Parties for each monthly period after March 31, 2006 for which financial statements are available, and (iv) the unaudited consolidated balance sheets of the Loan Parties as at March 31, 2006, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Loan Parties for the twelve months then ended, giving pro forma effect to the Refinancing, the Transactions and the initial Credit Extensions hereunder on the Closing Date.
     Z. Insurance. The Company shall have insurance complying with the requirements of Section 6.4B in place and in full force and effect, and the Administrative Agent and the Arrangers shall have received (i) a certificate from the Company’s insurance broker substantially in the form of Exhibit G-3 identifying underwriters, type of insurance, insurance limits and policy terms and stating that such insurance is in place and in full force and effect and that all premiums then due thereon have been paid, (ii) the Insurance Advisor’s Certificate substantially in the form of Exhibit G-1, and (iii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer along with a commitment to issue the policies within 45 days after the Closing Date) naming the Collateral Agent on behalf of the Lenders as an additional insured or loss payee, as its interests may appear, and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers.

     AA. Procurement Services Agreement. The Administrative Agent and the Arrangers shall have received (i) a true and correct copy of the Procurement Services Agreement, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of the Company and the Procurement Affiliate, and (ii) a Contract Consent from the Procurement Affiliate, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers, unless satisfactory provisions comparable to those that would be set forth in such a Contract Consent are encompassed by the terms of the Procurement Services Agreement.
     4.2 Additional Conditions to Loans on or after the Closing Date.
     The obligations of Lenders to make Revolving Loans that are not Project Cost Revolving Loans, and the obligation of the Swing Line Lender to make Swing Line Loans, on or after the Closing Date on any Funding Date are subject to the following further conditions precedent:
     A. Borrowing Request. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Borrowing Notice or Advance Request, as the case may be, in each case signed by the chief executive officer, the chief financial officer, Senior Vice President-Finance, Vice President-Finance, or the treasurer of the Borrower or by any executive officer of the Borrower designated by any of the above-described officers on behalf of the Borrower in a writing delivered to the Administrative Agent.
     B. Representations and Warranties; Other Conditions. As of such Funding Date:
     (i) The representations and warranties contained herein and in the other Loan Documents (in the case of (x) Letters of Credit not issued in connection with the payment of, or in support of obligations to pay, Project Costs, (y) Revolving Loans that are not Project Cost Revolving Loans and (z) any Term B Delayed Draw Loans borrowed on the Term B Delayed Draw Loan Commitment Termination Date, other than the Disbursement Agreement) shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date (or in the case of the Gaming Concession Consent and any Land Concession Consent, shall have been true, correct and complete in all material respects on and as of the date of execution of such Consent);
     (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Borrowing Notice or Advance Request that would constitute an Event of Default or a Potential Event of Default;
     (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement (and in the case of Loans other than (x) Letters of Credit not issued in connection with the payment of, or in support of obligations to pay, Project Costs, (y) Revolving Loans that are not Project Cost

Revolving Loans and (z) any Term B Delayed Draw Loans borrowed on the Term B Delayed Draw Loan Commitment Termination Date, the conditions set forth in the Disbursement Agreement) provides shall be performed or satisfied by it on or before that Funding Date;
     (iv) No order, judgment or decree of any court, arbitrator or Governmental Instrumentality shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;
     (v) The making of the Loans requested on such Funding Date shall not violate any law applicable to the Loan Parties or Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and
     (vi) There shall not be pending or, to the knowledge of the Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries that is required to be disclosed under, and has not been disclosed by the Borrower or the Company in writing pursuant to, subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the reasonable opinion of the Administrative Agent, would have a Material Adverse Effect.
     C. Maximum Cash Amount. In the case of any Revolving Loans requested after the Last Project Final Completion Date, after giving effect to such Credit Extension, the aggregate Cash and Cash Equivalents of the Loan Parties (excluding amounts on deposit in any accounts maintained under the Disbursement Agreement) will not exceed the greater of (x) $200,000,000, and (y) On-Site Cash; provided that this subsection 4.2C shall not apply at any time when the Consolidated Leverage Ratio of the Company is less than or equal to 3.0:1.0.
     4.3 Conditions to Letters of Credit.
     The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) on or after the Closing Date is subject to the following conditions precedent:
     A. Issuance Notice. On or before the date of issuance of such Letter of Credit, the Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Issuance Notice, in each case signed by the chief executive officer, the chief financial officer, the Senior Vice President-Finance, the Vice President-Finance or the treasurer of the Borrower or by any executive officer of the Borrower designated by any of the above-described officers on behalf of the Borrower in a writing delivered to the Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

     B. Other Conditions Precedent. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan.
     Section 5. Representations and Warranties.
     In order to induce the Lenders and Issuing Lenders to enter into this Agreement and to make Credit Extensions, each of the Company and the Borrower represent and warrant to each Lender that, on the Closing Date and on each Funding Date, each of the following statements and, in the case of Credit Extensions other than Letters of Credit or Revolving Loans that are not Project Cost Revolving Loans or Term Delayed Draw Loans borrowed on the Term B Delayed Draw Loan Commitment Termination Date, each of the representations and warranties set forth in the Disbursement Agreement, are true, correct and complete.
     5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.
     A. Organization and Powers. Each Loan Party is a corporation, limited liability company or other entity duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization as specified in Schedule 5.1A annexed hereto. Each Loan Party has all requisite corporate, limited liability company or other entity power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the other Operative Documents to which it is a party and to carry out the transactions contemplated thereby.
     B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction (to the extent such concept exists in the relevant jurisdiction) where its assets are located and wherever necessary to carry out its business and operations, including registration of each Loan Party that is a Macau company with the Companies Register Bureau of Macau SAR, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.
     C. Ownership of the Borrower. The equity interests in the Company are duly authorized, validly issued and (if applicable) fully paid and nonassessable and, as of the Closing Date, none of such equity interests constitute Margin Stock. Schedule 5.1C, as it may be supplemented from time to time, correctly sets forth the ownership of the Company.
     D. Subsidiaries. All of the Subsidiaries of the Company are identified in Schedule 5.1D annexed hereto, as said Schedule 5.1D may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi). The equity interests of each of the Subsidiaries of the Company identified in Schedule 5.1D annexed hereto (as so supplemented) are duly authorized, validly issued and (if applicable), fully paid and nonassessable and none of such equity interests constitutes Margin Stock. Each of the Subsidiaries of the Company identified in Schedule 5.1D annexed hereto (as so supplemented) is a corporation, limited liability company or other entity duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its respective jurisdiction of organization set forth therein, has all requisite corporate, limited liability company or other power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and would not reasonably be expected to have a Material Adverse Effect. Schedule 5.1D annexed hereto (as so supplemented) correctly sets forth the ownership of the Company and each of its Subsidiaries.
     E. Rights to Acquire Equity. There are no options, warrants, convertible securities or other rights to acquire any equity interests in the Company or any other Loan Party.
     F. Conduct of Business. The Loan Parties are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.12.
     5.2 Authorization of Borrowing, etc.
     A. Authorization of Documents. The execution, delivery and performance of the Loan Documents and the Project Documents have been duly authorized by all necessary corporate or other entity action on the part of each Loan Party that is a party thereto.
     B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the Project Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Project Documents do not and will not (i) violate any provision of (a) any Legal Requirement applicable to the Company or any of its Subsidiaries, (b) the Organizational Documents of the Company or any of its Subsidiaries or (c) any order, judgment or decree of any Governmental Instrumentality binding on the Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries (including such obligations pursuant to the Gaming Concession Contract and each Land Concession Contract), (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of Lenders and any Liens granted on the Land Concession Contract and the real property covered by such contract in favor of the Concession Guarantor), or (iv) require any approval of any Person under any Contractual Obligation of the Company or any of its Subsidiaries except for such approvals or consents which will be obtained on or before the Closing Date, or are not yet required to be obtained pursuant to such Contractual Obligation and which the Company has no reason to believe cannot be obtained when required, and disclosed in writing to Lenders, and except for such violations, conflicts, approvals and consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.
     C. Governmental Consents. Other than as set forth on Schedule 5.2, the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

     D. Binding Obligation. Each of the Loan Documents and the Project Documents has been duly executed and delivered by Loan Parties that are parties hereto or thereto, as applicable, and is the legally valid and binding obligation of Loan Parties, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether brought in a proceeding in equity or at law.
     5.3 Financial Condition and Financial Plan.
     All financial statements delivered to the Lenders on the Closing Date pursuant to Section 4.1Y (other than pro forma statements) were prepared in conformity with GAAP (except as described in Section 1.2) and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the date hereof, except for obligations under the Operative Documents and the VVDIL Intercompany Debt, the Loan Parties do not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of the Loan Parties taken as a whole. Each Financial Plan provided to the Arrangers was prepared by the Company on the basis of good faith estimates and assumptions believed by the Company to be reasonable at the time made.
     5.4 No Material Adverse Change; No Default.
     A. No Material Adverse Change. Since December 31, 2005, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
     B. No Default. No default or event of default by a Loan Party under (x) any Indebtedness of any Loan Party in an aggregate principal amount in excess of $50,000,000 (other than the Obligations) or (y) any other Material Contract other than those relating solely to Secondary Projects that have not yet become Active Projects (in the case of Material Contracts referred to in clause (y) and other than the Gaming Concession Contract and any Land Concession Contract only, except for defaults which would not reasonably be expected to have a Material Adverse Effect) has occurred and is continuing, or will be caused by the Borrowings to be made on the Funding Date to which this representation refers.
     5.5 Title to Properties; Liens; Real Property.
     A. Title to Properties; Liens. The Company and its Subsidiaries have (i) good marketable fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property) and (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are held free and clear of Liens.
     B. Real Property. As of the Closing Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) each Property of the Company or any other Loan Party and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting real estate or real properties owned, leased, used or operated by the Company or any other Loan Party (exclusive of any retail and restaurant leases) regardless of whether the Company or such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Company and the Borrower do not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of the applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles except to the extent that the failure of such agreement to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each Property, the material Easements thereto and the current use thereof comply in all material respects with all applicable Legal Requirements and with all Insurance Requirements. No taking or voluntary conveyance of all or part of any Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Instrumentality affecting any Project (other than a Secondary Project that has not yet become an Active Project) has been commenced or, to the Company’s or Borrower’s knowledge, is contemplated with respect to all or any portion of any Property or Easement or for the relocation of roadways providing access thereto except, in each case, as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect. Except as disclosed in writing by the Company and the Borrower to the Administrative Agent from time to time, there are no current, pending or, to the knowledge of the Company or the Borrower, proposed special or other assessments for public improvements or otherwise affecting any Property or Easement, nor are there any contemplated improvements thereto that may result in such special or other assessments, in any case that could reasonably be expected to result in a Material Adverse Effect. There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Property or the material Easements (other than those set forth in any relevant Land Concession Contract or arising by mandatory operation of law). Except as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect, no building or structure relating to or comprising a portion of any Project or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others.

     5.6 Litigation; Adverse Facts.
     Except as set forth on Schedule 5.6, as it may be supplemented from time to time, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries; it being understood that as of the Closing Date, there are no such actions, suits or proceedings that claim damages based upon the income or assets of the Loan Parties other than with respect to actions threatened against affiliates of the Loan Parties that are not Loan Parties set forth in the first two paragraphs of Schedule 5.6, and the claims filed or which may be filed against the Company and the other Loan Parties set forth in the third, fourth and fifth paragraphs thereof. To the knowledge of the Company, there are no such actions, suits, proceedings, arbitrations or governmental investigations that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     5.7 Payment of Taxes.
     Except to the extent permitted by subsection 6.3 or as set forth on Schedule 5.7, all Tax returns and reports of the Company or any other Loan Party required to be filed by such Person have been timely filed, all taxes shown on such Tax returns to be due and payable and all material assessments, fees and other governmental charges upon the Company or any other Loan Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Company and the Borrower know of no proposed Tax assessment against the Company or any other Loan Party which is not being actively contested by such Person in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     5.8 Performance of Agreements; Materially Adverse Agreements; Material Contracts.
     A. None of the Company or any other Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect, and all amounts due and payable on the Closing Date to any contractors or suppliers (and to its knowledge, all subcontractors) pursuant to any Contractual Obligations have been paid in full except for the amounts in dispute as permitted by the Disbursement Agreement.

     B. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. As of the Closing Date, except as set forth on Schedule 5.8, all such Material Contracts are, to the knowledge of the Borrower and the Company, in full force and effect and no material defaults currently exist thereunder.
     5.9 Governmental Regulation.
     None of the Company or any other Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other U.S. federal or state, or Macau SAR statute or regulation which may limit its ability to incur Indebtedness other than as is addressed by the Gaming Concession Consent and the Land Concession Consents, or which may otherwise render all or any portion of the Obligations unenforceable. Incurrence of the Obligations under the Loan Documents complies with all applicable provisions of Gaming Concession Consent and the Land Concession Consents. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, by any Loan Party for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     5.10 Securities Activities.
     A. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
     B. Following the application of the proceeds of each Credit Extension, not more than 25% of the value of the assets (either of the Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between any Loan Party and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.
     5.11 Employee Benefit Plans.
     A. The Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code is so qualified.

     B. No ERISA Event has occurred or is reasonably expected to occur which has resulted or would be reasonably likely to result in a liability in the aggregate amount of $1,000,000 or more.
     C. Except to the extent required under Section 4980B of the Code or as set forth on Schedule 5.11, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.
     D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.
     E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $5,000,000.
     5.12 No Fees or Commissions.
     No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby (other than fees payable to Agents and Lenders under subsection 2.3), and each of the Company and the Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability. Except as set forth on Schedule 5.12, no Loan Party has entered into any agreement or arrangement to pay any portion of its revenues from any Project or from the Sands Macao Casino to any other Person, and to the Company’s and the Borrower’s knowledge no other Person has entered into any such agreement or arrangement on its behalf.
     5.13 Environmental Protection.
     Except as set forth in Schedule 5.13 annexed hereto or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
     (i) neither the Company nor any of its Subsidiaries nor any of their respective Properties or operations relating to any Project (other than any secondary Project that has not yet become an Active Project) are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Environmental Activity;

     (ii) there are, and to the Borrower’s and the Company’s knowledge, have been, no conditions, occurrences, or Hazardous Environmental Activities on any of the Properties which could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries;
     (iii) neither the Company nor any of its Subsidiaries nor, to the Borrower’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Property, and none of the Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of Hazardous Materials (or wastes derived therefrom) in a manner which would result in liability to the Company or any of its Subsidiaries;
     (iv) the Projects (other than any Secondary Project that has not yet become an Active Project) are (and at all relevant times have been) in compliance in all material respects with Environmental Laws, including without limitation the Environmental Mitigation Plan;
     (v) to the Borrower’s and the Company’s knowledge, all factual information provided by the Company and its Subsidiaries to ERM in connection with the Environmental Assessment are true and correct in all material respects; and
     (vi) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.
     Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to the Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Environmental Activity, including any matter disclosed on Schedule 5.13, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.
     5.14 Employee Matters; Acts of God.
     Except as disclosed in writing by the Company and the Borrower to the Administrative Agent from time to time, neither the business nor the Properties of the Company or its Subsidiaries, nor, to the knowledge of the Company, any other party to a Project Document that is a Material Contract (other than any such Project Document relating solely to a Secondary Project that has not yet become an Active Project), is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or other event of force majeure, that could reasonably be expected to have a Material Adverse Effect. Except as disclosed in writing by the Company and the Borrower to the Administrative Agent from time to time, there are no strikes, lockouts, stoppages, slowdowns or other labor disputes against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of any applicable Legal Requirement, except for violations that would not reasonably be expected to have a Material Adverse Effect, and all payments due from the Company and its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company.
     5.15 Solvency.
     The Loan Parties, taken as a whole, are and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent. Each of the Borrower and the Company and, upon the incurrence of any Obligations by the Borrower and the Company on the date on which this representation is made, will be, Solvent.
     5.16 Matters Relating to Collateral.
     A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Loan Parties, together with the actions taken on or prior to the Closing Date pursuant to subsection 4.1 are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, subject to exceptions contained herein, in the Security Agreement and the other Collateral Documents, a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary to perfect and maintain the perfection and priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to the Collateral Agent for filing (but not yet filed), the recording of each Mortgage with the Macau Land and Building Registration Department, the registration of each Floating Charge with the Companies Registry in respect of each business ‘establishment’ maintained by any Loan Party from time to time, the filing of the Pledge Over Intellectual Property and the Pledge over Gaming Equipment and Utensils with the Companies’ Registry Bureau, the delivery of certain notices and receipt of certain Contract Consents as contemplated by the Assignment of Rights and as permitted hereunder not to be obtained, and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Collateral Agent. As of the Closing Date, no filing, recordation, re-filing or re-recording other than those listed on Exhibit Q is necessary to perfect and maintain the perfection of the interest, title or Liens of the Collateral Documents or the Assignment of Reinsurances.
     B. Filings and Recordations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Instrumentality is required for either (i) the pledge or grant by the Loan Parties of the Liens purported to be created in favor of the Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or the Assignment of Reinsurances or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A or as set forth in Schedule 5.16B.
     C. Absence of Third-Party Filings. Except such as may have been filed in favor of the Administrative Agent or the Collateral Agent as contemplated by subsection 5.16A or filed to perfect a Permitted Lien, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.
     D. Information Regarding Collateral. All information supplied to the Administrative Agent, the Collateral Agent or the Disbursement Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.
     5.17 Sufficiency of Interests, Project Documents and Permits.
     A. Sufficiency. Other than those services to be performed and materials to be supplied that can be reasonably expected to be commercially available when and as required, the Company owns (or holds under lease) all of the materials, has obtained or contracted to obtain all services and has entered into all documents and agreements necessary as of the date this representation is made or deemed made to develop, construct, complete, own and operate the Active Projects, each in accordance with all Legal Requirements and the Project Schedule and relevant Project Documents. The Administrative Agent has received a true, complete and correct copy of each of the Project Documents (other than Project Documents relating solely to Secondary Projects that are not yet Active Projects) in effect as of the date this representation is made or deemed made (including all exhibits, schedules, side letters and disclosure letters referred to therein or delivered pursuant thereto, if any). All conditions precedent to the obligations of the respective parties (other than any Loan Party) under the Project Documents have been satisfied, except for such conditions precedent (a) the failure of which to be satisfied could not reasonably be expected to have a Material Adverse Effect or (b) which by their terms cannot be met until a later stage in the construction or operation of the applicable Project, and the Company has no reason to believe that any such condition precedent (the failure of which to be satisfied could reasonably be expected to have a Material Adverse Effect) cannot be satisfied on or prior to the appropriate stage in the construction or operation of the applicable Project.
     B. Permits. All material Permits in connection with the transactions contemplated hereby and the initial Credit Extensions hereunder and in respect of the design, development, construction, ownership, operation and maintenance of the Sands Macao Casino and the Sands Macao Podium Expansion Project and the approvals and consents required under the Gaming Concession Contract and the Sands Macao Land Concession Contract required to have been obtained by the Closing Date are listed on Schedule 4.1V(viii).
     5.18 Employment Agreements.
     As of the Closing Date, the employment contracts in effect with each member of senior management of the Parent as in effect on August 20, 2004 remain in full force and effect without material modification since that date.
     5.19 Accuracy of Information.
     None of the factual information (other than projections and pro forma financial information as to which no representation is made under this subsection), taken as a whole, furnished by or on behalf of any Loan Party in writing to any Arranger, the Administrative Agent, the Issuing Lender or any Lender for inclusion in the confidential information memorandum delivered to the Lenders contains any untrue statement of a material fact or omitted to state any material fact necessary to make such information, taken as a whole, not misleading.
     Section 6. Affirmative Covenants.
     The Company and the Borrower covenant and agree with each Lender and each Agent that, until the Termination Date, the Company and the Borrower shall (and shall cause each Loan Party to) perform all covenants set forth in this Section 6.
     6.1 Financial Statements and Other Reports.
     The Company will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Company will deliver to the Administrative Agent (which will promptly deliver to the Lenders):
     (i) Monthly Financials: as soon as available and in any event within 30 days after the end of each month, the consolidated balance sheets of the Company and its Restricted Subsidiaries as at the end of such month and the related consolidated statements of income of the Company and its Restricted Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case, all in reasonable detail (including supplemental consolidating information with regard to the assets, liabilities, income, stockholders’ equity and cash flow associated with the Excluded Casinos) and certified by the chief financial officer or Senior Vice President-Finance of the Company, on behalf of the Company, that they fairly present, in all material respects, the financial condition of the Company and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and which include supplemental consolidating information relating to the Company, its Restricted Subsidiaries and its Excluded Subsidiaries;
     (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter,
     (a) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail (including supplemental consolidating information with regard to the assets, liabilities, income, stockholders’ equity and cash flow associated with the Excluded Casinos) and certified by the Chief Financial Officer or Senior Vice President-Finance of the Company, on behalf of the Company, that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and which include supplemental consolidating information relating to the Company, its Restricted Subsidiaries and its Excluded Subsidiaries;
     (b) if different than the financial statements referred to in clause (a) above, the consolidated balance sheets of the Loan Parties as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Loan Parties for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail (including supplemental consolidating information with regard to the assets, liabilities, income, stockholders’ equity and cash flow associated with the Excluded Casinos) and certified by the Chief Financial Officer or Senior Vice President-Finance of the Company, on behalf of the Company, that they fairly present, in all material respects, the financial condition of the Loan Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; and
     (c) a narrative report describing the operations of the Loan Parties in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;
     (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year,
     (a) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail (including supplemental consolidating information with regard to the assets, liabilities, income, stockholders’ equity and cash flow associated with the Excluded Casinos on which the Company’s independent certified public accountants will make the report described in the second sentence of clause (iii)(d) below) and certified by the Chief Financial Officer or Senior Vice President-Finance of the Company, on behalf of the Company, that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated and which include supplemental consolidating information relating to the Company, its Restricted Subsidiaries and its Excluded Subsidiaries on which the Company’s independent certified public accountants will make the report described in clause (iii)(d) below;
     (b) if different than the financial statements referred to in clause (a) above, the consolidated balance sheets of the Loan Parties as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the

Loan Parties for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail (including supplemental consolidating information with regard to the assets, liabilities, income, stockholders’ equity and cash flow associated with the Excluded Casinos) and certified by the Chief Financial Officer or Senior Vice President-Finance of the Company, on behalf of the Company, that they fairly present, in all material respects, the financial condition of the Loan Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated and which include supplemental consolidating information relating to the Company, its Restricted Subsidiaries and its Excluded Subsidiaries;
     (c) a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year; and
     (d) in the case of such consolidated financial statements specified in clause (a) above, a report thereon of PriceWaterhouseCoopers or other independent certified public accountants of recognized international standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of the Persons covered thereby to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States of America. In addition, with regard to the supplemental consolidating information, such report will state that such information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole;
     (iv) Officers’ and Compliance Certificates: together with each delivery of financial statements of the Company and its Subsidiaries (or Restricted Subsidiaries, as the case may be) pursuant to clauses (ii) and (iii) above, (a) an Officers’ Certificate of the Company stating that the signers, on behalf of the Company, have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers’ Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or any other Loan Party has taken, are taking and propose to take with respect thereto; and (b) a Compliance

Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7;
     (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements delivered pursuant to clauses (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to clauses (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of the Company and its Subsidiaries (or Restricted Subsidiaries, as the case may be) for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements for the Company and its Subsidiaries (or Restricted Subsidiaries, as the case may be) pursuant to clauses (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of the Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;
     (vi) Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to clause (iii) (a) above, a written statement by the independent certified public accountants giving the report thereon (a) stating, in connection with their audit examination, nothing has come to their attention that would lead them to believe that any condition or event that constitutes an Event of Default or Potential Event of Default in-so-far as they are related to accounting matters exists, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable directly or indirectly by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (b) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to clause (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (iv)(b) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement insofar as they relate to accounting matters, provided that such accountants shall not be liable directly or indirectly by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;
     (vii) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;
     (viii) Filings, Press Releases and Other Financial Reports: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Company or any of its Subsidiaries to their respective security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the United States Securities and Exchange Commission, or any similar Governmental Instrumentality, (c) all press releases and other statements made available generally by the Loan Parties to the public concerning material developments in the business of the Company and its Subsidiaries and (d) to the extent prepared, any financial statements and reports concerning any Subsidiaries of the Company not delivered pursuant to clauses (i), (ii) or (iii) above that are generally made available to the public;
     (ix) Events of Default, etc.: promptly upon any officer of any Loan Party obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to the Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to any Loan Party or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by the Company with the Securities and Exchange Commission on Form 8-K with respect to Items 2, 4 and 6 of such Form as in effect on the Closing Date if the Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the Company or any other Loan Party has taken, is taking and proposes to take with respect thereto;
     (x) Litigation or Other Proceedings: (a) promptly upon any officer of any Loan Party obtaining knowledge of (X) the non-frivolous institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or any other Loan Party, or any property of the Company or any other Loan Party (collectively, “Proceedings”) not previously disclosed in writing by the Borrower to Lenders or (Y) any material development in any Proceeding that, in any case:
     (1) has a reasonable possibility of giving rise to a Material Adverse Effect; or

     (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;
written notice thereof together with such other information as may be reasonably available to the Company and the other Loan Parties to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, the Company or any of its Subsidiaries equal to or greater than $20,000,000, and promptly after request by the Administrative Agent such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings;
     (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;
     (xii) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by the Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
     (xiii) Financial Plans: as soon as practicable and in any event no later than 30 days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for each Active Project for such Fiscal Year and each subsequent Fiscal Year through the Maturity Date of the Term B Loans (the “Financial Plan” for such Fiscal Years), including (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of the Company and its Restricted Subsidiaries for such Fiscal Years (including separate disclosure of the assets, liabilities, income, stockholders’ equity and cash flow associated with the Excluded Casinos), together with a pro forma Compliance Certificate for such Fiscal Years and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of the Company and its Restricted Subsidiaries attributable to each Active Project for each month of such Fiscal Years, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections for such Fiscal Years as any Lender may reasonably request;
     (xiv) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and all material insurance coverage planned to be maintained by the Loan Parties in the immediately succeeding Fiscal Year;
     (xv) Board of Directors: with reasonable promptness, written notice of any change in the members of the Board of Directors of the Parent or the Company;
     (xvi) New Subsidiaries: promptly upon any Person becoming a Subsidiary of the Company (other than a Subsidiary of an Excluded Subsidiary), in which case (a) within 45 days of the close of the calendar quarter during which such event occurs if such event occurs during any of the first three calendar quarters of the given year or (b) within 90 days of the close of the fourth calendar quarter of the given year if such event occurs during the fourth calendar quarter of such year), a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of the Company and (b) all of the data required to be set forth in Schedule 5.1D with respect to all Subsidiaries of the Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1D for all purposes of this Agreement);
     (xvii) Material Contracts: promptly, and in any event within ten Business Days after any Material Contract of the Company or any other Loan Party is terminated or amended in a manner that is materially adverse to the Company or any other Loan Party or any new Material Contract is entered into, or upon becoming aware of any material default by any party under a Material Contract (in each case, other than a Material Contract relating solely to Secondary Projects that are not yet Active Projects), a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;
     (xviii) Search Reports: As promptly as practicable after the date of delivery to the Administrative Agent of any UCC financing statement or similar instrument delivered by any Loan Party pursuant to subsection 6.11, copies of completed UCC searches, Real Estate Registry Collateral searches, and/or Commercial and Moveable Property Registry Collateral searches, as applicable, evidencing the proper filing, recording and indexing of all such UCC financing statements and other instruments and listing all other effective financing statements and similar instruments that name such Loan Party as debtor, together with copies of all such filings not previously delivered to the Administrative Agent by or on behalf of such Loan Party;
     (xix) Notices under Operative Documents: (1) promptly upon receipt, copies of all notices provided to the Company or its Subsidiaries (a) pursuant to any Project Documents (other than Construction Contracts or Trade Contracts that are not Material Contracts, and other than those relating solely to Secondary Projects that are not yet Active Projects) relating to material defaults or material delays, and (b) pursuant to the Gaming Concession Contract or any Land Concession Contract other than in the ordinary course, and (2) promptly upon execution and delivery thereof, copies of all amendments to any of the Operative Documents (other than Construction Contracts or Trade Contracts that are not Material Contracts and other than those relating solely to Secondary Projects that are not yet Active Projects);

     (xx) Concession Proceedings and Notices: to the extent not required by another clause of this subsection 6.1, promptly upon receipt, copies of all of the following received by the Company or any of its Subsidiaries: (a) notice of any default or consultations with Macau SAR as contemplated by paragraph A2 of the Gaming Concession Consent in relation to any termination, rescission, potential termination or potential rescission of the Gaming Sub-Concession Contract, (b) notice of any default or consultations with Macau SAR as contemplated by paragraph C of the Land Concession Consent regarding the Sands Macao Land Concession Contract in relation to any termination or rescission thereof (or under any similar provision contained in any other Land Concession Contract), (c) notice of any replacement or reinstatement of the Company or any unilateral discharge of the Gaming Sub-Concession Contract under article 79 of the Gaming Sub-Concession Contract, (d) notice of any negotiations with Macau SAR pursuant to article 83 of the Gaming Sub-Concession Contract, (e) any notice from Macau SAR pursuant to clause 3 of article 80 of the Gaming Sub-Concession Contract, (f) any notice from Macau SAR pursuant to clause 4 of article 80 of the Gaming Sub-Concession Contract, or (g) notice of any seizure, dissolution, redemption or rescission pursuant to Chapter V of Law No 16/2001; and provide further information to the Administrative Agent regarding any proceedings relating thereto; and
     (xxi) Other Information: with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.
     6.2 Corporate Existence, etc.
     The Company will, and will cause each other Loan Party to, at all times preserve and keep in full force and effect their corporate, limited liability company or other existence and all rights and franchises material to its business; provided, however, that the Company and any other Loan Party may merge or consolidate as permitted pursuant to subsection 7.7 of this Agreement and provided, further, that neither the Company nor any other Loan Party shall be required to preserve any such right or franchise if the Board of Directors of such Loan Party (or the managing member thereof, if applicable) shall determine (and shall so notify the Administrative Agent), that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to the Company, any other Loan Party or the Lenders.
     6.3 Payment of Taxes and Claims; Tax Consolidation.
     A. The Company will, and will cause each other Loan Party to, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.
     B. The Company will not, nor will it permit any other Loan Party to, file or consent to the filing of any combined, unitary or consolidated income Tax return with any Person (other than a Loan Party) unless the Company and/or each other Loan Party, as applicable, shall have entered into, a tax sharing agreement with such Person, in form and substance reasonably satisfactory to the Administrative Agent.
     C. The Company shall use commercially reasonable efforts to minimize the Section 951(a) Income generated by the operations of the Loan Parties.
     D. If and to the extent that the Company or any other Loan Party makes a payment or distribution to any direct or indirect shareholder or member other than the Company or another Loan Party with respect to Taxes that are attributable to an Excluded Subsidiary or any Subsidiary thereof, then the Company will promptly cause such Excluded Subsidiary to reimburse the Company or such other Loan Party for such Taxes; provided, however, that such reimbursement shall not be required to the extent that the amount of such reimbursement is treated as an Investment permitted under subsections 7.3 (vii), (viii), (x), (xi), (xiv), (xv), (xvi) or (xviii).
     6.4 Maintenance of Properties; Insurance; Application of Net Loss Proceeds.
     A. Maintenance of Properties. The Company will, and will cause each other Loan Party to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and each other Loan Party and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent that the Company determines in good faith not to maintain, repair, renew or replace such property if such property is no longer desirable in the conduct of their business and the failure to do so is not disadvantageous in any material respect to the Loan Parties or the Lenders. The Company will operate each Project (upon and after the Opening Date thereof) at standards of operation at least equivalent to the standards of operation of the Sands Macao Casino on the Closing Date (or, if higher, in accordance with prudent industry practices in Macau SAR and in a manner not inconsistent with any Gaming License), in compliance with the terms of the Gaming Concession Contract, and in compliance with the terms of any applicable Land Concession Contract.
     B. Insurance. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and each other Loan Party as may from time to time customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, the Company will maintain or cause to be maintained at all times after the Closing Date with regard to the Primary Projects the insurance coverages set forth on Exhibit O on the Closing Date, and will cause to be maintained at all times after any Secondary Project becomes an Active Project the additional insurance coverages required by Exhibit O required with regard to such Secondary Project.
     C. Application of Net Loss Proceeds. If Net Loss Proceeds are received by any Loan Party (i) on or prior to the Opening Date of the Project (or portion thereof) from which such Net Loss Proceeds arise, the Company shall deposit such Net Loss Proceeds in the Term Loan Disbursement Account and apply such Net Loss Proceeds as provided in the Disbursement Agreement, and (ii) after the Opening Date of the Project (or portion thereof) from which such Net Loss Proceeds arise, the Company shall apply any Net Loss Proceeds in accordance with subsection 2.4B(iii)(b) hereof. The Administrative Agent shall, and each of the Company and the Borrower hereby authorizes the Administrative Agent to, apply such Net Loss Proceeds to prepay the Loans to the extent provided in subsection 2.4B(iii)(b).
     6.5 Inspection; Lender Meeting.
     A. Inspection Rights. The Company shall, and shall cause each other Loan Party to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of the Loan Parties, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, if requested by the Administrative Agent (provided that any designated representatives of the Company may, if they so choose, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
     B. Lender Meeting. The Company will, upon the request of the Co-Syndication Agents, the Administrative Agent or Requisite Lenders, participate in a meeting of the Co-Syndication Agents, the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Parent’s corporate offices, or the Company’s corporate offices if requested by the Lenders (or at such other location as may be agreed to by the Company and the Administrative Agent) at such time as may be agreed to by the Co-Syndication Agents, the Company and the Administrative Agent.
     6.6 Compliance with Laws, etc.; Permits.
     A. The Company shall and shall cause each other Loan Party and all other Persons on or occupying any Properties to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Instrumentality (including all Environmental Laws, and any money laundering laws or regulations), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. The Company shall and shall cause each other Loan Party to only engage in activities permitted by their respective Organizational Documents, and in the case of the Company, the certificate issued by Macau SAR pursuant to subsection 4.1W(ii).
     B. The Company shall, and shall cause each other Loan Party to, from time to time obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws except any thereof the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
     6.7 Environmental Covenant.
     A. Compliance with Environmental Law.
     (i) Except as provided in Section 6.7A(ii), the Projects shall at all times (after the commencement of and during construction, and during operation) comply in all material respects with (x) Environmental Laws and (y) the Environmental Mitigation Plan.
     (ii) In the event and to the extent that the Equator Principles applicable to the Projects(other than any Secondary Project that has not yet become an Active Project) materially change after the date of this Agreement, upon the Co-Syndication Agents’ or Administrative Agent’s written notice to the Borrower of such changes, the Borrower and the Company agree that they will use commercially reasonable efforts under the circumstances to cause such Projects to comply in a commercially reasonable time frame with any such material changes to the Equator Principles; provided however, that in the event the Borrower and the Company cannot comply with the changes to the Equator Principles without expending greater than commercially reasonable efforts under the circumstances, then the Borrower and the Company need not attempt to comply with such changes to the Equator Principles, except that in such event the Borrower and the Company shall in their reasonable discretion mitigate any such noncompliance with such changes. Nothing in this Section 6.7A(ii) shall require any modification to the Environmental Mitigation Plan for the construction of the Venetian Macao Overall Project on Site 1.
       B. Additional Information. The Company and the Borrower agree that the Co-Syndication Agents or the Administrative Agent may, from time to time and in their reasonable discretion, (i) retain, at the Company’s and/or the Borrower’s expense, an independent professional consultant to review or conduct any environmental audits, investigations, analyses and reports relating to environmental matters (including, without limitation, the Equator Principles) in respect of any Project or proposed action of the Company or any of its Restricted Subsidiaries prepared by or for the Company or any of its Restricted Subsidiaries, (ii) request the Company or the Borrower to provide additional environmental information regarding any Project, in form and substance reasonably acceptable to the Co-Syndication Agents or Administrative Agent, as the case may be, and (iii) conduct their own investigation of any Property; provided that, in the case of any Property no longer owned, leased, operated or used by the Company or any of its Restricted Subsidiaries, the Company and the Borrower shall only be obligated to use their diligent efforts to obtain permission for the Co-Syndication Agents’ or the Administrative Agent’s professional consultant to conduct an investigation of such Property. The Company and the Borrower acknowledge that the Co-Syndication Agents have retained ERM for purposes of this subsection 6.7B as of the date hereof. For purposes of conducting such a review and/or investigation, the Company and the Borrower hereby grant to the Co-Syndication Agents and the Administrative Agent and their respective agents, employees, consultants and contractors the right to enter into or onto any Properties currently owned, leased, operated or used by the Company or any of its Restricted Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Property shall be conducted, unless otherwise agreed to by the Company and the Co-Syndication Agents or the Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Property or to cause any damage or loss to any property at such Property. The Company, the Borrower, the Co-Syndication Agents and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Co-Syndication Agents or the Administrative Agent pursuant to this subsection 6.7B will be obtained and shall be used by the Co-Syndication Agents, the Administrative Agent and Lenders for the purposes of Lenders’ internal credit decisions, to monitor and police the Loans and to protect Lenders’ security interests created by the Loan Documents. Each of the Co-Syndication Agents and the Administrative Agent each agree to deliver a copy of any such report to the Company with the understanding that the Company and the Borrower acknowledge and agree that (x) they will indemnify and hold harmless the Administrative Agent, the Co-Syndication Agents and each Lender from any costs, losses or liabilities relating to the Company’s use of or reliance on such report, (y) none of the Co-Syndication Agents, the Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to the Company and the Borrower, none of the Co-Syndication Agents, the Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.
     C. Environmental Disclosure. The Company will deliver to the Administrative Agent and Lenders:
     (i) Environmental Audits and Reports. As soon as practicable following receipt thereof (or receipt by any Loan Party), copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Company or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Property or with respect to any Environmental Claims.
     (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any material Release or material noncompliance with Environmental Law required to be reported to any Government Instrumentality under any applicable Environmental Laws, (b) any remedial action taken by the Company, any Loan Party or any other Person in response to (1) any Hazardous Environmental Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, or (c) any noncompliance with the Environmental Mitigation Plan; provided, however, that as to immaterial noncompliance, the Company may provide such written notice in the auditing procedures identified in the Environmental Mitigation Plan.

     (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by the Company or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any material Release required to be reported to any Government Instrumentality, and (c) any request for information from any Governmental Instrumentality that suggests such agency is investigating whether Company or any of its Restricted Subsidiaries may be potentially responsible for costs arising out of any Hazardous Materials Activity.
     (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by the Company or any of its Restricted Subsidiaries that could reasonably be expected to (1) expose the Company or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the Company or any of its Restricted Subsidiaries to maintain full force and effect all material Permits required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by the Company or any of its Restricted Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Company or any of its Restricted Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (v) Annual Reports. Within ninety (90) days after the end of each Fiscal Year of the Company, an annual monitoring report assessing compliance with the Environmental Mitigation Plan, the applicable Environmental Laws, and subsection 6.7A or, as the case may be, detailing any non-compliance, and setting out the action being taken to correct such non-compliance.
     (vi) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.
     D. Company’s Remedial Actions Regarding Environmental Laws and Hazardous Environmental Activities. The Company shall promptly undertake, and shall cause each of its Restricted Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions reasonably necessary to remove, remediate, clean up or abate any Hazardous Environmental Activity on, under or about any Property to the extent required by Environmental Laws, including without limitation (i) any material violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim or (ii) any violation of the Environmental Mitigation Plan. In the event Company or any of its Restricted Subsidiaries undertake any such action, the Company or such Restricted Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all Governmental Instrumentality except when, and only to the extent that, the Company’s or such

Restricted Subsidiary’s liability with respect to such Hazardous Environmental Activity is being contested in good faith by the Company or such Restricted Subsidiary.
     E. Actions with Respect to Environmental Claims and Violations of Environmental Laws. The Company shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (a) cure any violation of applicable Environmental Laws by the Company or its Restricted Subsidiaries and (b) make an appropriate response to any Environmental Claim against the Company or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder.
     F. Actions with Respect to Categorization of the Projects. Except where accompanied by material compliance with all applicable Environmental Laws, neither the Borrower, the Company nor any Restricted Subsidiary shall take any action, enter into any transaction, agreement or proposal or otherwise cause or permit any third person to take any action, that could reasonably be expected to result in (i) a change in the categorization (as determined by ERM or other qualified independent consultant reasonably acceptable to the Borrower and Arranger or Administrative Agent) of (1) the Sands Macao Casino or the Sands Macao Podium Expansion Project from a Category “C” project under the Equator Principles to a Category “B” or “A” project thereunder, (2) any other Active Project (or combination thereof) from a Category “B” project under the Equator Principles to a “Category A” project thereunder or (ii) development of any other Project not yet characterized or (in the reasonable judgment of the Arrangers’ or Agents’ independent professional consultant) adequately reviewed in the Environmental Assessment.
     6.8 Material Contracts.
     A. Compliance with Obligations. The Company shall, and shall cause each other Loan Party to, comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights under (i) the Gaming Concession Contract (including, without limitation, compliance with the suitability requirements of Article 26 of the Gaming Sub-Concession Contract, obtaining approvals required by Article 30 thereof prior to related party transactions and Article 37 thereof regarding work inspections at the times specified therein, and maintaining all required guarantees pursuant to Articles 61, 62 or 63 thereof or otherwise), each Land Concession Contract and the IP License and (ii) all Project Documents and Material Contracts (other than the Gaming Concession Contract and each Land Concession Contract) except in the case of this clause (ii), where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
     B. Contract Consents. The Company (i) shall cause each Person party to a Material Contract listed in clause (b) of the definition thereof, and each Person party to a Construction Contract that is a Material Contract, and (ii) shall use commercially reasonable efforts to cause each Person party to any other Material Contract, to deliver a Contract Consent to the Administrative Agent regarding the collateral assignment of such Material Contract, upon execution of such Material Contract or within a reasonable period of time thereafter (or, if executed prior to Closing at Closing); provided that the Company may decline to cause or to use commercially reasonable efforts to cause to be delivered Contract Consents for Material Contracts (other than any Construction Contracts) comprising no more than 20% of the value of all Contracts deemed “Material Contracts” solely due to clauses (c) and (d) of the definition thereof; provided further that with respect to Material Contracts relating solely to Projects other than the Sands Macau Podium Expansion Project, the requirements of this Section 6.8(B) shall apply from and after the Initial Standard Advance Date for the related Project.
     6.9 Discharge of Liens.
     A. Removal by the Company. In the event that, notwithstanding the covenants contained in subsection 7.2, a Lien which is not a Permitted Lien may encumber any Collateral or any portion thereof, the Company shall promptly (and shall cause its Subsidiaries to promptly) discharge or cause to be discharged by payment to the lienor or Lien claimant or promptly secure removal by bonding, guaranty, deposit or otherwise within 60 days after the date of notice thereof; provided that compliance with the provisions of this subsection 6.9 shall not be deemed to constitute a waiver of the provisions of subsection 7.2. The Company shall exhibit to the Administrative Agent upon request all receipts or other satisfactory evidence of payment, bonding, deposit of taxes, assessments, Liens or any other item which may cause any such Lien to be filed against any Collateral. Each Loan Party shall fully preserve the Lien and the priority of each Collateral Document without cost or expense to the Administrative Agent, the Collateral Agent or the Lenders.
     B. Removal by the Agent. If any Loan Party fails to promptly discharge, remove or bond off any such Lien or mechanics’ or materialmen’s claim of Lien as described above, which is not being contested by a Loan Party in good faith by appropriate proceedings promptly instituted and diligently conducted, within 60 days after the receipt of notice thereof, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, mechanics’ or materialmen’s claim of Lien and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or Lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens under this subsection, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien. The Borrower agrees that all costs and expenses expended or otherwise incurred pursuant to this subsection 6.9 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent shall be paid by the Borrower in accordance with the terms hereof.
     6.10 Further Assurances.
     A. Assurances. Without expense or cost to the Administrative Agent, the Collateral Agent, or the Lenders, the Company shall, and shall cause each other Loan Party to, from time to time hereafter, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may from time to time reasonably require in order to carry out more effectively the purposes of this Agreement or the other Loan Documents, including to subject any items of Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto the Collateral Agent the property and rights hereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or which any Loan Party may be or may hereafter become bound to convey or to assign to the Administrative Agent or the Collateral Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, or any other Loan Documents or for filing, registering or recording this Agreement or any other Loan Documents or to clarify or confirm any documents delivered or required to be delivered hereunder or thereunder. Promptly upon a reasonable request Company shall, and shall cause each other Loan Party to, execute and deliver, and hereby authorizes the Collateral Agent to execute and file in the name of such Loan Party, to the extent the Collateral Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Liens of the Collateral Documents upon the Collateral. In addition, promptly upon the creation of any new corporate enterprise of any Loan Party, the applicable Floating Charge shall be registered with the Macau Companies Registry with regard to such new corporate enterprise.
     B. Filing and Recording Obligations. The Borrower shall pay or cause to be paid all filing, registration and recording fees and all expenses incident to the execution and acknowledgment of or enforcement under any Loan Document, including any instrument of further assurance described in subsection 6.10A, and shall pay or cause to be paid all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of or enforcement under any Collateral Document or any other Loan Document or the Assignment of Reinsurances, or any leases or subleases entered into in connection with any Project (except to the extent already recorded) or memoranda thereof, including any instrument of further assurance described in subsection 6.10A, or by reason of its interest in, or measured by amounts payable under, the Notes, any Collateral Document or any other Loan Document or the Assignment of Reinsurances, including any instrument of further assurance described in subsection 6.10A, and shall pay all stamp taxes and other taxes required to be paid on the Notes or any other Loan Document or the Assignment of Reinsurances, but excluding in the case of each Lender and the Administrative Agent, Taxes imposed on its income by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or in which its applicable lender office for funding or booking its Loans hereunder is located. If Borrower fails to make or cause to be made any of the payments described in the preceding sentence within 15 days after notice thereof from the Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by the Administrative Agent, in its sole discretion) accompanied by documentation verifying the nature and amount of such payments, the Administrative Agent may (but shall not be obligated to) pay the amount due and the Borrower shall reimburse all amounts in accordance with the terms hereof.
     C. Further Security Upon Project Progress. In addition to all other requirements of this subsection 6.10, the Company shall, and shall cause the other Loan Parties to, (i) cause, without further request of any Agent, each Cotai Strip Excluded Subsidiary to execute concurrently with its designation as a Restricted Subsidiary (1) a Mortgage covering any Site or Project in which it has an interest, (2) a Land Security Assignment granting the Collateral Agent a first priority security interest over its interest in any Land Concession Contract, and (3) a Land

Concession Consent agreement with the government of Macau SAR permitting such Lien to exist and containing such other terms as the Administrative Agent may reasonably require, and subject to subsection 6.8B, deliver to each contract counterparty a notice of the security interest being granted in the applicable contract(s) or lease(s); (ii) with respect to any space within a Project associated with any casino referred to under Article 42 of the Gaming Sub-concession Contract, create a horizontal property consistent with the Plans and Specifications for the applicable Project (as such Plans and Specifications may be modified in accordance with the terms of the Loan Documents) and cause ownership of such horizontal property to be transferred to the Company as soon as reasonably practicable; (iii) promptly upon the transfer by the Cotai Subsidiary to the Company of the horizontal property associated with any gaming area and/or casino associated with the Four Seasons Macao Overall Project or the Venetian Macao Overall Project, grant to the Collateral Agent, for the benefit of the Secured Parties, a collateral assignment of the Company’s rights in the Venetian Macao Land Concession Contract that were acquired by the Company as the result of the Company’s acquisition of such horizontal property, such collateral assignment to be in form and substance reasonably satisfactory to the Administrative Agent (provided that the obligations referred to in this section shall be deemed satisfied if such collateral assignment is included in the Land Security Assignment executed by the Company on the Closing Date); (iv) carry out as soon as reasonably practicable definitive registration with the Macau Real Estate Registry in respect of each land grant under any Land Concession Contract and each horizontal property designated as a casino or gaming area by the Macau Gaming Authority on any Site in which the Company or any other Loan Party has an interest upon the issuance of an Occupation Certificate for the related Project, and cause the publication of such registration in the Official Bulletin, and (v) upon provisional registration with the Macau Real Estate Registry becoming possible with respect to any Property (including any horizontal property), (1) effect such registration promptly, (2) within 30 days following the date of such registration execute and deliver (or cause the applicable Loan Party to deliver) a Mortgage (such Mortgage to be recorded in the real property records of Macau SAR or the appropriate jurisdiction and authorized by Macau SAR, or the other appropriate jurisdiction if necessary), pursuant to which the Lenders are granted a Lien on such Property subject only to Permitted Liens, and (3) with respect to such provisional registration of any Property granted under the Venetian Macao Land Concession Contract, if the Sands Macao Land Concession Consent is not already effective by its terms to govern such Property, an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent, from each of the Cotai Subsidiary, the Company and Macau SAR that such Property is governed by the Sands Macao Land Concession Consent.
     D. Final Registration. The Company shall use its commercially reasonable efforts to cause an Occupation Certificate to be issued for the Sands Macao Casino and to cause the registration of the Sands Macao Land Concession to become “definitive” as soon as reasonably practicable, notwithstanding the ongoing construction work being completed in respect of the Sands Macao Podium Expansion Project. The Company shall use its commercially reasonable efforts (it being understood that the realization of such efforts may require the cooperation of the developer of any applicable Other Resort Project), at all times after the provisional registration of any property of any Loan Party (or, in the case of any Casino Operation Project, if earlier, upon any Investment being made pursuant to Section 7.3 in an Excluded Subsidiary developing the related Other Resort Project, or any Casino Operation Land Concession Contract being entered into pertaining to the Site to which such Casino Operation Project relates), to cause an

Occupation Certificate to be issued regarding such Property, and to cause such registration to become “definitive”, as soon as practicable.
     E. Gaming Area Classification. The Company shall use its commercially reasonable efforts to obtain from the Macau Gaming Authority, as soon as reasonably practicable, evidence reasonably satisfactory to the Administrative Agent and the Co-Syndication Agents that each area within any Project where gaming activities are anticipated to be conducted shall be designated as a “gaming area” and that no space shall be designated as a “casino” at or within any Project (other than the specified gaming area within the Venetian Macao Casino Project as set forth on the Plans and Specifications for such Project) for purposes of the Macau SAR’s reversion/reclamation rights under the Gaming Sub-Concession Contract.
     F. Subdivision. As promptly as possible upon obtaining any Land Concession Contract therefor, the “air parcel” or other Property comprising any casino or gaming area shall be properly subdivided from any other Property such that each such “air parcel” or other Property comprising any casino or gaming area may be separately mortgaged, conveyed and otherwise dealt with as a separate legal lot or parcel. Each of the Company and the Borrower acknowledges that this Agreement contemplates the creation of one or more separate legal parcels for such casinos and gaming areas.
     G. Costs of Defending and Upholding the Lien. The Administrative Agent or the Collateral Agent may, upon at least five days’ prior notice to the Borrower, (i) appear in and defend any action or proceeding, in the name and on behalf of the Administrative Agent, the Collateral Agent or the Lenders in which the Administrative Agent, the Collateral Agent or any Lender is named or which the Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect any Collateral, any Collateral Document, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which the Administrative Agent or the Collateral Agent reasonably determines should be instituted to protect the interest or rights of the Collateral Agent and the Lenders in any Collateral or under any Loan Document. The Borrower agrees that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys’ fees and disbursements) by the Administrative Agent or the Collateral Agent shall be paid by the Borrower or reimbursed to the Administrative Agent or the Collateral Agent, as the case may be, promptly after demand.
     H. Costs of Enforcement. The Borrower agrees to bear and shall pay or reimburse the Administrative Agent, the Collateral Agent and the Lenders in accordance with the terms of subsection 10.2 for all sums, costs and expenses incurred by the Administrative Agent or the Collateral Agent and the Lenders (including reasonable attorneys’ fees and the expenses and fees of any receiver or similar official) of or incidental to the collection of any of the Obligations, any foreclosure (or transfer in lieu of foreclosure) of this Agreement, any Collateral Document or any other Loan Document or the Assignment of Reinsurances or any sale of all or any portion of the Collateral.
     I. Acknowledgements of Security. To the extent any acknowledgements referred to in subsection 4.1I(vii) are not obtained on or before the Closing Date the Company shall use commercially reasonable efforts to procure such acknowledgements and deliver same to the Collateral Agent as promptly as reasonably practicable following the Closing Date.
     6.11 Future Subsidiaries or Restricted Subsidiaries.
     A. Execution of Guaranty and Collateral Documents. In the event that on or after the Closing Date any Person becomes a Subsidiary of the Company, the Company will promptly notify Administrative Agent of that fact (provided that if such Person is a Subsidiary of an Excluded Subsidiary, then the Company is required to notify the Administrative Agent of such fact as follows: (a) if such fact occurs during any of the first three calendar quarters of any given year, within 45 days of the close of the calendar quarter during which such fact occurs; or (b) if such fact occurs during the last calendar quarter of any given year, within 90 days of the close of such calendar quarter), and (i) in such event (provided such Subsidiary is not an Excluded Subsidiary) or (ii) in the event that any Excluded Subsidiary becomes a Restricted Subsidiary pursuant to subsection 6.11C, the Company will cause such Restricted Subsidiary, promptly upon such designation (a) to execute and deliver to the Collateral Agent a supplement to the Guaranty, the Security Agreement, the Livrancas, and the Livranca Side Letter, (b) to execute and deliver to the Collateral Agent an Assignment of Rights, a Macau Collateral Account Agreement, an Assignment of Insurances, a Pledge Over Intellectual Property Rights (if such Person is organized under the laws of Macau SAR) and a Power of Attorney, and if such new Restricted Subsidiary has any interests in real property, a Mortgage, in each case, filed with the Macau Gaming Authority, notarized, stamped and in appropriate form for filing with the government of Macau SAR if applicable, (c) to deliver an Assignment of Reinsurances from each insurer of such Person, (d) execute and deliver to the Disbursement Agent a joinder to the Disbursement Agent, and (e) to take all such further actions and execute all such further documents and instruments as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all of the assets of such Restricted Subsidiary which constitute Collateral.
     B. Subsidiary Charter Documents, Legal Opinions, Etc. In the case of any new Restricted Subsidiary being acquired, formed, or designated pursuant to subsection 6.11A, the Company shall deliver to the Administrative Agent, together with such Loan Documents, (i) certified copies of such new Restricted Subsidiary’s Organizational Documents, together with a good standing certificate or foreign law equivalent, if any, from the jurisdiction of its incorporation or formation (as applicable) and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, or, in the case of each Macau corporation, a commercial certificate issued by each of the Companies Register Bureau of Macau SAR. The Court of Macau SAR and the Tax Department of Macau SAR (together with an English translation) confirming that such Person exists and is operating and that no bankruptcy or other proceedings customarily covered by such certificate have been filed against such Person, each to be dated a recent date prior to their delivery to the Administrative Agent, (ii) a copy of such new Restricted Subsidiary’s Bylaws or limited liability company agreement, as applicable, (or, in the case of a Macau entity, Usufruct Agreement) certified by its corporate secretary or an assistant secretary (or their equivalent) as of a recent date prior to their delivery to the Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such new Restricted

Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors or managing member of such new Restricted Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such new Restricted Subsidiary executing such Loan Documents, and (iv) an opinion of counsel to such new Restricted Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization and, to the extent available, good standing of such new Restricted Subsidiary, (b) the due authorization, execution and delivery by such new Restricted Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such new Restricted Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as the Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
     C. Designation of Excluded Subsidiaries as Restricted Subsidiaries. The Company may designate (by providing written notice of such designation to the Administrative Agent) any Excluded Subsidiary (including any Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiaries) to be a Restricted Subsidiary under this Agreement; provided that (i) no Potential Event of Default or Event of Default has occurred or would occur as a result of such designation, (ii) all requirements of subsections 6.10C, 6.11A and 6.11B are met, (iii) the requirement of Section 4.5 of the Disbursement Agreement would be satisfied after giving effect to such designation, (iv) such designation could not reasonably be expected to cause a Material Adverse Effect to occur, (v) prior to such designation, the Administrative Agent has been afforded a reasonable opportunity to review (a) any shareholder agreements or similar instruments relating to such Excluded Subsidiary (in the event such Excluded Subsidiary is not wholly-owned) and is reasonably satisfied with the rights held by any minority shareholder therein, and (b) any management agreements or similar arrangements relating to such Excluded Subsidiary (and the Excluded Casino Hotel Resort it owns, if applicable) and related non-disturbance agreements with the hotel management company party thereto, and is reasonably satisfied with the terms of such arrangements (the Administrative Agent hereby agreeing that it will execute and deliver such satisfactory non-disturbance agreements), including that such agreements shall be in full force and effect with no material defaults thereunder, (vi) there shall be no Liens on any assets of such Excluded Subsidiary that would not constitute Permitted Liens upon its designation as a Restricted Subsidiary, and (vii) such Excluded Subsidiary shall have no Indebtedness as of the date of such designation other than such Indebtedness as would be permitted pursuant to the terms hereof.
     6.12 FF&E.
     A. Deposit Reimbursements. No later than the tenth Business Day following the date of receipt by the Borrower of any proceeds from loans under the relevant FF&E Facility in respect of Specified FF&E for which the Lenders have made an FF&E Deposit Loan, the Borrower will cause an amount of such proceeds equivalent to the principal amount of such FF&E Deposit Loan to be deposited into the Term Loan Disbursement Account.
     B. Timely FF&E Drawings. The Borrower covenants and agrees to use commercially reasonable efforts to make draws from time to time on the relevant FF&E Facility as soon as reasonably practicable thereunder to purchase, finance or refinance any Specified FF&E for which the Borrower has made FF&E Deposit Loans. The Borrower further agrees that prior to repaying an FF&E Deposit Loan, it will use commercially reasonable efforts to maintain the eligibility of the Specified FF&E for which the Borrower has made FF&E Deposit Loans as collateral under the relevant FF&E Facility, if any.
     6.13 Interest Rate Protection.
     No later than 120 days following the Closing Date the Borrower shall enter into one or more Rate/FX Protection Agreements for a term of not less than the lesser of (a) three years or (b) the remaining life to maturity of the Term B Funded Loans, and otherwise in form and substance reasonably satisfactory to the Co-Syndication Agents and the Administrative Agent, with respect to a notional amount of Indebtedness such that not less than 50% of the total Indebtedness of the Loan Parties outstanding at any time shall be either (i) subject to such interest rate protection agreements for a period of not less than three years, or if shorter, the remaining term of the Loans, or (ii) fixed rate Indebtedness.
     6.14 Actions Regarding Cotai Strip Excluded Subsidiaries and Additional Development Excluded Subsidiaries.
     A. Excluded Bank Accounts. The Company shall promptly deposit all revenue (net of On-Site Cash related to such Excluded Casino) associated with the operation of the Excluded Casinos in the Excluded Bank Accounts and the applicable Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, will not have any access to or rights with respect to such revenue (nor any of the proceeds maintained in the Excluded Bank Accounts) other than pursuant to the next sentence. The Company shall be permitted, within 5 Business Days following the end of any calendar month, to release all amounts on deposit in the Excluded Bank Accounts to the applicable Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be; provided that at such time, the Company shall have received full reimbursement for all operating and other expenses and liabilities (including associated gaming taxes) paid by the Loan Parties prior to the date of such release pursuant to subsection 6.14B and not paid with funds in the Excluded Bank Accounts.
     B. Operating Expenses. Except as set forth in the following sentence, all expenses and other costs in respect of the ownership, operation and maintenance of the Excluded Casinos shall be paid, to the extent permitted by applicable law, by the Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, that owns the associated Excluded Casino Hotel Resort or Additional Development (or another Person that is not a Loan Party on their behalf) and, if operating costs and expenses are required by applicable law to be paid by a Loan Party, shall be paid solely from the Excluded Bank Accounts. To the extent that the proceeds in the applicable Excluded Bank Accounts are insufficient to fund such operating costs and expenses then due and payable, the Loan Parties shall (a) cause the applicable Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be (or another Person that is not a Loan Party on their behalf) to promptly make deposits into the Excluded Bank Accounts sufficient to cover all such costs and expenses, and/or (b) be deemed to have utilized capacity to make Investments pursuant to an applicable clause of subsection 7.3 to the extent of such costs and expenses (and the Company shall be permitted to make such

Investments), and/or (c) apply funds up to an amount of no more than $5,000,000 at any one time unreimbursed, from other sources to pay such costs and expenses, and in the case of clause (c) promptly deliver a notice of such payment to the applicable Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, requesting immediate reimbursement to the Loan Parties in an amount equal to any such expenses and costs paid, no later than 10 days after the receipt of such notice by such Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be; provided that this reimbursement requirement will be deemed satisfied if an equal amount is deposited, within such 10 day period, into the applicable Excluded Bank Account by any other Excluded Subsidiary, the Parent, or any Affiliate of the Parent other than a Loan Party or any other Person on an Excluded Subsidiary’s behalf.
     C. Only Permitted Arrangements. Subject to the next sentence, at any time prior to the designation, pursuant to subsection 6.11C, of a Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, as a Restricted Subsidiary, no Loan Party will (other than as permitted by subsection 7.3 and/or 7.17B(ii)) incur any liabilities or obligations (or enter into any contractual arrangements giving rise thereto) in respect of such Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, and such Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, shall not incur any liabilities or obligations (or enter into any contractual arrangements giving rise thereto) in respect of the Excluded Casino Interests or on behalf of any Loan Party, other than de minimis obligations and duties implied at law; provided that the sharing of services among Loan Parties and Cotai Strip Excluded Subsidiaries and/or Additional Development Excluded Subsidiaries pursuant to agreements permitted pursuant to subsection 7.10(xx) shall be permitted hereunder. Notwithstanding anything in this Agreement to the contrary, the Loan Parties shall assume no liabilities (other than as permitted by the proviso to the preceding sentence, subsection 7.3 and/or subsection 7.17B(ii)) in respect of any Excluded Casino Hotel Resorts or Additional Development until the related Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, becomes a Loan Party, other than in respect of Excluded Casinos and Excluded Casino Interests (i) to the extent required by Legal Requirements of Macau SAR and the Gaming Sub-Concession Contract and (ii) following the receipt by the Administrative Agent of reasonably satisfactory documentation evidencing indemnification obligations from the applicable Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, of the Loan Parties for any and all losses, costs, expenses and liabilities they may incur as a result of such assumption.
     6.15 Intercompany Contribution Agreement. Each Loan Party other than the Immaterial Subsidiaries shall be a party to the Intercompany Contribution Agreement. Each Loan Party party to the Intercompany Contribution Agreement shall make contributions to the equity of the Borrower and any other Loan Party as and when required pursuant to the terms of the Intercompany Contribution Agreement.
     6.16 Four Seasons Budget. Within 6 months after the Closing Date, the Company shall deliver to the Disbursement Agent, the Administrative Agent, the Co-Syndication Agents and the Construction Consultant the Primary Project Budget with respect to the Four Seasons Macao Overall Project, substantially in the form of Exhibit H to the Disbursement Agreement, the Primary Project Schedule with respect to the Four Seasons Macao Overall Project substantially in the form of Exhibit I to the Disbursement Agreement, and the Primary Project Plan for the Four Seasons Macao Overall Project, in each case which shall be reasonably satisfactory to the Administrative Agent and the Construction Consultant, it being understood that each such delivery may be based upon reasonable assumptions made by the Company in good faith with respect to Construction Contracts anticipated to be executed but not yet entered into, and may be subject to revision if and when any such assumptions are required to be revised; provided that the Company promptly redelivers each affected item delivered pursuant to this subsection 6.16 upon any such revision.
     6.17 Deposits of Revenues and Other Amounts.
     The Company shall promptly deposit into an Operating Account upon receipt thereof: (a) all operating revenues received (other than amounts associated with the operation of the Excluded Casinos required to be deposited into Excluded Bank Accounts and On-Site Cash) unless required by Section 5.5.2 of the Disbursement Agreement to deposit such revenue in the Company Equity Account, (b) all Net Loss Proceeds received until such time as such Net Loss Proceeds are applied as required by subsection 2.4B(iii)(b), unless required by subsection 6.4C to be deposited in the Term Loan Disbursement Account, (c) all Net Termination Proceeds received until such time as such Net Termination Proceeds are applied as required by subsection 2.4B(iii)(c), (d) all Net Asset Sale Proceeds received until such time as such Net Asset Sale Proceeds are applied as required by subsection 2.4B(iii)(a), unless required by Section 2.3.1(a) of the Disbursement Agreement to be deposited in the Asset Sales Proceeds Sub-Account or by Section 2.3.8 of the Disbursement Agreement to be deposited in the Sales Deposit Account, and (e) all Completion Proceeds received pursuant to subsection 2.4B(iii)(f)(2).
     Section 7. Borrower’s Negative Covenants.
     The Company and the Borrower covenant and agree with each Lender and each Agent that until the Termination Date, the Company and the Borrower shall (and shall cause the other Loan Parties to) perform all of the covenants set forth in this Section 7.
     7.1 Indebtedness.
     The Company and the Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except Indebtedness referred to below, provided that in the case of the incurrence or assumption of any Indebtedness pursuant to clauses (i), (iii), (iv), (x), (xv), (xvi) and (xviii): (A) immediately after such incurrence of Indebtedness, the In-Balance Requirement is satisfied and the Loan Parties are in pro forma compliance with the covenants set forth in Section 7.6A and 7.6B (to the extent then applicable) and (B) at any time on or after the occurrence of the Leverage Action Date but prior to the Venetian Macao Completion Date, immediately after giving effect to such incurrence, the Consolidated Leverage Ratio is no greater than 3.0 to 1.0, provided that the failure to satisfy the provisions of this clause (B) shall not prohibit incurrences of Indebtedness (x) in respect of the Revolving Credit Facility and pursuant to clause (xvi) in an aggregate principal amount not to exceed $400,000,000 and (y) under clause (xiii) below):

     (i) Indebtedness in respect of the Obligations;
     (ii) Indebtedness existing on the Closing Date and set forth on Schedule 7.1;
     (iii) Permitted Unsecured Indebtedness up to an aggregate principal amount outstanding of (a) at any time prior to the date on which the Venetian Macao Completion Date occurs, $50,000,000 and (b) thereafter, $100,000,000; provided that in the case of clause (b), if the Consolidated Leverage Ratio is less than 3.0 to 1.0 after giving effect to each such incurrence of Permitted Unsecured Indebtedness, such Permitted Unsecured Indebtedness shall be unlimited in amount;
     (iv) the incurrence by any Loan Party, at any time after the Venetian Macao Completion Date, of Permitted Unsecured Indebtedness up to an aggregate principal amount outstanding at any time for all Loan Parties of $50,000,000; provided that the Borrower or such Guarantor uses the proceeds of such Indebtedness to finance Investments permitted hereunder in Excluded Subsidiaries;
     (v) Contingent Obligations permitted by subsection 7.4 and upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;
     (vi) Indebtedness owed to any Loan Party; provided that all such intercompany Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of a promissory note in form and substance reasonably satisfactory to the Administrative Agent and an intercompany subordination agreement in form and substance reasonably satisfactory to the Collateral Agent;
     (vii) Indebtedness owed by any Loan Party to another Loan Party constituting an Investment permitted under subsection 7.3; provided such Indebtedness is evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent and an intercompany subordination agreement in form and substance reasonably satisfactory to the Collateral Agent;
     (viii) Shareholder Subordinated Indebtedness (including any such Indebtedness incurred for purposes of contributing to Consolidated Adjusted EBITDA as contemplated by the definition of Consolidated Adjusted EBITDA);
     (ix) to the extent that such incurrence does not result in the incurrence by any Loan Party of any obligation for the payment of borrowed money of others, Indebtedness of a Loan Party incurred solely in respect of (x) performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self insurance or similar requirements, surety and similar bonds and statutory claims of lessors, licensees, contractors, franchisees or customers, and (y) bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding; provided that such Indebtedness described in clause (x) was incurred in the ordinary course of business of the Loan Parties and all such Indebtedness pursuant to this subsection 7.1(ix) does not exceed in an aggregate principal amount outstanding under this clause at any one time $125,000,000;
     (x) with regard to any Other Resort Project (and provided that the Company shall not have utilized the provisions of subsection 7.3(xix) with respect to the casino “shell” associated with such Other Resort Project), the incurrence by the Company, at any time after the Venetian Macao Completion Date, of Permitted Unsecured Indebtedness in connection with the acquisition by the Company of such casino “shell” and related infrastructure (in lieu of cash reimbursement of costs or other cash payments to the sellers or developers as consideration for such “shell” and related infrastructure) in favor of the seller or developer of such acquired property in an aggregate amount not to exceed $50,000,000 for each such casino “shell” and related infrastructure;
     (xi) the incurrence by any Loan Party, at any time after the Venetian Macao Completion Date, of Indebtedness (which may include Capital Lease obligations, mortgage financings or purchase money obligations), in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction, installation and/or improvement of property, plant or equipment used in the business of the Loan Parties or the construction, installation, purchase or lease of real or personal property or equipment (including Specified FF&E) (including any refinancings thereof), in an aggregate principal amount not to exceed, at any time outstanding, $50,000,000 plus any Refinancing Fees;
     (xii) Indebtedness arising from any agreement entered into by any Loan Party providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an Asset Sale;
     (xiii) to the extent constituting Indebtedness, the contractual payments required to be made from time to time to Macau SAR under the Land Concession Contracts and the Gaming Sub-Concession Contract and Indebtedness associated with any guarantees of such payments; provided that either the Administrative Agent or the Co-Syndication Agents have approved any such Land Concession Contracts and documents evidencing such guarantees, including the amounts payable thereunder (such approval not to be unreasonably withheld) as contemplated by the provisions hereof and of the Disbursement Agreement;
     (xiv) to the extent it constitutes Indebtedness, obligations under Hedging Agreements that are incurred (a) with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding, (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges and not for speculative purposes, or (c) for the purpose of fixing or hedging commodities risk in connection with commodities to which a Loan Party has actual exposure in connection with Project Costs and not for speculative purposes;
     (xv) the incurrence by any Loan Party, at any time after the Venetian Macao Completion Date, of Permitted Subordinated Indebtedness;

     (xvi) Indebtedness represented by FF&E Facilities entered into pursuant to the terms hereof, which may include HVAC-related Indebtedness (and Contingent Obligations in respect thereof) in an aggregate principal amount not to exceed $350,000,000 at any time outstanding (plus any Refinancing Fees), reduced by any permanent repayments of principal made thereon (except in connection with a refinancing thereof);
     (xvii) Indebtedness consisting of obligations permitted pursuant to subsection 7.17B(ii); and
     (xviii) the incurrence by any Loan Party of other Indebtedness comprising (a) Permitted Unsecured Indebtedness, (b) Indebtedness of a type permitted pursuant to subsection 7.1(xi) (but in addition to the dollar limitations in such subsection), or (c) Indebtedness of a type permitted pursuant to clause 7.1(xvi) (but in addition to the dollar limitations in such subsection), up to an aggregate principal amount outstanding at any time for all Loan Parties of $50,000,000.
     7.2 Liens and Related Matters.
     A. Prohibition on Liens. The Company and the Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company, the Borrower or such Loan Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute under any local or foreign law, except Permitted Liens.
     B. Equitable Lien in Favor of Lenders. If a Loan Party shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, such Loan Party shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien which is not a Permitted Lien.
     C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular permitted Indebtedness or leases or to be sold pursuant to an executed agreement with respect to an Asset Sale, no Loan Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired other than (i) as provided herein or in the other Loan Documents, (ii) as provided in an FF&E Facility and the guarantees and collateral documents relating thereto, (iii) as contained in the Gaming Concession Contract, the Gaming Concession Consent, any Land Concession Consent, or as otherwise required by applicable law or any applicable rule or order of Macau SAR or the Macau Gaming Authority, (iv) in any Non-Recourse Financing regarding an Excluded Casino Interest or (v) as set forth in any agreement relating to Indebtedness permitted to be secured by a Permitted Lien pursuant to clause (xxi) of the definition thereof.
     D. No Restrictions on Subsidiary Distributions and Investments. The Company and the Borrower will not, and will not permit any other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on any of their Restricted Subsidiaries’ capital stock owned by a Loan Party, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to any other Loan Party, (iii) make loans or advances to, or investments in, any Loan Party, or (iv) transfer any of its property or assets to the Borrower or the Company, other than in each case (a) as provided herein or in the other Loan Documents, (b) as provided in any FF&E Facility and any related collateral documents and guarantees, or in any agreement relating to Permitted Subordinated Indebtedness, or in any intercompany subordination agreement or Indebtedness permitted to be incurred pursuant to subsection 7.1(iii) or (xi), (c) by reason of customary non-assignment provisions in leases entered into the ordinary course of business and consistent with past practices and any leases permitted hereunder, (d) purchase money obligations for property or Capital Lease obligations for property or equipment, including Specified FF&E, acquired or leased in the ordinary course of business that impose restrictions of the nature set forth in clause (iv) above on the property so acquired, (e) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements relating to the assets or property of such Joint Ventures or covered by such joint venture agreements, (f) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (g) customary restrictions imposed by asset sale or stock purchase agreements relating to a permitted Asset Sale or other sale of assets by any Loan Party, (h) with respect to restrictions of the type set forth in clause (iv) above, as set forth in any agreement relating to Indebtedness permitted to be secured by Permitted Liens other than Indebtedness permitted to be incurred pursuant to subsections 7.1 (vi) or (vii) so long as such restrictions only extend to the assets secured by such Permitted Liens, (i) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, extensions, refundings, replacements or refinancings in whole or in part of the contracts, instruments or obligations referred to in clauses (a) through (h) above (provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s management, no more restrictive with respect to such dividend and other payments restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, extension, refunding, replacement or refinancing), or (j) as contained in the Gaming Concession Contract or as otherwise required by any Legal Requirement of Macau SAR or any Gaming Authority.
     7.3 Investments; Joint Ventures; Formation of Subsidiaries.
     The Company and the Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or otherwise form or create any Restricted Subsidiary, other than as set forth in this Section 7.3, provided that, with respect to Investments to be made in accordance with clauses (vii), (viii), (ix) (other than with respect to Consolidated Capital Expenditures of the Loan Parties required to be made pursuant to requirements of Macau SAR or any contractual obligation of a Loan Party, as and when such payments are due or for necessary repairs and maintenance with respect to assets of the Loan Parties in the ordinary course of business), (x), (xi), (xiv), (xvii), (xviii), (xix) and (xx) below, immediately after giving effect to the making of such Investment or formation or creation, the requirement of Section 4.5 of the Disbursement Agreement is satisfied:
     (i) the Loan Parties may make and own Investments in Cash Equivalents; provided that proceeds of the Loans (other than Local Term Loans) may not in any case be invested in Cash Equivalents denominated in any currency other than Dollars and/or HK Dollars;
     (ii) Investments existing on the Closing Date and described in Schedule 7.3;
     (iii) Investments (including the formation or creation of a Subsidiary) by any Loan Party in any other Loan Party;
     (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with this Agreement;
     (v) receivables owing to the Company or any other Loan Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Loan Party deems reasonable under the circumstances;
     (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, provided that any such advances in respect of an Excluded Casino shall only be permitted if made from an Excluded Bank Account;
     (vii) the Loan Parties may invest in any Excluded Subsidiary, Joint Venture or Supplier Joint Venture any cash or other property contributed to the Loan Parties either (x) in exchange for common equity of the Company issued to the Company’s direct or indirect parent, or (y) in the form of Shareholder Subordinated Indebtedness by Adelson or any of his Affiliates or Related Parties, in each case for such purpose;
     (viii) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, Investments in Cotai Strip Excluded Subsidiaries, the proceeds of which Investments are used by such Cotai Strip Excluded Subsidiary, to develop and construct Excluded Casino Hotel Resorts (a “Cotai Strip Investment”) in an aggregate amount not to exceed the sum of (a) $500,000,000 (less the amount, if any, disbursed under Section 3.6 of the Disbursement Agreement in excess of $450,000,000) and (b) the aggregate amount of net-after-tax cash dividends received by any Loan Party from such Cotai Strip Excluded Subsidiary (other than the dividends received by the Loan Parties to pay obligations of or related to the Cotai Strip Excluded Subsidiaries or the Excluded Casinos (including for the payment of income taxes payable in respect of the income of such Cotai Strip Excluded Subsidiaries or Excluded Casinos)), the proceeds of which have been deposited into the Term Loan Disbursement Account;
     (ix) the Loan Parties may make Consolidated Capital Expenditures permitted by subsection 7.14;
     (x) at any time after the Venetian Macao Completion Date and so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Loan Parties may make cash Investments in Excluded Subsidiaries or Joint Ventures consisting of (a) Cash and Cash Equivalents of up to $100,000,000 in the aggregate and (b) guarantees of up to $200,000,000 in the aggregate of Indebtedness of, or performance by, any Excluded Subsidiaries or Joint Ventures, provided that the Consolidated Leverage Ratio is less than 3.0 to 1.0 after giving effect to each such Investment; provided further that notwithstanding the foregoing, the Loan Parties may not make Investments in Joint Ventures pursuant to this clause (x) in excess of $50,000,000 in the aggregate;
     (xi) the Loan Parties may make Investments in Excluded Subsidiaries or Joint Ventures, not to exceed (a) $25,000,000 in the aggregate prior to the Venetian Macao Completion Date and (b) $50,000,000 in the aggregate (including Investments made pursuant to clause (a)) at any time on or after the Venetian Macao Completion Date;
     (xii) Investments made by the Company in any Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, which result solely from such Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, receiving the Net Casino Cash Flow from an Excluded Bank Account as permitted pursuant to the terms hereof;
     (xiii) any payment made by the Company or any other Loan Party related to the operation or maintenance of an Excluded Casino which payment was made by a Loan Party from a source other than an Excluded Bank Account; provided that either (a) such Loan Party shall have been reimbursed for such payment within 10 days of such disbursement from sources other than cash or other assets of a Loan Party or (b) such payment is otherwise permitted under this Section 7.3 (excluding the provisions of clause (xii) and this clause (xiii));
     (xiv) at any time after the Venetian Macao Completion Date occurs, so long as no Potential Event of Default shall have occurred or be continuing, and so long as the Consolidated Leverage Ratio is less than 3.0 to 1.0 after giving effect to each such Investment, the Loan Parties may make cash Investments in the Excluded Subsidiaries in an aggregate amount at any time outstanding not to exceed the sum of (1) 50% of (A) the Consolidated Net Income of the Loan Parties for the period (taken as one accounting period) from the Closing Date to the end of the Company’s most recently ended Fiscal Quarter for which internal financial statements are available (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit) less (B) the amount paid or to be paid in respect of such period pursuant to subsection 7.5(iv)

to shareholders or members other than the Company, plus (2) without duplication, 100% of the aggregate net cash proceeds received by the Company since the Closing Date from capital contributions or the issue or sale of equity Securities (excluding any such proceeds used for clause (vii) above or clause (xx) below) or debt Securities of the Company that have been converted into or exchanged for such equity Securities of the Company (other than equity Securities or such debt Securities of the Company sold to a Loan Party), plus (3) to the extent not otherwise included in the Loan Parties’ Consolidated Net Income, 100% of the cash dividends or distributions or the amount of cash principal and interest payments (other than dividends or payments received by the Loan Parties to pay obligations of or related to the Cotai Strip Excluded Subsidiaries or the Additional Development Excluded Subsidiaries (including for the payment of income taxes in respect thereof)) received since the Closing Date by a Loan Party from any Excluded Subsidiary or in respect of any Joint Venture in which an Investment was made pursuant to any clause of this subsection 7.3 other than clauses (viii) and (xii), until the entire amount of the Investment in such Excluded Subsidiary has been received, and 50% of such amounts thereafter; provided in each case that such cash proceeds have not been committed or used for any other purpose; provided, further, however, that in the event that the Loan Parties convert an Excluded Subsidiary to a Restricted Subsidiary, the Loan Parties may add back to this clause the aggregate amount of any Investment in such Subsidiary that was an Investment made pursuant to subsection 7.3 (other than pursuant to clauses (viii) or (xii) above) at the time of such Investment;
     (xv) the Loan Parties may hold investments consisting of securities or other obligations received in settlement of debt created in the ordinary course of business and owing to the Loan Parties or in satisfaction of judgments;
     (xvi) the Loan Parties may incur any Indebtedness permitted under subsection 7.1 and any Contingent Obligation permitted under subsection 7.4 to the extent such Indebtedness or Contingent Obligation constitutes an Investment;
     (xvii) any Loan Party may make loans or advances to employees or directors or former employees or directors of any Loan Party in an amount not to exceed $2,000,000 in the aggregate outstanding at any time;
     (xviii) the Loan Parties may make other Investments, not to exceed (a) $25,000,000 in the aggregate prior to the Venetian Macao Completion Date and (b) $50,000,000 in the aggregate (including Investments made pursuant to clause (a)) at any time on or after the Venetian Macao Completion Date;
     (xix) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing and subject to the terms of the Disbursement Agreement, with regard to each of Site 3, Site 7, and Site 8, the Loan Parties may make Investments of up to $50,000,000 per Site constituting a prepayment for the casino and showroom and/or retail “shell” referred to below to an Excluded Subsidiary developing the Other Casino Resort to be located thereon; provided that (a) such Excluded Subsidiary has obtained all permits and approvals necessary, at the time such Investment is made, from Macau SAR to develop a casino resort on the applicable Site consistent with the Plans and

Specifications relevant to the applicable Casino Operation Project to be located within such Other Casino Resort, and (b) at or prior to the time such Investment is made, such Excluded Subsidiary has executed an agreement (and a Contract Consent to the collateral assignment thereof to the Lenders), in form and substance reasonably satisfactory to the Administrative Agent, to deliver to the Company the casino and showroom and/or retail “shell” to be developed within such Other Casino Resort upon its completion, prior to an agreed date certain, for no further consideration and free and clear of all Liens other than Permitted Liens; and
     (xx) the Loan Parties may make Investments out of the proceeds of the substantially concurrent sale or issuance of equity Securities of the Company.
Notwithstanding anything to the contrary in this subsection 7.3, any cash Investments in the form of debt made in any Excluded Subsidiary shall be made in the form of intercompany loans from a Loan Party to such Excluded Subsidiary evidenced by a promissory note, which shall be pledged to the Collateral Agent as Collateral for the Obligations.
     7.4 Contingent Obligations.
     The Company and the Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:
     (i) any Loan Party may become and remain liable with respect to Contingent Obligations under Rate/FX Protection Agreements or other Hedging Agreements;
     (ii) the Loan Parties may become and remain liable with respect to Contingent Obligations (a) for Indebtedness permitted under subsection 7.1 to the extent a Loan Party is permitted to incur such Indebtedness under subsection 7.1 or (b) for other obligations of wholly-owned Restricted Subsidiaries;
     (iii) the Loan Parties may become and remain liable for customary indemnities under the Project Documents;
     (iv) Investments permitted under subsection 7.3 to the extent they constitute Contingent Obligations;
     (v) the Loan Parties may become liable for Contingent Obligations made on behalf of Excluded Subsidiaries and Joint Ventures in an amount, when aggregated (without duplication) with the amount of Investments made in Cash and Cash Equivalents pursuant to subsection 7.3(x)(a) and Contingent Obligations incurred pursuant to this clause, not to exceed $300,000,000 at any time, so long as both before and after giving effect to the incurrence of such Contingent Obligation, no Potential Event of Default or Event of Default has occurred or is continuing; provided that, notwithstanding the foregoing, the Loan Parties may not become liable for Contingent Obligations made on behalf of Joint Ventures in excess of $50,000,000 in the aggregate;

     (vi) the Loan Parties may become and remain liable with respect to other Contingent Obligations, provided that the maximum aggregate liability, contingent or otherwise, of the Loan Parties in respect of all such Contingent Obligations shall at no time exceed $10,000,000; and
     (vii) Contingent Obligations for reimbursement of the Concession Guarantor or other guarantors of payment under the Land Concession Guaranty and/or Gaming Concession Guaranty.
     7.5 Restricted Payments.
     The Company and the Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except Restricted Payments referred to below, provided that (except with regard to clauses (iii), (iv), (v) and (vi)), the requirement set forth in Section 4.5 of the Disbursement Agreement has been satisfied after giving immediate effect to such Restricted Payment:
     (i) the Loan Parties may, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, make regularly scheduled or required payments of principal and interest in respect of any Permitted Subordinated Indebtedness of the Loan Parties in accordance with the terms of, and only to the extent required by the agreement pursuant to which such Permitted Subordinated Indebtedness was issued;
     (ii) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Company shall be permitted, subject to the provisions of the Disbursement Agreement (if then in effect), to pay dividends with the Net Asset Sale Proceeds received from a Permitted Asset Disposition of the Venetian Macao Mall, the Four Seasons Macao Mall or the Four Seasons Macao Resort Project (including any complementary suites comprising a portion thereof) following the application of Net Asset Sale Proceeds to prepay Loans and reduce commitments to the extent required by subsection 2.4B(iii)(a);
     (iii) the Loan Parties may redeem or repurchase any equity interests in the Loan Parties held by minority shareholders or any Indebtedness of the Company and its Subsidiaries to the extent such ownership by minority shareholders is no longer required by any Legal Requirement imposed by Macau SAR or any applicable Gaming Authority in order to preserve a Gaming License, including as required pursuant to Articles 25 and 26 of the Gaming Sub-Concession Contract;
     (iv) if, during any taxable year, the Parent (or any member of the consolidated group of which the Parent is the common parent) has Section 951(a) Income, the Company may make cash distributions to its common shareholders, in an annual aggregate amount not to exceed (A) the amount of U.S. Federal income tax payments made by the Parent (or any member of the consolidated group of which the Parent is the common parent) in respect of Section 951(a) Income for the corresponding taxable year, net of (B) applicable federal income credits and/or deductions available to the Parent and any member of the consolidated group of which the Parent is the common parent attributable to the operations of the Loan Parties (any such distributions referred to herein as a “Tax Distribution”); provided that such Tax Distributions shall be made during the 30-day period preceding the due date for the filing of any Tax return with respect to which the Parent (or any member of the consolidated group of which the Parent is the common parent) is required to make a payment described in this Section 7.5(iv);
     (v) the Loan Parties may make Restricted Payments to other Loan Parties;
     (vi) to the extent such payments would be restricted payments, the Company may make regularly scheduled or required payments to Macau SAR pursuant to the Gaming Concession Contract and any Land Concession Contract in accordance with the terms thereof as such are in effect on the Closing Date or as amended pursuant to the terms hereof;
     (vii) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, at any time after the Venetian Macao Completion Date, the Company may pay dividends in respect of its common stock (a) in an amount of up to $300,000,000 in the aggregate in any Fiscal Year if, after giving effect to such payment, the Consolidated Leverage Ratio is less than 3.0 to 1.0 but greater than or equal to 2.5 to 1.0, and (b) in an unlimited amount if, after giving effect to such payment, the Consolidated Leverage Ratio is less than 2.5 to 1.0;
     (viii) the Company may make payments of interest as and when due and payable (by capitalizing such interest, or, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, with respect to up to $115,000,000 in principal amount of VVDIL Intercompany Debt in cash) pursuant to the terms of such VVDIL Intercompany Debt; and
     (ix) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Loan Parties may make other Restricted Payments in an amount not to exceed $5,000,000 in the aggregate, in any Fiscal Year.
     7.6 Financial Covenants.
     A. Minimum Consolidated Interest Coverage Ratio. The Company and the Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Minimum
Consolidated
Full Fiscal Quarter following	Interest
the Trigger Date	Coverage Ratio
First and Second	2.50:1.0
Third and Fourth	3.00:1.0
Fifth and Sixth	3.50:1.0
Seventh and thereafter	4.00:1.0

     B. Maximum Consolidated Leverage Ratio. The Company and the Borrower shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter set forth below to be greater than the ratio set forth opposite such period:

Maximum
Full Fiscal Quarter following	Consolidated
the Trigger Date	Leverage Ratio
First and Second	5.00:1.0
Third and Fourth	4.50:1.0
Fifth and Sixth	4.00:1.0
Seventh and Eighth	3.50:1.0
Ninth and thereafter	3.00:1.0
     C. Minimum Consolidated Adjusted EBITDA. The Company and the Borrower shall not permit Consolidated Adjusted EBITDA as of the last day of any four Fiscal Quarter period ending on or after the last day of the first full Fiscal Quarter after the Closing Date to be less than $275,000,000 in the aggregate, for the preceding four Fiscal Quarter period; provided that the Company and the Borrower will not have to comply with this subsection 7.6C from and after the Fiscal Quarter in which the Venetian Macao Completion Date occurs.
     7.7 Restriction on Fundamental Changes; Asset Sales and Acquisitions.
     The Company and the Borrower shall not, and shall not permit any other Loan Party to, alter the corporate, capital or legal structure (except with respect to changes in capital structure to the extent a Change of Control does not occur as a result thereof) of any Loan Party, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, abandon, lease or sub-lease (as lessor or sublessor), license or sublicense, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned, leased, licensed or hereafter acquired (other than inventory or goods in the ordinary course of business), or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:
     (i) as permitted under the terms of this Agreement or any other Loan Document;
     (ii) the Loan Parties may dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Loan Parties in each case to the extent in the ordinary course of business, provided that either (i) such disposal does not materially adversely affect the value of the Collateral or (ii) prior to or promptly following such disposal any such property shall be replaced with other property of substantially equal utility and a value at least substantially equal to that of the replaced property when first acquired and free from any Liens other than Permitted Liens and by such removal and replacement the Loan Parties shall be deemed to have subjected such replacement property to the Lien of the Collateral Documents in favor of Lenders, as applicable;

     (iii) the Loan Parties may incur Liens permitted under subsection 7.2;
     (iv) the Loan Parties may have an Event of Loss;
     (v) the Restricted Subsidiaries or the Borrower may issue equity Securities to the Company or to any other Restricted Subsidiary or the Borrower;
     (vi) the Loan Parties may (a) enter into leases or licenses to use in the ordinary course of business with respect to any space (including any “complementary accommodations”) on or within a Project or (b) be a party to any lease or license to use in effect on the Closing Date, each of which lease of, or license to use, real property is set forth on Schedule 7.7 hereto (as such lease may be amended, modified or supplemented in accordance with the terms of this Agreement); provided that, in each case, (1) no Event of Default or Potential Event of Default shall exist and be continuing at the time of such lease or license to use or would occur after or as a result of entering into such lease or license to use (or immediately after any renewal or extension thereof at the option of the Loan Parties), (2) such lease or license to use will not materially interfere with, impair or detract from the operation of the business of the Loan Parties, (3) such lease or license to use is at a fair market rent or value (in light of other similar or comparable prevailing commercial transactions) and contains such other terms such that the lease or license to use, taken as a whole, is commercially reasonable and fair to the Loan Parties in light of prevailing or comparable transactions in other casinos, hotels, hotel attractions, convention centers or shopping venues or other applicable venues, (4) no gaming or casino operations may be conducted on any space that is subject to such lease or license to use other than by the Company and only in accordance with the Gaming Concession Contract and all other applicable Legal Requirements and compliance by the Loan Parties with the other terms of this Agreement, (5) no lease may provide that the Loan Parties may subordinate their fee, condominium or leasehold interest to any lessee or any party financing any lessee (other than lenders financing residential interests in complementary accommodations, to the extent of the interest being financed), and (6) the tenant under such lease or license to use shall provide the Administrative Agent on behalf of the Lenders with a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit R hereto (unless the terms of such lease are substantially identical or more favorable to the Loan Parties than such Exhibit with regard to the matters set forth therein) with such changes as Administrative Agent may approve, which approval shall not be unreasonably withheld or delayed;
     (vii) any Restricted Subsidiary may be merged with (or liquidated into) any other Guarantor or the Borrower;
     (viii) the Loan Parties may make Permitted Asset Dispositions; provided that (a) no Event of Default or Potential Event of Default shall exist and be continuing at the time of the consummation of such Permitted Asset Disposition or would occur as a result thereof, (b) the Administrative Agent shall have received reasonably satisfactory evidence that reciprocal easement arrangements, condominium by-laws or deeds of mutual covenant, reasonably satisfactory in form and substance to the Administrative Agent, shall have been entered into between the Loan Parties and the purchaser of such

Project or shall otherwise be effective to govern such Project and run in favor of the Loan Parties as reasonably required by the Administrative Agent, (c) the Administrative Agent shall have received a certificate of the Company that such Permitted Asset Disposition will not (other than to a de minimis extent) increase the risk of any loss of or reversion under the Gaming Concession Contract or any relevant Land Concession Contract, (d) in the case of Permitted Asset Dispositions comprising any portion of the Venetian Macao Overall Project or the Four Seasons Macao Overall Project (1) such sale could not reasonably be expected to materially adversely impact the ability of the Company to obtain, or the timing of the Company’s receipt of, (x) an Occupation Certificate regarding such Projects or (y) the final registration of the Venetian Macao Land Concession Contract and (2) except in the case of a Permitted Asset Disposition consisting of a sale of the Four Seasons Macao Mall or the Venetian Macao Mall or any complementary accommodations, there shall be no remaining material obligations necessary to be fulfilled in order to obtain a final registration of the Venetian Macao Land Concession Contract (other than obligations the satisfaction of which are not affected by the lack of ownership or possession of the assets sold in such Permitted Asset Disposition), and (e) the proceeds of any such Permitted Asset Disposition shall be applied in accordance with the terms of this Agreement;
     (ix) (a) subject to clause (4) of subsection 7.7(vi) above, the Borrower may sell, lease, license or otherwise transfer assets to a Guarantor and any Guarantor may sell, lease, license or otherwise transfer assets to any other Guarantor or to the Borrower, and (b) the Loan Parties may sell, lease, license or otherwise transfer assets to Excluded Subsidiaries and Joint Ventures to the extent permitted by Section 7.3;
     (x) the Loan Parties may license or sublicense trademarks and trade names in the ordinary course of business;
     (xi) licenses and sublicenses of intellectual property in the ordinary course of business;
     (xii) the Loan Parties may sell receivables for fair market value in the ordinary course of business;
     (xiii) a Loan Party that holds direct equity interests in a Cotai Strip Excluded Subsidiary may sell or transfer up to 10% in the aggregate of the equity interests in such Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary to the current or intended operator or joint developer of the associated Excluded Casino Hotel Resort (the “Permitted 10% Equity Sale”); provided that such sale may be made only with respect to one Cotai Strip Excluded Subsidiary which is either developing Site 5 or Site 6 (but not both);
     (xiv) the Cotai Subsidiary may, following the execution of a Casino Operation Land Concession Contract between Macau SAR and the Cotai Subsidiary pursuant to subsection 7.13D, sell, transfer, assign or sublease or license to use such Casino Operation Land Concession Contract to a developer or other Person pursuant to documentation, and on terms and conditions (including (a) the full release of any further obligations of any Loan Party pursuant to or under such Casino Operation Land Concession Contract (except for customary or other reasonably appropriate indemnities, in each case with respect to title representations, and except for obligations arising by law relating to the Company’s operation or potential operation of any casino or gaming area to be developed on the Site subject to such Casino Operation Land Concession Contract or the Company’s ownership of the casino/showroom/retail “shell” on such Site and the “air parcel” within such shell), and (b) a sale price (or other cash reimbursement mechanism) payable by such purchaser in cash, simultaneously with such transfer, in an amount at least equal to all amounts previously expended by any Loan Party with regard to such Casino Operation Land Concession Contract and all costs previously expended by any Loan Party with respect to the development of the associated Property, other than permitting fees, attorneys’ fees and expenses, architects’ fees and expenses and other similar fees and expenses in an aggregate amount of less than $5,000,000), reasonably satisfactory to the Administrative Agent, to allow such developer or other Person to build, develop, own and operate an Other Resort Project;
     (xv) the Loan Parties may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales due to clause (iii) in the parenthetical clause of the definition thereof;
     (xvi) subject to subsection 7.11, the Loan Parties may make Asset Sales of assets having a fair market value not in excess of $15,000,000 in the aggregate; provided in each case that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof in the judgment of the Company; and (2) at least 75% of the consideration received shall be cash or Cash Equivalents;
     (xvii) the Cotai Subsidiary may sell construction equipment having a fair market value not in excess of $4,000,000 in the aggregate prior to or during the first year following the Last Project Final Completion Date;
     (xviii) the Cotai Subsidiary may transfer, on terms reasonably satisfactory to the Administrative Agent, immaterial portions of any Site to the government of Macau SAR (so long as such transfer does not impair in any material way the ability of the Loan Parties to construct, develop, open, manage and/or operate any Active Project in accordance with the terms of Exhibit P to the Disbursement Agreement) upon the written request of the government of Macau SAR and its stated intent to use such portions in connection with infrastructure, roadway, utility easement, or other “public works” purposes;
     (xix) the Loan Parties may transfer any assets leased or acquired with proceeds of any financing permitted under subsection 7.1 and secured by a Permitted Lien to the lender or lessor providing such financing upon default, expiration or termination of such financing;
     (xx) the Company or the Cotai Subsidiary may transfer its rights pursuant to a Far East Agreement to a third party or Excluded Subsidiary;

     (xxi) the Loan Parties may (i) sell or abandon immaterial assets not necessary for the development, construction, operation or maintenance of any Active Project and (ii) abandon a Secondary Project and sell, abandon or otherwise dispose of any assets no longer needed in connection with a Secondary Project that has been abandoned in accordance with the terms of the Disbursement Agreement;
     (xxii) either or both Immaterial Subsidiaries may be dissolved, liquidated or wound-up; provided that prior to such event, any assets held by the entity to be so dissolved, liquidated or wound up are distributed to another Loan Party, and that no such event shall cause the equity interests in any surviving Loan Party to be less than wholly-owned by the Company and/or another Loan Party;
     (xxiii) the Loan Parties may sell or transfer assets pursuant to a sale-leaseback transaction permitted by subsection 7.8; provided that if the sale of any asset subject to such sale-leaseback transaction is consummated at a time when the Disbursement Agreement is in effect, the Net Asset Sale Proceeds (without giving effect to clause (d) (ii) of the definition thereof) of such sale shall be promptly deposited into the Term Loan Disbursement Account; and
     (xxiv) any Loan Party may sell its interest in a Joint Venture or a Supplier Joint Venture or in an Additional Development Excluded Subsidiary.
     7.8 Sales and Lease-Backs.
     The Company and the Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which any Loan Party has sold or transferred or is to sell or transfer to any other Person or (ii) which any Loan Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person in connection with such lease, except that any Loan Party may enter into sale-leaseback transactions (a) with assets of a type or types otherwise permitted to be financed pursuant to subsection 7.1(xi) or with an FF&E Facility (including with respect to HVAC equipment) permitted by subsection 7.1(xvi) whether or not obtained by a Loan Party with the proceeds of an FF&E Facility or otherwise, (b) in an aggregate principal amount with respect to any such lease at any one time outstanding, taken together with all Indebtedness outstanding under subsections 7.1(xi) and 7.1(xvi) (without duplication), not to exceed $400,000,000, and (c) on terms reasonably satisfactory to the Administrative Agent, including the provisions regarding tenor, rental amounts and other terms, and including, unless waived by the Administrative Agent, concurrently with the execution by the lender or lessee under such sale-leaseback transaction, the entering into of an intercreditor, standstill, or similar agreement reasonably satisfactory in form and substance to the Administrative Agent (it being understood that the Administrative Agent shall have had a reasonable opportunity to review all such documentation prior to its execution); provided that, at any time when the Disbursement Agreement is in effect, the ability of any Loan Party to enter into sale-leaseback transactions in an aggregate principal amount with respect to such leases at any one time outstanding that exceeds $50,000,000, shall be subject to the additional requirement that the assets subject to such sale-leaseback are acquired contemporaneously with, or within 180 days prior to, such financings or the applicable fundings thereunder.
     7.9 Sale or Discount of Receivables.
     The Company and the Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable other than an assignment for purposes of collection in the ordinary course of business.
     7.10 Transactions with Shareholders and Affiliates.
     The Company and the Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with the Company or with any Affiliate of the Company, except that the Loan Parties may enter into and permit to exist:
     (i) transactions that are on terms that are not less favorable to such Loan Party than those that might be obtained at the time from Persons who are not such an Affiliate if (a) the Company has delivered to the Administrative Agent (1) with respect to any transaction involving an amount in excess of $2,000,000, an Officers Certificate certifying that such transaction complies with this subsection 7.10, or (2) with respect to any transaction involving an amount in excess of $4,000,000, a resolution adopted by a majority of the directors of the applicable Loan Party approving such transaction and an Officers Certificate certifying that such transaction complies with this subsection 7.10, at the time such transaction is entered into and (b) with respect to any such transaction that involves aggregate payments in excess of $25,000,000 or that is a loan transaction involving a principal amount in excess of $25,000,000, an opinion as to the fairness of the financial terms to the applicable Loan Party from a financial point of view issued by an Independent Financial Advisor at the time such transaction is entered into;
     (ii) (a) the Lido Contract and the Procurement Services Agreement, each as in effect on the Closing Date or as amended pursuant to subsection 7.13C, and (b) any other contracts between any Loan Party and the Procurement Affiliate or Asian Opportunity Limited entered into and/or amended pursuant to subsection 7.13C, and the payment of fees and other amounts pursuant to the terms thereof by the Loan Parties of no more than $13,000,000 in the aggregate per calendar year; provided that such amount shall increase by $1,500,000 per applicable Cotai Strip Investment Project for each year (or pro rated portion thereof) from and after the date that the Cotai Strip Excluded Subsidiary owning such Cotai Strip Investment Project is designated as a Restricted Subsidiary;
     (iii) any employment, compensation, indemnification, noncompetition or confidentiality agreement or arrangement entered into by a Loan Party with its employees or directors in the ordinary course of business or as approved by a majority of the members of the board of directors of such Loan Party in its reasonable determination;

     (iv) loans or advances to employees of the Loan Parties permitted under subsection 7.3(vi);
     (v) transactions between or among Loan Parties not otherwise expressly prohibited hereunder;
     (vi) transactions contemplated by each Project Document;
     (vii) Shareholder Subordinated Indebtedness;
     (viii) issuances of Securities by the Loan Parties;
     (ix) Investments in, and licenses and other agreements with, Joint Ventures and Supplier Joint Ventures permitted hereunder;
     (x) the (a) operation of the Excluded Casinos (including payments to be made pursuant to subsection 6.14B) in accordance with the terms hereof and of the other Loan Documents, and (b) contemplated purchase by the Company of the Excluded Casinos pursuant to the agreements referenced in subsection 7.17B(i);
     (xi) Investments permitted by subsection 7.3 and Restricted Payments permitted by subsection 7.5;
     (xii) transactions consummated on the Closing Date in connection with the Refinancing and the Transactions;
     (xiii) reciprocal easement and other similar agreements (including condominium rules) required or permitted to be entered into pursuant to the Loan Documents;
     (xiv) (i) license agreements with an Excluded Subsidiary (including licenses permitting an Excluded Subsidiary to use intellectual property of the Loan Parties) and (ii) any other agreements with an Excluded Subsidiary not specifically prohibited by subsection 7.17, provided the terms of such other agreement under clause (ii) or any amendment to such agreement are no less favorable to the Loan Parties than those that would have been obtained in a comparable transaction by such Loan Party with an unrelated Person;
     (xv) any agreement not specifically prohibited hereunder by an Excluded Subsidiary to pay management fees to a Loan Party directly or indirectly;
     (xvi) transactions permitted by subsection 7.7;
     (xvii) the IP License and the transactions contemplated thereby;
     (xviii) purchases of materials or services from a Supplier Joint Venture by a Loan Party in the ordinary course of business on arm’s length terms;

     (xix) transactions set forth on Schedule 7.10;
     (xx) shared services arrangements and/or agreements among Loan Parties, Cotai Strip Excluded Subsidiaries, Additional Development Excluded Subsidiaries, and/or owners, developers or managers of the Other Resort Projects, so long as the liabilities and obligations of any Loan Parties thereunder are on commercially reasonable terms and do not represent more than such Loan Parties’ pro rata share of the services provided as determined by the Loan Parties and certified to the Administrative Agent; and
     (xxi) the contemplated purchase by the Company of the casino “shell” within any Other Resort Project, the operation of which casino is intended to comprise a Casino Operation Project.
     7.11 Disposal of Subsidiary Stock.
     Except in connection with (i) a Restricted Payment permitted by subsection 7.5(vii) or (ii) a transaction (including a liquidation, dissolution, conveyance, sale, lease, transfer, or other disposition) permitted by subsection 7.7(vii), (viii), (ix) or (xv), the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of the Company or any of its Subsidiaries, except (i) to qualify directors if required by applicable law, (ii) to the extent required by any Legal Requirement imposed by Macau SAR or the Macau Gaming Authority or any other applicable gaming Authority in order to preserve a material Gaming License and (iii) pursuant to the Permitted 10% Equity Sale. Notwithstanding the foregoing, in no event shall any Loan Party sell, assign, pledge or otherwise dispose of any shares of capital stock or other equity securities of any Cotai Strip Excluded Subsidiary other than pursuant to the Permitted 10% Equity Sale.
     7.12 Conduct of Business.
     The Company and the Borrower shall not, and shall not permit any other Loan Party to, engage in any business activity except those business activities engaged in on the Closing Date by such Person and any activity or business incidental, related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any internet gaming, hotel, entertainment, recreation, convention, trade show, meeting, retail sales, leasing, or other activity or business designated to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment mall and resort business operated by the Loan Parties; provided that no Loan Party shall engage in the business of developing, operating or maintaining any hotel, casino, entertainment, recreation, convention, trade show, meeting, or retail establishment or project other than the Projects, activities reasonably related or ancillary thereto, and any activity that is a reasonable extension, development or expansion thereof, or as otherwise specifically set forth in this Agreement (including the permitted operation of Excluded Casinos); provided further that, other than as permitted hereunder with respect to the Excluded Casinos and Excluded Casino Interests, the Borrower shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability (other than ordinary course liabilities including trade payables and franchise and tax liabilities) whatsoever other than the Obligations and other Indebtedness permitted hereunder; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party and Permitted Liens; (c) engage in any business or activity or own any assets other than performing its obligations and activities incidental thereto under the Loan Documents and making Restricted Payments and Investments to the extent permitted by this Agreement, entering into the Intercompany Contribution Agreement, any FF&E Facility and activities related thereto; (d) other than as permitted hereunder, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; provided further that no Immaterial Subsidiary shall engage in any developing, operating or maintaining any hotel, casino, entertainment, recreation, convention, trade show, meeting, or retail establishment (including any portion of any Project), nor shall any Immaterial Subsidiary obtain assets (excluding equity interests in the Cotai Subsidiary, and with respect to V-HK Services only, except for amounts held as “front money” for gaming customers) of more than $5,000,000.
     7.13 Certain Restrictions on Entering Into and Amending Certain Documents.
     A. Modifications of Material Contracts and Permits; New Material Contracts or Permits. The Company and the Borrower shall not, and shall not permit any other Loan Party to, agree to any amendment to (or enter into any letter or agreement of understanding with the government of Macau SAR, or any representative thereof, with respect to any Land Concession Contract or the Gaming Concession Contract that has the effect of materially amending such Contract), or waive any of its material rights under, or assign or transfer all or a portion of its rights under, any Permit or Material Contract or enter into new Material Contracts or Permits (it being understood that any Material Contracts which are covered by clause B, C or D below shall also be subject to the restrictions set forth therein) without, in each case, obtaining the prior written consent of Requisite Lenders if in any such case, such amendment or letter agreement of understanding or waiver or new Material Contract or Permit could reasonably be expected to have a Material Adverse Effect or otherwise adversely affect Lenders in any material respect, other than, in the case of Material Contracts: (i) entering into new, or amending existing Construction Documents as permitted by, and in accordance with the terms of the Disbursement Agreement, (ii) amendments to existing Usufruct Agreements to provide for the repurchase of equity interests held by minority shareholders no longer required to maintain compliance with Legal Requirements of Macau SAR subject to the terms hereof and of the Sponsor Agreement; (iii) entering into new Usufruct Agreements in form and substance reasonably satisfactory to the Administrative Agent (including in connection with the formation of any new Subsidiary of the Company); (iv) entering into transactions relating to FF&E Facilities permitted by subsection 7.13B; (v) entering into transactions relating to Land Concession Contracts and the sale thereof and/or purchase of the related Casino Operation Projects contemplated by subsection 7.13D and/or 7.7(xiv), together with agreements governing the Company’s operation of such related Casino Operation Projects on terms reasonably satisfactory to the Administrative Agent; (vi) entering into Land Concession Guaranties and similar items required by the Gaming Sub-Concession Contract or any Land Concession Contract, which are on terms (including the provisions regarding recourse to the Loan Parties) and with providers reasonably satisfactory to the Administrative Agent ; (vii) shared services agreements in the ordinary course of business permitted by subsection 7.10(xx); (viii) entering into contracts executed in connection with

Permitted Asset Dispositions and other sales permitted hereunder, including sale contracts and any reciprocal easement agreements, shared services agreements, condominium governance arrangements or similar agreements entered into with the purchaser thereof; (ix) entering into contracts relating to the operation of Excluded Casinos, including arrangements for indemnification by Cotai Strip Excluded Subsidiaries and/or Additional Development Excluded Subsidiaries not prohibited by subsection 6.14C as well as intercreditor and similar arrangements in connection with related Non-Recourse Financings, and (x) subject to all other provisions regarding requirements to obtain consents, provide notices, or perform similar actions, entering into other new contracts reasonably related to carrying on operations contemplated by, and not specifically prohibited by, the Loan Documents on terms reasonably satisfactory to the Administrative Agent.
     B. Documents Relating to Other Indebtedness. The Company and the Borrower shall not, and shall not permit any other Loan Party to, (i) enter into any FF&E Documents relating to FF&E Facilities other than as permitted by subsection 7.1(xvi) and 7.1(xviii) and on terms reasonably satisfactory to the Administrative Agent, including the provisions regarding maturity, collateral, interest rates and other terms, and, unless waived by the Administrative Agent, the Administrative Agent shall enter into an intercreditor, standstill, or similar agreement reasonably satisfactory in form and substance to the Administrative Agent with the agent or other representative under the credit agreement or other similar documents governing an FF&E Facility (it being understood that the Administrative Agent shall have had a reasonable opportunity to review all such documentation prior to its execution) which agreement (to the extent any FF&E Deposit Loans are made) shall set forth procedures for releasing Liens of the Secured Parties on Specified FF&E as and when any FF&E Deposit Loans made to acquire such Specified FF&E are repaid and upon the use of a minimum proportion of funds under such FF&E Facility to reimburse such FF&E Deposit Loans, or (ii) amend or otherwise change the terms of any documents governing Permitted Subordinated Indebtedness or Permitted Unsecured Indebtedness (except in connection with a permitted refinancing thereof) or permit the termination thereof (other than in accordance with the terms thereof), or make any payment consistent with an amendment thereof or change thereto (except in connection with a defeasance or permitted refinancing thereof), if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional material rights on the holders of the Indebtedness or obligations evidenced thereby (or a trustee or other representative on their behalf) which would be materially adverse to any Loan Party or the Lenders.
     C. Contracts with the Procurement Affiliate and Asian Opportunity Limited. The Company and the Borrower shall not, and shall not permit any other Loan Party to, amend or otherwise change in a material manner the terms of any agreements (including the Procurement Services Agreement) governing or agree to any material amendment to or enter into new contract with the Procurement Affiliate or Asian Opportunity Limited for material services by the Procurement Affiliate or Asian Opportunity Limited (it being understood that (x) purchase orders for purchasing materials or services from third parties in the ordinary course of business on an arms’-length basis on commercially reasonable terms pursuant to the provisions of the Procurement Services Agreement shall not be deemed amendments or new contracts for purposes of this clause C and (y) any amendment to increase the fees under the Procurement Services Agreement to reflect incremental services to the Loan Parties shall not be deemed an amendment adverse to the Loan Parties so long as the Loan Parties are in compliance with subsection 7.10(ii)), if such amendment or change or new contract would be materially adverse to the Loan Parties, unless such amendment or change or new contract is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).
     D. Land Concession Contracts. (a) The Company and the Borrower shall not, and shall not permit any other Loan Party to, enter into Land Concession Contracts not in existence on the Closing Date, or assume any or all of the obligations of others in respect of a land concession contract held by a Person that is not a Loan Party, other than (i) the Venetian Macao Land Concession Contract, pursuant to the requirements of the Disbursement Agreement, (ii) Land Concession Contracts with respect to Sites 5 and 6 at such time (if any) as the applicable Cotai Strip Excluded Subsidiary becomes a Restricted Subsidiary in accordance with the terms hereof, and (iii) Casino Operation Land Concession Contracts entered into or assumed by the Cotai Subsidiary, on terms reasonably satisfactory to the Administrative Agent, which terms shall include reasonably satisfactory evidence that the aggregate liability of the Loan Parties under any such Land Concession Contract referred to in this clause (iii) (including any up-front payments thereunder), together with all development costs paid or to be paid with respect to the Site to which such Land Concession Contract relates does not exceed $100,000,000 in the aggregate, and that the government of Macau SAR has consented to granting of a security interest in such Land Concession Contract in favor of the Secured Parties pursuant to a Land Concession Consent, and that such a security interest has been granted pursuant to a Land Security Assignment or as otherwise agreed to by the Collateral Agent; provided that the Cotai Subsidiary shall not be party to or otherwise liable under more than one such Casino Operation Land Concession Contract at any one time. (b) The Company and the Borrower shall not, and shall not permit any other Loan Party to, exercise any option to purchase, or exercise cure rights in respect of a land concession contract held by a Person that is not a Loan Party. (c) For the avoidance of doubt, nothing contained in this subsection 7.13D is intended to permit the Loan Parties to develop and/or incur liabilities in respect of any Other Resort Project.
     E. Consents. The Company and the Borrower shall not, and shall not permit any other Loan Party to, agree to any amendment to (or enter into any letter or agreement of understanding with any relevant counterparty with respect to any Consent that has the effect of materially amending such Consent), or waive any of its material rights under, or assign or transfer all or a portion of its rights (other than to another Loan Party with respect to the Gaming Concession Consent and/or any Land Concession Consent) under, any Consent without obtaining the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
     7.14 Consolidated Capital Expenditures.
     A. The Company and the Borrower shall not, and shall not permit any other Loan Party to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount in excess of the sum of (a) the Base Capital Expenditures Amount, plus (b) if the Four Seasons Opening Date has occurred, the Four Seasons Capital Expenditures Amount, plus (c) if the Venetian Macao Opening Date has occurred, the Venetian Macao Capital Expenditures Amount, plus (d) if any Casino Operation Project Opening Date has occurred, the Casino

Operation Project Capital Expenditures Amount for each such Casino Operation Project, plus (e) if any Cotai Strip Excluded Subsidiary has been designated as a Restricted Subsidiary and the related Cotai Strip Investment Opening Date has occurred, the Cotai Strip Investment Project Capital Expenditures Amount for each such Cotai Strip Investment Project, plus (f) if the Podium Expansion Opening Date has occurred, the Podium Expansion Capital Expenditures Amount (such sum, the “Maximum Consolidated Capital Expenditures Amount”); provided that any portion of such Maximum Consolidated Capital Expenditures Amount, if not expended in the period in which it is permitted, may be carried over for expenditure in (but only in) the next succeeding such period; provided further that the Project Capital Expenditures Amount related to any Project during a Fiscal Year in which the Opening Date for such Project occurs shall be pro rated for the number of days in such Fiscal Year following the Opening Date of such Project.
     B. Notwithstanding the foregoing, the Loan Parties may make or incur Consolidated Capital Expenditures (which Consolidated Capital Expenditures will not be included in any determination of the Maximum Consolidated Capital Expenditures Amount under the foregoing clause (A)) (i) with the proceeds of equity contributions to the Loan Parties by any Person other than a Loan Party, provided that (x) no Event of Default or Potential Event of Default shall have occurred and be continuing when such Consolidated Capital Expenditure is made or incurred and (y) the applicable Loan Party notifies the Administrative Agent in writing that such proceeds (or applicable portion thereof) are to be used for Consolidated Capital Expenditures, (ii) with insurance or other similar proceeds received by the Company or any other Loan Party from any Event of Loss so long as such Consolidated Capital Expenditures are to replace, repair or restore any properties or assets in respect of which such proceeds were paid, or (iii) required to be made in accordance with applicable Macau law.
     7.15 Casino and Gaming Restrictions.
     A. Concession Contract Inventory of Properties. The Company and the Borrower shall include in any inventory or any update thereof required pursuant to Article 44 of the Gaming Sub-Concession Contract only those items which either (i) have historically been included in the inventory or such updates or (ii) are, in the Company’s reasonable belief, required by a Legal Requirement to be so included or (iii) are otherwise reasonably approved by the Collateral Agent.
     B. Casino and Gaming Zone Areas. At any time after a change in Macau Gaming Laws permitting the designation of “gaming areas” (as opposed to “casinos”) as referenced in subsection 6.10E, the Company and the Borrower shall not designate, and shall use commercially reasonable efforts not to permit the designation of, any area (other than that portion of Site 1 identified as comprising the Venetian Macao Casino in the Primary Project Plans on the Closing Date or as approved by the Disbursement Agent pursuant to the terms of the Disbursement Agreement following the Closing Date) as a “casino” for purposes of the Gaming Concession Contract, and to the extent any such designation is required or made, will use commercially reasonable efforts to limit the extent of such areas so designated as “casinos”. To the extent that no such designation exists, the Company and the Borrower will use commercially reasonable efforts to limit the Macau SAR’s reversion/reclamation rights under the Gaming Sub-Concession Contract.

     C. Junkets. The Company and the Borrower shall not, and shall not permit any other Loan Party to enter into or permit to subsist any arrangement with any gaming junket-tour promoters, directors or cooperators unless any such arrangements are in material compliance with the requirements of the Gaming Sub-Concession Contract and all other applicable Legal Requirements except for such instances of non-compliance which would not reasonably be expected to have a Material Adverse Effect and the Company shall monitor the activities of such Persons in regard to such arrangements and shall take all reasonable measures to ensure the compliance of such Persons with such arrangements.
     7.16 Fiscal Year.
     No Loan Party shall change its Fiscal Year-end from December 31.
     7.17 Excluded Subsidiaries.
     A. The Company and the Borrower shall not permit, and shall not allow any other Loan Party to permit, at any time (i) any Excluded Subsidiary to have any Indebtedness other than Indebtedness which is non-recourse to the Loan Parties (except as permitted herein), (ii) any Excluded Subsidiary to acquire any assets from any Loan Party other than as permitted by the provisions of this Agreement, including the provisions described under subsection 7.3, (iii) any Excluded Subsidiary to own any equity interests in a Loan Party, or (iv) any Excluded Subsidiary to own or operate any Project (which shall not prohibit initial development of a Casino Operation Project to be located within an Other Resort Project being developed by such subsidiary to the extent permitted hereunder), or possess any material license, franchise or right used in connection with the ownership or operation of any part of any such Project (other than (x) the ownership, use or possession of any trademark, license or similar right that does not restrict the use of such trademark, license or similar right by the Loan Parties, and (y) derivative gaming or other rights under any Gaming License (including under the Gaming Sub-Concession Agreement), the loss of which by such Excluded Subsidiary could not reasonably be expected to have a Material Adverse Effect).
     B. No Loan Party shall purchase, own, operate or maintain an Excluded Casino except in accordance with the provisions set forth in this subsection 7.17B as follows:
     (i) the Company shall be permitted to acquire an ownership interest in the Excluded Casino from a Cotai Strip Excluded Subsidiary or an Additional Development Excluded Subsidiary for nominal consideration on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent,
     (ii) (x) the Company shall be permitted to own the gaming assets and other assets located in the Excluded Casino, so long as no Loan Party shall have any liability for the purchase price therefor and, for so long as the Excluded Subsidiary developing, constructing or operating the Excluded Casino Hotel Resort or Additional Development, as the case may be, in which such Excluded Casino is located remains an “Excluded Subsidiary”, neither the Collateral Agent, the Lenders nor any other Secured Party (in its capacity as such) shall have a security interest in the associated Excluded Casino Interest (or the related Excluded Bank Accounts), and (y) the Excluded Subsidiary may request the Company, and the Company shall be permitted to, grant a lien on the Excluded Casino Interest (other than any Excluded Bank Account comprising a portion of such Excluded Casino Interest) in favor of the lender or the lenders under a Non-Recourse Financing so long as the beneficiary of such lien enters into agreements with the Company (including the related collateral documents) on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent (including, without limitation, an acknowledgment from the beneficiary of such lien that it shall have no recourse to any Loan Party (other than to the specific assets comprising the applicable Excluded Casino Interest),
     (iii) all revenue associated with the Excluded Casino shall be segregated from all other cash and revenue of the Loan Parties and shall (to the extent required hereunder) be deposited into Excluded Bank Accounts,
     (iv) a Loan Party may incur or otherwise become liable for liabilities or obligations associated with the ownership, operation or maintenance of the Excluded Casinos, including the liabilities associated with the land concession contract for the Site or other property on which any such Excluded Casino is located, the Excluded Subsidiaries or their respective operations, so long as (x) such obligations are owed to the Macau Gaming Authorities pursuant to the Gaming Sub-Concession Contract as a result of the operation of the associated Excluded Casino or (y) such obligations are associated with the operation of the Excluded Casino and, in accordance with applicable law, must be obligations or liabilities of the Company, in which case such obligations and liabilities shall be paid in accordance with clause (v) below and subsection 6.14 (it being understood any payments so made from assets of any Loan Party other than the Excluded Bank Accounts must be permitted by, and shall be deemed to utilize, a specific clause of subsection 7.3),
     (v) all expenses and other costs in respect of the ownership, operation and maintenance of the Excluded Casinos (and the assets located therein) required by applicable law to be paid by the Company shall be paid solely from the Excluded Bank Accounts; provided that to the extent that the proceeds in the Excluded Bank Accounts are insufficient to fund such costs and expenses, the Excluded Subsidiaries shall be required (unless the Loan Parties are deemed to have made an Investment as permitted under subsection 6.14B(b) or the Loan Parties use funds under subsection 6.14(B(c)), in accordance with subsection 6.14B, to promptly make deposits into the Excluded Bank Accounts sufficient to cover all such costs and expenses and, without duplication, reimburse the Company for any such expenses and costs paid by the Loan Parties from sources other than the Excluded Bank Accounts prior to the time that any proceeds maintained in the Excluded Bank Accounts will be released to an Excluded Subsidiary in accordance with such subsection 6.14B,
     (vi) prior to the date the Company or any other Loan Party could, under applicable law, be obligated or be held liable in respect of any obligations associated with an Excluded Casino, the applicable Excluded Subsidiary and the Company shall have entered into an “indemnity agreement” on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent which provides, among other things

(A) the Company and the other Loan Parties with complete indemnity from such Excluded Subsidiary for any loss, claim or damage suffered by the Company or such Loan Party in connection with owning, operating or maintaining an Excluded Casino subject to customary and other reasonably appropriate exceptions, (B) an acknowledgment by such Excluded Subsidiary (on behalf of itself, its assignees and its lenders) that all funds in the Excluded Bank Accounts shall be used to satisfy all obligations and liabilities of the Company and the other Loan Parties in respect of owning, operating and maintaining such Excluded Casino prior to any funds being made available to such Excluded Subsidiary, and (C) an acknowledgment by such Excluded Subsidiary (on behalf of itself, its assignees and its lenders) that it shall not have any recourse to the Company or any other Loan Party or any of their respective assets (other than to the Excluded Bank Accounts in accordance with the preceding clause (B) or, solely in the case of a Non-Recourse Financing, any Excluded Casino Interest pledged in favor of the lenders thereunder) for breach of contract, for failure of the Company or any other Loan Party to satisfy any obligation in respect of an Excluded Casino or otherwise, and
     (vii) all material arrangements between the Excluded Subsidiaries and the Company (or any other Loan Party) shall be on terms reasonably satisfactory to the Administrative Agent.
     7.18 Horizontal Properties.
     A. Creation. The Loan Parties shall not subdivide, or create any “horizontal properties” within, any Property owned by any of them unless: (a) such horizontal property is subject to an existing Mortgage or becomes subject to a Mortgage in accordance with subsection 6.10B, and (b) the scope, characteristics, and description of such horizontal property are consistent with the terms of the Loan Documents and the applicable Plans and Specifications. To the extent the requirements of this subsection 7.18A are met, there shall be no restriction on the number of such horizontal properties that may be so created within any Project.
     B. Separation of Mortgages. With regard to horizontal properties created pursuant to subsection 7.18A that are encumbered by an existing Mortgage on underlying land or a Property that subsumes such horizontal property, if at any time the Administrative Agent reasonably deems it necessary or advisable to protect the interests of the Secured Parties in that horizontal property or any other Property which is required to be pledged to them as Collateral, the applicable Loan Party will deliver, promptly upon request of the Administrative Agent, (i) a Mortgage on such horizontal property that is separate and distinct from the existing Mortgage on such underlying land or other Property, such Mortgage to be recorded in the real property records of Macau SAR or the appropriate jurisdiction and authorized by Macau SAR, and (ii) if the Administrative Agent further reasonably determines that the rights of the Secured Parties may be adversely affected by the creation of such separate and distinct Mortgage, an acknowledgment from any applicable Loan Parties and Macau SAR that (a) such horizontal property and the new separate and distinct Mortgage encumbering such horizontal property or other Property is covered by, and the Secured Parties therefore get the benefits of (with respect to such horizontal property and Mortgage), the provisions of a Land Concession Consent and (b) with respect to any such Mortgage on a horizontal property comprising the casino referred to in Paragraph B1 of the Gaming Concession Consent, that the release provisions of such Paragraph B1 apply only to such separate and distinct Mortgage and not to any Mortgage encumbering other Property of any Loan Party.
     Section 8. Events of Default.
     If any of the following conditions or events set forth in this Section shall occur (any such conditions or events collectively “Events of Default”):
     8.1 Failure to Make Payments When Due.
     Failure by the Borrower to pay any installment of principal on any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by the Borrower to pay when due any amount payable to an Issuing Lender in reimbursement of any drawings; or failure by the Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or
     8.2 Default under Other Indebtedness or Contingent Obligations.
     (i) Failure by any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1 or any Non-Recourse Financing) or Contingent Obligations (other than with respect to a Non-Recourse Financing) with an aggregate principal amount of $45,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (a) one or more items of such Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be in each case at the end of any grace period provided therefor (upon the giving or receiving of notice, lapse of time, both, or otherwise); or
     8.3 Breach of Certain Covenants.
     Failure of the Loan Parties to perform or comply with any term or condition contained in subsection 2.5, 6.2, 6.4B, 6.12 or 6.14 (in the case of subsection 6.14 only, provided such failure continues for a period of 10 days) or Section 7 of this Agreement, or Section 5.2(b) of the Disbursement Agreement; or
     8.4 Breach of Warranty.
     Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document (other than the Disbursement Agreement) or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or
     8.5 Other Defaults Under Loan Documents.
     (i) Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents (provided that with respect to the Consents, such term shall be for the benefit of the Lenders or any Agent, as opposed to any other party thereto), other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (x) an officer of the Company or such Loan Party becoming aware of such default or (y) receipt by the Borrower of written notice from Administrative Agent or any Lender of such default; or (ii) an Event of Default shall have occurred and be continuing under the Disbursement Agreement; or
     8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.
     (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Parent or any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, domestic or foreign, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Parent or any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, domestic or foreign, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, conservator or other officer having similar powers over the Parent or any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Parent or any Loan Party, for all or a substantial part of its property; or a warrant of attachment, distraint, execution or similar process shall have been issued against any substantial part of the property of the Parent or any Loan Party, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or
     8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.
     (i) The Parent or a Loan Party shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, domestic or foreign, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Parent or a Loan Party shall make any assignment for the benefit of creditors; or (ii) the Parent or a Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due and in each case a period of 30 days shall have elapsed; or the Board of Directors of the Parent or a Loan Party (or any committee thereof) or of its managing member shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or
     8.8 Judgments and Attachments.
     Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $45,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain unpaid and undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or
     8.9 Dissolution.
     Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Person (other than as permitted by subsection 7.7 (xxii)) and such order shall remain undischarged or unstayed for a period in excess of 30 days; or
     8.10 Employee Benefit Plans.
     There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Company, or any other Loan Party or any of their respective ERISA Affiliates, in excess of $10,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $25,000,000; or
     8.11 Change in Control.
     A Change of Control shall occur; or
     8.12 Failure of Guaranty; Repudiation of Obligations.
     At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force or effect (other than in accordance with its terms with respect to any Loan Party or all Loan Parties), or shall be declared null and void by a Governmental Instrumentality of competent jurisdiction with respect to any Loan Party or all Loan Parties, (ii) any Collateral Document or the Assignment of Reinsurances shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document or the Assignment of Reinsurances in accordance with the terms hereof or thereof) with respect to any Loan Party or all Loan Parties or shall be declared null and void by a Governmental Instrumentality of competent jurisdiction with respect to any Loan Party or all Loan Parties, or the Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in the Collateral (other than a de minimis portion thereof) for any reason other than the failure of the Collateral Agent or any Lender to take any action within its control except as otherwise contemplated in any Loan Document, (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability prior to the Termination Date, (iv) any relevant Governmental Instrumentality or any Loan Party shall contest the validity, perfection or priority of the Liens granted pursuant to any Loan Document in favor of the Collateral Agent, for benefit of the Lenders (which contest, in the case of the government of Macau SAR, shall be in writing and shall remain in effect for a period of 20 days), or (v) the subordination provisions in the Permitted Subordinated Indebtedness or any other instrument required under any provision of this Agreement to be subordinated to the Obligations shall cease to be enforceable against the holder thereof; or
     8.13 Default Under or Termination of Project Documents.
     Except in connection with a refinancing, repayment or defeasance thereof as permitted by the Loan Documents, any of the Project Documents shall terminate or be terminated or canceled or deemed invalid prior to its stated expiration date or fail to be in full force and effect, or the Company or any of its Subsidiaries or any counterparty thereto shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) under any such Project Document (including the Gaming Concession Contract or any Land Concession Contract); provided that any default by Macau SAR under the Gaming Concession Contract or any Land Concession Contract shall constitute an Event of Default hereunder only to the extent Macau SAR is in default under a material obligation thereunder; provided further that a default, termination, cancellation or invalidity under any Casino Operation Land Concession Contract or any Project Document that is not a Material Contract pursuant to clause (a) of the definition thereof shall constitute an Event of Default hereunder only to the extent such default, termination, cancellation or invalidity, together with all other then current defaults under and terminations of Project Documents could reasonably be expected to cause a Material Adverse Effect; provided further that a default, termination, cancellation or invalidity under any Construction Contract, the Architectural Services Agreement or any Trade Contract shall constitute an Event of Default hereunder only to the extent such default or termination causes an Event of Default under the Disbursement Agreement (giving effect to Section 7.1.5 or 7.1.6(a) thereof) to the extent the Disbursement Agreement remains in effect; provided further, that a termination of any Project Document (other than a Construction Contract) that is not a Material Contract pursuant to clause (a) of the definition thereof shall not constitute an Event of Default unless such breach or default shall continue unremedied for thirty (30) days after notice received by the Company from the Administrative Agent or the Collateral Agent, and if the Company or the relevant Loan Party fails to replace such Project Document either within such thirty day period or as follows: (a) if the breach or default is by a Loan Party and is reasonably susceptible to cure within ninety (90) days but cannot be cured within such thirty (30) days despite the applicable Loan Party’s good faith and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such thirty (30) day period (but in no event longer than ninety (90) days) if remedial action reasonably likely to result in cure is promptly instituted within such thirty (30) day period and is thereafter diligently pursued until the breach or default is corrected, and (b) if the breach is by a party other than a Loan Party, and the Company provides written notice to the Administrative Agent during such thirty (30) day period that such Loan Party intends to replace such Project Document and (i) the applicable Loan Party obtains a replacement obligor or obligors reasonably acceptable to the Administrative Agent for the affected party, (ii) the applicable Loan Party enters into a replacement Project Document with a counterparty reasonably satisfactory to the Administrative Agent and on terms no less beneficial to the Company, the Loan Parties and the Lenders in any material respect than the Project Document so terminated within sixty (60) days of such termination, and (iii) such termination, after considering any replacement counterparty and replacement Project Document and the time required to implement such replacement, has not had and would not reasonably be expected to have, a Material Adverse Effect; or
     8.14 Default Under or Termination of Permits.
     A Loan Party shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any Permit, (other than a Permit relating solely to a Secondary Project that is not yet an Active Project, and other than any Permits granted pursuant to the Gaming Concession Contract or any Land Concession Contract which shall be subject to subsection 8.13 above and subsection 8.18 below) or any such Permit or any provision thereof shall be terminated, sequestered, suspended or otherwise fail to be in full force and effect and shall not have been reinstated within 15 Business Days, or any Governmental Instrumentality shall challenge or seek to revoke any such Permit and shall not rescind such challenge or action with 15 Business Days if such failure to observe, satisfy or perform or such violation, breach, termination, sequestration, suspension or failure to be in full force and effect could reasonably be expected to have a Material Adverse Effect; or
     8.15 Default Under or Repudiation of Sponsor Agreement.
     The Parent shall contest the validity or enforceability of the Sponsor Agreement in writing or deny in writing that it has any further liability thereunder prior to the Termination Date, or the Parent shall breach any of its material obligations under the Sponsor Agreement (subject to the applicable grace periods contained therein) or any of the representations made by the Parent pursuant to the Sponsor Agreement shall have been untrue at the time made; or
     8.16 Conforming Adelson L/C.
     Except as released as permitted under subsections 2.4B(iii)(h) and subsection 7.13, any Conforming Adelson L/C shall cease to be in full force and effect at any time prior to twenty-four months from and after the date of its delivery to the Administrative Agent other than following a drawing in full by the Administrative Agent or, if permitted under the definition of Conforming Adelson L/C Draw Event, the replacement of such Conforming Adelson L/C with a common equity contribution in the Company in the amount of the Conforming Adelson L/C; or
     8.17 Expropriation; Change in Law.
     There shall have occurred (i) any imposition of expropriatory or confiscatory taxes, or any nationalization, expropriation, modification, suspension, confiscation (except routine actions for rights-of-way and similar actions that do not and are not reasonably expected to materially interfere with the construction or operation of any Project) of the ownership or control of all of any material part of any Project (other than a Secondary Project that has not yet become an Active Project) or any Site on which such Project is situated or any material equity interests in the Company, the Cotai Subsidiary, the Borrower or any other Loan Party that owns, operates or manages all or any portion of a Project, including any seizure, dissolution, redemption or rescission pursuant to Chapter V of Law No 16/2001, or (ii) the change in any tax law or imposition of any income or other tax by the government of Macau SAR on the operations of the Loan Parties, that could reasonably be expected, in the judgment of the Requisite Lenders, as evidenced in a notice provided by them to the Administrative Agent and the Company, to have a Material Adverse Effect, or (iii) an extinguishment of any material rights benefiting, or imposition of any restrictions affecting, or change in any Legal Requirement of Macau SAR governing, affecting or impacting, the Gaming Concession Contract or any Land Concession Contract, any of the Loan Parties or any of the Projects (other than a Secondary Project that has not yet become an Active Project) that would reasonably be expected to deprive the Lenders of any of their material rights or remedies in respect of this Agreement or the other Loan Documents (including rights under the security interests granted by or pursuant to this Agreement or the Collateral Documents or the Assignment of Reinsurances), or (iv) any governmental act or series of acts or change in any Legal Requirement of Macau SAR or delivery of any official governmental notice which (a) adversely affects, is inconsistent with, or challenges, the independence of the Gaming Sub-Concession Contract from the Primary Gaming Concession Contract (including the termination or revision of the Supplement to Gaming Sub-Concession Contract), or (b) could reasonably be expected, in the judgment of the Requisite Lenders, as evidenced in a notice provided by them to the Administrative Agent and the Company, to have a Material Adverse Effect; or
     8.18 Loss of Concessions.
     (i) Any replacement or reinstatement of the Company, or any unilateral discharge of the Gaming Sub-Concession Contract, or any temporary administrative intervention, is made by Macau SAR pursuant to Article 79 of the Gaming Sub-Concession Contract;
     (ii) Macau SAR takes any formal measure seeking the unilateral dissolution of the Gaming Sub-Concession Contract pursuant to Article 80 thereof or otherwise or Macau SAR gives notice pursuant to Article 80(3) of the Gaming Sub-Concession Contract;
     (iii) the Administrative Agent considers the subject matter of any negotiations required to be notified to it pursuant to subsection 6.1(xx)(d) is such as could reasonably be expected to cause an entitlement of Macau SAR to unilaterally dissolve the Gaming Sub-Concession Contract pursuant to Article 80 thereof;
     (iv) any consultations are commenced as contemplated by paragraph A2 of the Gaming Concession Consent and the Administrative Agent has reasonably determined that the likely result of such consultations will be (a) the taking of action to terminate the Gaming Sub-Concession Contract or (b) an agreement to terminate the Gaming Sub-Concession Contract;
     (v) any Land Concession Contract is forfeited, terminated or rescinded or Macau SAR takes any formal measure seeking any forfeiture, termination or rescission of any Land Concession Contract (other than a Casino Operation Land Concession Contract, unless the forfeiture, termination or rescission thereof could reasonably be expected to give rise to a Material Adverse Effect);

     (vi) any transfer of equity interests in the Company is made or deemed made without approval of the government of Macau SAR as required by Article 16 of the Gaming Sub-Concession Contract;
     (vii) Macau SAR gives any notice pursuant to paragraph C7 of the Land Concession Consent relating to the Sands Macao Land Concession Contract, or any analogous provision contained in any other Land Concession Consent (other than a Land Concession Consent related to Casino Operation Land Concession Contract, unless the giving of such notice and any related actions of Macau SAR could reasonably be expected to give rise to a Material Adverse Effect), provided that any such notice by Macau SAR shall not constitute an Event of Default under this clause (vii) if: (A) at the time such notice is given by Macau SAR, the Company or other applicable Loan Party is entitled to a cure or grace period with respect to the default that Macau SAR has notified the Collateral Agent of; (B) such default is reasonably susceptible of cure by the Company or such other applicable Loan Party within the shorter of (x) the designated cure or grace period and (y) 30 days from the date the Collateral Agent receives such notice from Macau SAR; (C) the Company or such other applicable Loan Party is actively pursuing such cure; and (D) such default has been cured by the Company or such other applicable Loan Party within the period referred to in clause (B) above, provided, further, that, notwithstanding the foregoing, an Event of Default shall have occurred under this clause (vii) upon the giving of such notice by Macau SAR to the Collateral Trustee if the effect of the preceding proviso would materially adversely effect the Collateral Trustee’s rights under any Land Concession Consent or would cause the Collateral Agent to be unable to fulfill its obligations under such Land Concession Consent or if the occurrence of an Event of Default is necessary in order for the Collateral Trustee to take advantage of its cure rights set forth in any Land Concession Consent; or
     (viii) the Gaming Sub-Concession Contract shall no longer be in full force and effect (including the Supplement to Gaming Sub-Concession Contract), or shall be forfeited, terminated, rescinded, cancelled or deemed invalid, or any formal measure shall be commenced seeking to claim the same;
provided, (A) in the case of clause (ii), to the extent Macau SAR designates any cure or grace period in connection with any such notice, or (B) in the case of clause (vi), to the extent Macau SAR designates any cure or grace period in connection with any such event or action, or (C) in the case of clause (v) or (viii), to the extent a formal measure under such clause is comprised of a notice from Macau SAR to a Loan Party that specifically provides for a cure or grace period in connection therewith, or if the Company or other applicable Loan Party, in the case of each of clause (A),(B) and (C), is entitled to a grace or cure period by contract or operation of law, no Event of Default shall be deemed to have occurred under any of the clauses of this subsection 8.18 referred to in clause (A), (B) or (C) due to such circumstances until such cure or grace period has expired (if and for so long as (a) the circumstance, event or action giving rise to any action or event enumerated in any such clause of this subsection 8.18 is reasonably susceptible to cure by the Company within the designated cure or grace period, (b) the Company provides prompt notice to the Administrative Agent that it intends to cure such event or action and provides reasonably detailed information regarding the specific nature of such intended cure, and (c) the Company is actively pursuing such cure); or
     8.19 Loss of Performance Bond or Guaranty.

     Any loss, termination (other than in accordance with its terms), suspension, revocation, cancellation or invalidation of a guaranty or equivalent agreement or instrument (including, without limitation, the Gaming Concession Guaranty and each Land Concession Guaranty) in favor of Macau SAR in support of the obligations of any Loan Party, in each case without replacement thereof within 60 days on terms, with a counterparty, and pursuant to documentation, reasonably satisfactory in form and substance to the Administrative Agent (provided that such 30-day period shall be deemed to terminate immediately upon the occurrence of (a) any loss or revocation of the Gaming Sub-Concession Contract or any Land Concession Contract, or (b) a Material Adverse Effect that remains uncured for a period of 30 days, in each case caused by or arising out of such loss, termination, suspension, revocation, cancellation, invalidation or modification), or any call or drawing made by the Macau SAR under any such guaranty or equivalent agreement or instrument.
THEN (i) upon the occurrence of any Event of Default, the Administrative Agent may (or may cause the Collateral Agent to), or at the request of the Requisite Lenders shall, deliver a written notice to the Borrower stating that an Event of Default has occurred and, as of the date of such notice, is continuing (an “Enforcement Notice”), (ii) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Loan, the obligation of the Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (iii) upon the occurrence and during the continuation of any Event of Default not referenced in clause (ii), the Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to the Borrower, declare all or any portion of the amounts described in clauses (a), (b) and (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of the Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i).
     Any amounts described in clause (b) above, when received by the Administrative Agent, shall be held by the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent. Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to the Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit the Borrower, and such provisions shall not at any time be construed so as to grant the Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.
     Section 9. Agents and Arrangers.
     9.1 Appointment.
     A. Appointment of the Administrative Agent. Scotia Capital is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 (other than the second proviso to the first sentence of subsection 9.6, the second sentence of subsection 9.5, and the proviso clause of the last sentence of subsection 9.7) are solely for the benefit of the Administrative Agent and the Lenders; the Borrower shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries.
     B. Appointment of Collateral Agent. Simultaneously herewith, the Administrative Agent is entering into the Collateral Agency Agreement, whereby the Collateral Agent will be appointed to act on behalf of the Administrative Agent and the Lenders solely with respect to the Collateral. Each Lender hereby authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to enter into the Collateral Agency Agreement, and each Lender agrees to be bound by the terms of the Collateral Agency Agreement.
     Upon execution of the Collateral Agency Agreement, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to the Collateral shall be exercisable by and vest in the Collateral Agent to the extent, and only to the extent, necessary to enable the Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by the Collateral Agent shall run to and be enforceable by either the Administrative Agent or the Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to the Administrative Agent shall inure to the benefit of the Collateral Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or the Collateral Agent, as the context may require.

     Should any instrument in writing from the Borrower or any other Loan Party be required by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Collateral Agent or the Administrative Agent. In case any Collateral Agent, or a successor thereto, shall resign or be removed, all the rights, powers, privileges and duties of such Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Collateral Agent.
     9.2 Powers and Duties; General Immunity.
     A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.
     B. No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Lenders or by or on behalf of the Borrower, any Lender or any person providing the Settlement Service to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
     C. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct. The

Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issued by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).
     D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.
     E. Administrative Agent Determinations. To the extent the Administrative Agent is entitled or required to make any determinations under any intercreditor agreement, the Administrative Agent shall make such determinations upon the advice of Requisite Lenders.
     F. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this subsection 9.2 and of subsection 9.4 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.2 and of Section 9.4 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     9.3 Representations and Warranties; No Responsibility for Appraisal of Credit Worthiness.
     Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the making of the Loans and the issuance of the Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
     9.4 Right to Indemnity.
     Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by the Borrower, and without limiting is obligation to do so, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative

Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.
     9.5 Successor Administrative Agent and Swing Line Lender.
     The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent (provided that such successor is or simultaneously therewith becomes a Lender). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. Any resignation or removal of Scotia Capital or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Scotia Capital or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (c) the Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.
     9.6 Collateral Documents and Guaranty.
     Each Lender hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document, the Assignment of Reinsurances and each Guaranty as secured party or beneficiary (as applicable), and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; provided that the Administrative Agent and the Collateral Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty or the Assignment of Reinsurances, or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, the Administrative Agent and the Collateral Agent may (and at the request of a Loan Party shall) execute any documents or instruments necessary to (i) release any Subsidiary from the Guaranty to the extent the stock of such Restricted Subsidiary is sold, transferred or otherwise disposed of in a transaction permitted under this Agreement or otherwise consented to by the Lenders in accordance with subsection 10.6 and (ii) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or any other Indebtedness secured by a Permitted Lien or pursuant to any intercreditor arrangement entered into by the Administrative Agent and an agent or lender under a FF&E Facility pursuant to the terms hereof or to which the Lenders have otherwise consented in accordance with subsection 10.6. In addition, in connection with the entering into of any such intercreditor arrangement between the Administrative Agent and an agent or lender under a FF&E Facility, the Administrative Agent may, without the consent of the Lenders (other than such consent, if any, as may otherwise be required to enter into such FF&E Facility or intercreditor agreement) enter into such modifications to the Collateral Documents as are necessary to grant Liens on Specified FF&E in favor of the lenders under the relevant FF&E Facility to the extent such Liens are permitted hereunder, and to otherwise carry out the intent of this Agreement in relation to such Liens. In connection with any disposition or release of any Collateral pursuant to the terms of any Loan Document, at the Company’s request and expense, the Collateral Agent shall (without recourse and without any representation or warranty) execute and deliver to the Company such documents (including UCC-3 termination statements) as the Company may reasonably request to evidence or effect such disposition or release. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Company, the Collateral Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents, the Assignment of Reinsurances and each Guaranty may be exercised solely by the Collateral Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.
     9.7 Intercreditor Agreements and Disbursement Agreement.
     Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to enter into the Disbursement Agreement, the Collateral Agency Agreement and intercreditor agreements with any holders of any secured Indebtedness permitted to be incurred hereunder or otherwise consented to by the Lenders in accordance with subsection 10.6, and each Lender agrees to be bound by the terms of the Disbursement Agreement, the Collateral Agency Agreement and each such intercreditor agreement. Notwithstanding the foregoing, the Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Disbursement Agreement or any such intercreditor agreement without the prior consent of Requisite Lenders (or, if such amendment, modification, termination or waiver would result in a change that under subsection 10.6 would require the consent of all Lenders, then the prior consent of all Lenders); provided that, the Administrative Agent may waive the conditions in the Disbursement Agreement sections set forth on Schedule 9.7, in each case without obtaining the prior consent of Requisite Lenders, so long as (a) the waiver of such condition could not reasonably be expected, in the reasonable judgment of the Administrative Agent, to have a materially adverse effect on the Lenders, and (b) substantially concurrently with the waiver of any such condition, the Administrative Agent shall deliver a notice to each Lender advising of such waiver and setting forth the specific condition being waived.
     9.8 Appointment of Arrangers.
     Each of Goldman, Lehman Brothers and Citi is hereby appointed as Arranger hereunder and under the other Loan Documents and each Lender hereby authorizes such Arranger to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Arranger agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this subsection 9.8 are solely for the benefit of the Arrangers and the Lenders; the Borrower shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, the Arrangers do not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with the Lenders or for the Company or any of its Subsidiaries. Upon the Termination Date all obligations of the Arrangers hereunder shall terminate.
     9.9 The Co-Syndication Agents.
     Each of Goldman, Lehman Brothers and Citi is hereby appointed as Co-Syndication Agent hereunder and under the other Loan Documents and each Lender hereby authorizes such Co-Syndication Agents to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Syndication Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this subsection 9.9 are solely for the benefit of the Co-Syndication Agents and the Lenders; the Borrower shall have no rights as a third party beneficiary of any of the provisions thereof. Each of Goldman, Lehman Brothers and Citi, in their respective capacity as the Co-Syndication Agents hereunder, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to it in its capacity as a Co-Syndication Agent (for so long as it is a Co-Syndication Agent), a Lender (to the extent that it is a Lender hereunder) and as an Arranger (until such time as the obligations of the Arrangers terminates in accordance with subsection 9.8). Without limiting the foregoing, each of Goldman, Lehman Brothers and Citi, in their respective capacity as Co-Syndication Agents, does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency and trust with the Lenders or for the Company or any of its Subsidiaries.
     9.10 The Co-Documentation Agents.
     Each of BNU and Sumitomo, in their respective capacity as the Co-Documentation Agents hereunder, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to it in its capacity as a Lender (to the extent it is a Lender hereunder). Without limiting the foregoing, each of BNU and Sumitomo, in their respective capacity as Co-Documentation Agents, does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency and trust with the Lenders or for the Company or any of its Subsidiaries.
     Section 10. Miscellaneous.
     10.1 Assignments and Participations in Loans.
     A. General. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Eligible Assignee or any other Person (and in the case of any other Person, with the approval of the Borrower in all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement or Settlement Confirmation effecting such sale, assignment or transfer shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii) and provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Commitment and the Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this subsection 10.1, no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.
     B. Assignments.
     (i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may in whole or in part (a) be assigned, in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender or an Approved Fund, or may be pledged by a Lender in support of its obligations to such pledgee (without releasing the pledging Lender from any of its obligations hereunder), or (b) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount (i) if contemporaneous assignments approved by Administrative Agent in its sole discretion aggregating not less than $1,000,000 are being made by one or more Eligible Assignees which are Affiliates or (ii) as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other obligations of the assigning Lender) to any Eligible Assignee, in each case, with the giving of notice to the Borrower and the Administrative Agent and related Approved Funds shall be treated as one assignor or assignee in determining compliance with such minimum assignment amount; provided that if any assignment permitted by this clause (b) relates to Revolving Loans, Revolving Loan Commitments or Term B Delayed Draw Loan Commitments prior to the Term B Delayed Draw Loan Commitment Termination Date, the assignee shall represent that it has the financial resources to fulfill its commitments hereunder and such assignment is consented to by the Administrative Agent (in its sole discretion, not to be unreasonably withheld or delayed), and at any time other than when an Event of Default has occurred and is continuing, such assignee shall be acceptable to the Borrower, such consent not to be unreasonably withheld or delayed. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The assignor or assignee to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $2,000 in respect of assignments, and in each case such documentation or other information, if any, with respect to Included Taxes as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii)(a); provided, however, only one such fee shall be payable in connection with simultaneous assignments to or by two or more related Approved Funds, and in the event that the Administrative Agent, in its sole discretion, determines that the Term B Funded Loans and/or the Term B Delayed Draw Loans after the Term B Delayed Draw Loan Commitment Termination Date may be settled through a Settlement Service (defined below) pursuant to subsection 10.1C, only a written or electronic confirmation of such assignment issued by a Settlement Service (a “Settlement Confirmation”) shall be delivered with respect to assignments settled through the Settlement Service. Upon such execution, delivery, acceptance and recordation, from and after the Assignment Effective Date, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder (provided, that with regard to assignments occurring after the termination of syndication (as set forth in that certain Engagement Letter, dated as of November 22, 2005, among the Arrangers and the Company), no assignee, including an assignee that is already a Lender hereunder at the time of the assignment, shall be entitled to receive any greater amount pursuant to Section 2.7(B)(ii)(c) hereof with respect to the assigned interest than that to which the assignor would have been entitled to receive had no such assignment occurred) and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.10B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement or, if applicable, Settlement Confirmation covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans, as the case may be, of the assignee and the assigning Lender.
     (ii) Acceptance by the Administrative Agent; Recordation in Register. Upon its receipt of (x) an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, or (y) if applicable, a Settlement Confirmation representing that the assignee is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) if applicable, and any forms, certificates or other evidence with respect to income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii)(a), the Administrative Agent shall, if the Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement or, if applicable, Settlement Confirmation by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), (b) record the information contained therein in the Register (on the same Business Day as it is received if received by 12:00 noon (Eastern time) and on the following Business Day if received after such time) and (c) give prompt notice thereof to the Borrower. The Administrative Agent shall maintain a copy of each Assignment Agreement and, if applicable, Settlement Confirmation delivered to and accepted by it as provided in this subsection 10.1B(ii). The date of such execution of a counterpart or recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”
     C. Settlement Service Mechanics. The Administrative Agent has the right, but not the obligation, to effectuate assignments of Term B Funded Loans and/or Term B Delayed Draw Loans on or after the Term B Delayed Draw Loan Commitment Termination Date via an electronic settlement system acceptable to the Administrative Agent as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.1. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service. The Administrative Agent’s and the Borrower’s consent shall be deemed to have been granted to the extent required pursuant to Section 10.1B(i) with respect to any transfer effected through the Settlement Service. Assignments and assumptions of Term B Funded Loans and/or Term B Delayed Draw Loans, as the case may be, shall be effected by such manual execution until the Administrative Agent notifies Lenders of the Settlement Service as set forth herein. Assignments and assumptions of Revolving Loans, Revolving Loan Commitments, and Term B Delayed Draw Loan Commitments shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement at all times. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. Notwithstanding anything herein or in any Assignment Agreement to the contrary and so long as no Potential Event of Default or Event of Default has occurred and is continuing, payments in respect of the settlement of an assignment of any Term B Funded Loans and/or Term B Delayed Draw Loans, as the case may be, during periods when assignments may be settled through a Settlement Service (but not any Revolving Loan, Revolving Loan Commitment, or Term B Delayed Draw Loan Commitment) and with respect to all unpaid interest and commitment fees if any, which have accrued on such Term B Funded Loans and/or Term B Delayed Draw Loans, as the case may be, whether such interest and commitment fees accrued before or after the applicable Assignment Effective Date, shall be made in the manner provided for by the Settlement Service. Any and all fees payable to the Settlement Service shall be paid by the assigning Lender and/or its assignee which becomes a Lender hereunder and the Administrative Agent shall have no responsibility whatsoever for payment thereof.
     D. Participations. The holder of any participation, other than an Affiliate or an Approved Fund of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, or (iii) releasing all or substantially all of the Collateral, and all amounts payable by the Borrower hereunder (including amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. The Borrower and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of the Borrower to the participant and (b) the participant shall be considered to be a “Lender”.
     E. Assignments to Federal Reserve Banks and Trustees. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, (i) any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank or (ii) any Lender may pledge all or any portion of its Loans, Commitments, the other Obligations owed to such Lender, and its Notes, to its creditors or to its trustee (solely in its capacity as trustee) or other representative in support of its obligations to such creditor or trustee; provided that (i) no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank or such creditor or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     F. Information. Each Lender may furnish any information concerning the Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.20.
     G. Representations of Lenders. Each Lender listed on the signature pages hereof or succeeding to an interest in the Commitments and Loans, as the case may be, hereby represents and warrants as of the Closing Date, or as of the applicable Assignment Effective Date, or as of the date of the Joinder Agreement pursuant to which such Lender becomes a Lender hereunder that (i) it is an Eligible Assignee described in clause (a) of the definition thereof and is not a Person excluded from such definition pursuant to the proviso to such definition; (ii) it has experience and expertise in the making of and/or investing in loans such as the Loans; and (iii) it will make its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal or state securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement or, if applicable, a Settlement Confirmation shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement or, if applicable, Settlement Confirmation are incorporated herein by this reference.
     H. Subject to Gaming Authorities. Notwithstanding anything to the contrary in this Section 10.1, the rights of the Lenders to make assignments of, and grant participations in, any or all of its Commitments or any Loan or Letter of Credit made or issued by it, or any interest therein, herein or in any other Obligations owed to any such Lender, shall be subject to the approval of any applicable Gaming Authorities, to the extent required by law and to the extent failure to obtain such approval could jeopardize the Gaming License or any other gaming licenses of the Company or any of its parents or Affiliates.
     10.2 Expenses.
     Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for the Loan Parties (including any opinions requested by Lenders as to any legal matters arising hereunder) and of the Company’s and the Borrower’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Arrangers, the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Co-Syndication Agents in connection with the negotiation, preparation, execution and administration of the Loan Documents (subject to the terms of the separate letter outlining the payment of legal fees and costs and expenses) and the reasonable legal, engineering and other fees, expenses and disbursements of counsel to the Administrative Agent, the Collateral Agent and the Disbursement Agent in connection with any consents, amendments, waivers or other modifications to any Loan Documents (whether or not effective or executed) and any other documents or matters requested by the Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Collateral Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and reasonable fees, expenses and disbursements of counsel to the Agents and of counsel providing any opinions that the Administrative Agent, Collateral Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Administrative Agent, Collateral Agent, Disbursement Agent or their respective counsel) of obtaining and reviewing any appraisals provided for under any Loan Documents, any environmental audits or reports provided for under subsection 6.7D; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by the Agents in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Agents and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Loan Document) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.
     10.3 Indemnity.
     In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, each of the Company and the Borrower agrees to defend (subject to the Company’s selection of counsel with the consent of the Indemnitee, which shall not be unreasonably withheld), indemnify, pay and hold harmless the Administrative Agent, the Collateral Agent, the Disbursement Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Arrangers and Lenders and the officers, directors, employees, agents, sub-agents, trustees, advisors and affiliates of the Administrative Agent, the Collateral Agent, the Disbursement Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Arrangers and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that each of the Company and the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction (but this provisions shall not limit, negate or impair in any way the obligations of any Loan Party to all other Indemnitees); provided further that in no event shall any Loan Party make any claim against any Indemnitee for any special, indirect, consequential or punitive damages in connection with, arising out of or in any way related to the transactions contemplated hereby or under the other Loan Documents.
     As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) any Operative Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), (ii) the statements contained in the engagement or commitment letter delivered by any Lender to the Borrower or the Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries.
     To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
     10.4 Set-Off; Security Interest in Deposit Accounts.
     In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or the Excluded Bank Accounts and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. The Borrower hereby further grants to the Collateral Agent and each Lender a security interest in all deposits and accounts (other than any trust accounts or the Excluded Bank Accounts) maintained with the Collateral Agent or such Lender as security for the Obligations.
     10.5 Ratable Sharing.
     The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s Lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s Lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     10.6 Amendments and Waivers.
     A. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or other Loan Documents (other than the Consents), and no consent to any departure by the Loan Parties therefrom, shall in any event be effective without the written concurrence of Requisite Lenders (or the Co-Syndication Agents or the Administrative Agent only if this Agreement or such Loan Document expressly so provides); provided:
     (i) that no amendment, modification, termination, waiver or consent shall, unless approved in writing and signed by the Borrower, the Company and all the Lenders, do any of the following: reduce or forgive the principal of, or interest on, the Loans or any fees hereunder (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E); unless expressly permitted by any Loan Document, permit any Loan Party to assign or delegate any of its rights or Obligations under the Loan Documents (other than the Gaming Concession Consent and any Land Concession Consents, the assignment or delegation of rights under which are governed by the provisions of subsection 7.13E); change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (it being understood that, with the consent of Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in “Pro Rata Share” and “Requisite Lenders” on substantially the same terms as the Term Loan Commitments and the Term Loans and the Revolving Loan Commitments and the Revolving Loans); change in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpone any date fixed for the payment in respect of principal of, or interest on, the Loans or any fees hereunder; release any Lien granted in favor of the Collateral Agent with respect to 25% or more in fair market value of the Collateral other than in accordance with the terms of the Loan Documents (it being understood that the granting of additional Liens on Collateral is not a release of a Lien on such Collateral); release any Guarantor from its obligations under the Guaranty, other than in accordance with the terms of the Loan Documents; or change in any manner the provisions contained in subsections 9.1, 10.5, 10.6 or 2.4C(iii) (provided, that with respect to subsection 2.4C(iii), only the consent of each Lender adversely affected thereby shall be required).
     (ii) that no amendment, modification, termination, waiver or consent shall, unless approved in writing and signed by the Borrower and the Requisite Class Lenders of each Class, do any of the following: alter the required application of any repayments or prepayments as between Facilities pursuant to Section 2.4 without the consent of the Requisite Class Lenders of each Facility which is being allocated a lesser repayment or prepayment as a result thereof (provided, the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Facilities, of any portion of such prepayment which is still required to be made is not altered); or amend the definition of “Requisite Class Lenders” (provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date);
     (iii) that any such amendment, modification, termination, waiver or consent which increases the amount of the Commitment for any Lender shall be effective only if evidenced by a writing signed by or on behalf of such Lender;
     (iv) that any release of Liens on Collateral granted to the Collateral Agent with respect to less than 25% in fair market value of the Collateral shall only require the consent of the Requisite Lenders and the Collateral Agent; and
     (v) that no amendment, modification, termination, waiver or consent shall, unless approved in writing and signed by the Borrower and the Requisite Sub-Class Lenders of each Sub-Class, do any of the following: alter the required application of any repayments or prepayments as between Sub-Classes pursuant to Section 2.4 without the consent of the Requisite Sub-Class Lenders of each Sub-Class which is being allocated a lesser repayment or prepayment as a result thereof (provided, the Requisite Lenders may amend, modify, terminate or waive, or consent to any departure from, in whole or in part, any prepayment so long as the application, as between Sub-Classes, of any portion of such prepayment which is still required to be made is not altered in a manner adverse to any Sub-Class); or amend the definition of “Requisite Sub-Class Lenders” (provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Sub-Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans, as applicable, are included on the Closing Date).
     B. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note except that to the extent such amendment, modification, termination or waiver would not otherwise require the consent of all Lenders, only the holder of such Note or Notes up to the amount constituting Requisite Lenders shall be required hereunder, (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent, (iv) no amendment, modification, termination or waiver of any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans shall be effective without the written concurrence of the Swing Line Lender, and (v) no amendment, modification, termination or waiver of Section 2.5 as it relates to the requirement to use Loan proceeds for Non-Casino Project costs shall be effective without the written concurrence of a majority of the Lenders of the Sub-Class providing such Loans.
     C. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.
     D. Notwithstanding the foregoing, if any Lender does not agree to any amendment hereunder requiring the consent of all Lenders and consented to by Lenders having or holding at least a majority of the sum of the aggregate Loans and unused Commitment of all Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 10.1, including as a condition precedent to such assignment, (i) Administrative Agent’s consent to the assignee unless not otherwise required by subsection 10.1 and (ii) payment by the Borrower of the registration fee set forth in subsection 10.1B(i), if applicable), all such Lender’s interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and accrued fees and all other Obligations and other amounts payable to it hereunder (including amounts payable pursuant to Section 2.6D) from the assignee or the Borrower and (ii) such assignment (together with any other assignments pursuant to this Section 10.6D or otherwise) will result in such amendment being approved.
     10.7 Certain Matters Affecting Lenders.
     (a) If (i) the Nevada Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Regulations or (ii) any other gaming authority with jurisdiction over the gaming business of the Company shall determine that any

Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Administrative Agent or the Company shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) which may be any Lender or Lenders or any other Eligible Assignee (including an Affiliate of the Company that qualifies as an Eligible Assignee, and subject to the prohibition on voting rights established in the definition thereof) that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender is an Eligible Assignee. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. The Company shall bear the costs and expenses of any Lender required by any Nevada Gaming Authority to file an application for a finding of suitability in connection with the investigation of an application by the Company for a license to operate a gaming establishment, in connection with such application for a finding of suitability.
     (b) Notwithstanding the provisions of subsection 10.7(a) or any other provision hereof, if any Lender becomes a Former Lender, and if the Administrative Agent or the Company fail to find a Substitute Lender pursuant to subsection 10.7(a) within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the outstanding principal amount of Loans made by such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period.
     10.8 Independence of Covenants.
     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.
     10.9 Notices.
     Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to the Administrative Agent shall not be effective until received; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to subsection 9.2F hereto as designated by the Administrative Agent from time to time. For the purposes hereof, the address of each party hereto shall be (i) as to the Borrower, the Administrative Agent or any Co-Syndication Agent, the Swing Line Lender or the Issuing Lender, set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other Lender, such other address as set forth on Schedule 2.1 or as shall be designated by such party in a written notice delivered to the Administrative Agent.

     Any notice given under or in connection with any Loan Document must be in English or accompanied by an English translation. All other documents provided under or in connection with any Loan Document must be in English or, if not in English, and if so required by the relevant Agent, accompanied by a certified English translation and, in this case, except with respect to the Foreign Security Agreements, the English translation shall prevail unless the document is a constitutional, statutory or other official document.
     10.10 Survival of Representations, Warranties and Agreements.
     A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.
     B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in subsections 2.6D, 2.7, 3.6, 10.2, 10.3, 10.4, 10.18, 10.19 and 10.24 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.19 and 10.20 shall survive the payment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.
     10.11 Failure or Indulgence Not Waiver; Remedies Cumulative.
     No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     10.12 Marshalling; Payments Set Aside.
     Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent for the benefit of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

     10.13 Severability.
     In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.14 Obligations Several; Independent Nature of Lenders’ Rights.
     The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments or representations of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, subject to the third sentence of subsection 9.6 and it shall not be necessary for any Lender to be joined as an additional party in any proceeding for such purpose.
     10.15 Headings.
     Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
     10.16 Applicable Law.
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     10.17 Successors and Assigns.
     This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to subsection 10.1). Neither the Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all Lenders.
     10.18 Consent to Jurisdiction and Service of Process.
     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY OR THE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN THE CONSENTS), OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF

NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY AND THE BORROWER, FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, IRREVOCABLY
(I) ACCEPT GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(II) WAIVE ANY DEFENSE OF FORUM NON CONVENIENS;
(III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWER OR THE COMPANY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SUBSECTION 10.9 OR TO SUCH PERSON’S AGENT FOR SERVICE OF PROCESS SET FORTH IN SUBSECTION 4.1Q;
(IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE COMPANY AND THE BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;
(V) AGREE THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE COMPANY OR THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND
(VI) AGREE THAT THE PROVISIONS OF THIS SUBSECTION 10.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.
     10.19 Waiver of Jury Trial.
     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING

THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     10.20 Confidentiality.
     Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking or investment practices, it being understood and agreed by the Borrower that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any pledgee referred to in subsection 10.1E, or any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein (provided that such pledgee, assignee, transferee or participant agrees to also be bound by this subsection 10.20), or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Instrumentality or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by the Parent or any of its Subsidiaries. For purposes of this paragraph, “non-public information” shall not include information that is not acquired from the Borrower or any of its Subsidiaries or Affiliates (or Persons acting on behalf of or retained by the Borrower or any of its Subsidiaries or Affiliates), Persons retained by or acting on behalf of the Arrangers, Agents and/or Lenders in connection with this Agreement and the transactions contemplated hereby or Persons known by such Lender to be under an obligation of confidentiality to the Borrower (it being understood that the Agents, Arrangers, Lenders and their respective Affiliates shall be under an obligation of confidentiality).
     10.21 Counterparts; Effectiveness.
     This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective as of the date hereof.

     10.22 USA Patriot Act.
     Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
     10.23 Electronic Execution of Assignments.
     The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.24 Judgment Currency.
     The obligations of the Borrower hereunder and under the other Loan Documents to make payments in Dollars or in Macau Patacas, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the equivalent in such Obligation Currency of such amount (determined by the Administrative Agent pursuant to Section 1.4 using the applicable Exchange Rate with respect to such Obligation Currency), in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
     If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
     For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

     10.25 English.
     The English language shall be the only official and recognized language of this Agreement. If for any reason a translation of this Agreement is required, such translation shall in the event of any dispute be secondary to the original English version which shall take precedence.

     10.26 Gaming Authorities.
     The Arrangers, the Administrative Agent and each Lender agree to cooperate with the Macau Gaming Authority and any other applicable gaming authorities in connection with the administration of their regulatory jurisdiction over the Company and its Subsidiaries, including to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by the Macau Gaming Authority or any other gaming authority relating to the Arrangers, the Administrative Agent or any of the Lenders, or the Company or any of its Subsidiaries, or to the Loan Documents. Notwithstanding any other provision of the Agreement, the Borrower expressly authorizes each Agent and Lender to cooperate with the Macau Gaming Authority and such other gaming authorities as described above.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

VML US FINANCE LLC

By:	/s/ Bradley K. Serwin
Name: Bradley K. Serwin
Title: Secretary and General Counsel
Notice Address:
VML US Finance LLC
Avenida Xian Xing Hai
Edf. Zhu Kuan, 11th Floor
Block I-K, Nape
Macao SAR
With a copy to
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, NV 89109
Attn: General Counsel

VENETIAN MACAU LIMITED

By:	/s/ Bradley K. Serwin
Name: Bradley Kessel Serwin
Title: Authorized Representative
Notice Address:
VML US Finance LLC
Avenida Xian Xing Hai
Edf. Zhu Kuan, 11th Floor
Block I-K, Nape
Macao SAR
With a copy to
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, NV 89109
Attn: General Counsel

LENDERS:

THE BANK OF NOVA SCOTIA,
as Swing Line Lender, Issuing Lender, a Lender and the Administrative Agent

By:	/s/ Chris Osborn
Name: Chris Osborn
Title: Managing Director

Notice Address:

The Bank of Nova Scotia
580 California Street, Suite 2100
San Francisco, California 94104
Attention: Alan Pendergast
Telefax: (415) 397-0791

With copy to:
The Bank of Nova Scotia
600 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: Hilma Gabbidon/Vicki Gibson
Telefax: (404) 888-8998

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as a Lender, an Arranger and a Co-Syndication Agent

By:	/s/ William W. Archer
Name: William W. Archer
Title: Managing Director

Notice Address:

Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Elizabeth Fischer
Telephone: (212) 902-1021
Facsimile: (212) 902-3000

LEHMAN BROTHERS INC.,
as an Arranger and a Co-Syndication Agent

By:	/s/ Laurie Perper Name: Laurie Perper
Title: Senior Vice President

Notice Address:

Lehman Brothers Inc.
745 Seventh Avenue, 5th Floor
New York, NY 10019
Attention: Nancy Wong
Telephone: (212) 526-6560
Facsimile: (212) 520-0450

CITIGROUP GLOBAL MARKETS, INC.,
as an Arranger and a Co-Syndication Agent

By:	/s/ Stephen P. Cunningham
Name: Stephen P. Cunningham
Title: Managing Director

Notice Address:

Citigroup Global Markets, Inc.
388 Greenwich Street, 21st Floor
New York, NY 10013
Attention: John Judge
Telephone: (212) 816-1886
Facsimile: (212) 816-8084

BANCO NACIONAL ULTRAMARINO, S.A.,
as Co-Documentation Agent and as a Lender

By:	/s/ Herculano de Sousa
Name: Herculano de Sousa
Title: Chief Executive Officer

By:	/s/ Artur Santos
Name: Artur Santos
Title: Executive Director

SUMITOMO MITSUI BANKING CORPORATION,
as Co-Documentation Agent and as a Lender

By:	/s/ David Buck
Name: David Buck
Title: Senior Vice President

LEHMAN COMMERCIAL PAPER INC.,
as a Lender

By:	/s/ Laurie B. Perper
Name: Laurie B. Perper
Title: Authorized Signatory

Notice Address:

Lehman Commercial Paper Inc.
745 Seventh Avenue, 5th Floor
New York, NY 10019
Attention: Nancy Wong
Telephone: (212) 526-6560
Facsimile: (212) 520-0450

CITIBANK, N.A.,
as a Lender

By:	/s/ Barbara Ma Name: Barbara Ma
Title: Director, Head of Real Estate Division

Notice Address:

Citibank, N.A. Hong Kong Branch
45/F Citibank Tower
Citibank Plaza
3 Garden Road
Central
Hong Kong
Attention: Barbara Ma/Derek Tse/Ken Tsui
Telephone: (852) 2868-6662
(852) 2868-8737
(852) 2868-6339
Facsimile: (852) 2868-6355

Bayerische Hypo-und Vereinsbank AG,
Hong Kong Branch
as a Lender

By: Name:	/s/ Kate Cheung Kate Cheung
Title:	Associate Director

By:	/s/ Edmond Chan
Name:	Edmond Chan
Title:	Associate Director

JPMORGAN CHASE BANK, N.A.
as a Lender

By: Name:	/s/ Donald Shokrian Donald Shokrian
Title:	Managing Director

MORGAN STANLEY BANK,
as a Lender

By: Name:	/s/ Daniel Twenge Daniel Twenge
Title:	Vice President

BANK OF SCOTLAND
as a Lender

By: Name:	/s/ Karen Weich Karen Weich
Title:	Assistant Vice President

COMMERZBANK AG, New York and Grand Cayman Branches
as a Lender

By:	/s/ Christian Lagenberg

Name:	Christian Lagenberg
Title:	SVP and Manager

By:	/s/ Karla Wirth
Name:	Karla Wirth
Title:	AVP

United Overseas Bank Limited
as a Lender

By:	/s/ CHOW Yew Hon
Name:	CHOW Yew Hon
Title:	First Vice President

UBS LOAN FINANCEF LLC,
as a Lender

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

Merrill Lynch Capital Corporation
as a Lender

By:	/s/ Michael O’Brien
Name:	Michael O’Brien
Title:	Vice President

Allied Irish Banks P.L.C.
as a Lender

By:	/s/ Bruce Thompson
Name:	Bruce Thompson
Title:	Head of Corporate Banking Asia Pacific

By:	/s/ Aldan Flynn
Name:	Aldan Flynn
Title:	Associate

Banco Comercial de Macau, S.A.
as a Lender

By:	/s/ Guerreiro da Costa, Leonel Leonardo
Name:	Guerreiro da Costa, Leonel Leonardo
Title:	Executive Director

By:	/s/ Sam Tou
Name:	Sam Tou
Title:	Senior Deputy General Manager

Banco Espirito Santo do Oriente, S.A.
as a Lender

By:	/s/ Francisco Fernando Frederico
Name:	Francisco Fernando Frederico
Title:	Chief Accountant

By:	/s/ Carlos Jose Naseimento Magalhaes Freire
Name:	Carlos Jose Naseimento Magalhaes Freire
Title:	Deputy Chief Executive Officer

HANA BANK, HONG KONG BRANCH
as a Lender

By:	/s/ Hyung-Joon Park
Name:	Hyung-Joon Park
Title:	General Manager

Oversea-Chinese Banking Corporation Limited,
as a Lender

By:	/s/ Tan Ngiap Joo
Name:	Tan Ngiap Joo
Title:	Deputy President

China Development Industrial Bank
as a Lender

By:	/s/ James Chao-Ming Meng
Name:	James Chao-Ming Meng
Title:	Senior Executive Vice President/Banking Dept.

Industrial Bank of Taiwán, Offshore Banking Unit,
as a Lender

By:	/s/ Sophia Chung
Name:	Sophia Chung
Title:	Senior Vice President

The International Commercial Bank of China,
Offshore Banking Branch
as a Lender

By:	/s/ Ying-Ying Chang
Name:	Ying-Ying Chang
Title:	Executive Vice President & General Manager

The International Commercial Bank of China,
New York Agency
as a Lender

By:	/s/ Nae Yee Lung
Name:	Nae-Yee Lung
Title:	Executive Vice President & General Manager

For and on behalf of
The Bank of East Asia, Limited

as a Lender

By:	/s/ Christine Wong/ William Chu
Name:	Christine Wong / William Chu
Title:	Section Head & Senior / Department Head
Business Manager

The Shanghai Commercial and Savings Bank, Ltd.
Offshore Banking Branch
as a Lender

By:	/s/ Jordan Kuo
Name:	Jordan Kuo
Title:	Deputy Executive Vice President

CITIC Ka Wah Bank Limited, Macau Branch
as a Lender

By:	/s/ Simon Wong
Name:	Simon Wong
Title:	Branch Manager

INDUSTRIAL AND COMMERCIAL BANK OF
CHINA LIMITED, MACAU BRANCH,
as a Lender

By:	/s/ Mr. Alfie Lau
Name:	Mr. Alfie Lau
Title:	Deputy General Manager

Moscow Norodny Bank Limited, Singapore
as a Lender

By:	/s/ Chua Hung Meng
Name:	Chua Hung Meng
Title:	Senior Manager

By:	/s/ Shirley Tan
Name:	Shirley Tan
Title:	Senior Manager

Taishin International Bank Co. Ltd.
as a Lender

By:	/s/ C. Chung
Name:	C. Chung
Title:	Not given